Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

COREWEAVE, INC,

MIAMI MERGER SUB I, INC.,

and

CORE SCIENTIFIC, INC.

dated as of July 7, 2025

i

Section 10.10.	Notices	103
Section 10.11.	Severability	105
Section 10.12.	Specific Performance	105

Exhibit A – Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation

Exhibit B – Form of Company Tax Opinion Representation Letter

Exhibit C – Form of Parent Tax Opinion Representation Letter

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 7, 2025, by and among CoreWeave, Inc. (“Parent”), a Delaware corporation, Miami Merger Sub I, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Core Scientific, Inc., a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the board of directors of Parent (the “Parent Board”) and the board of directors of the Company (the “Company Board”) each propose to effect a transaction pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned Subsidiary of Parent (the “Merger”) and pursuant to which each share of common stock of the Company, $0.00001 par value per share (the “Company Common Stock”), outstanding at the Effective Time will be converted into the right to receive a number of newly issued, fully paid and non-assessable shares of Class A common stock of Parent, $0.000005 par value per share (the “Parent Class A Common Stock”), equal to the Exchange Ratio, as more fully provided in this Agreement;

WHEREAS, the Company Board has unanimously (i) determined that this Agreement and the Contemplated Transactions on the terms and subject to the conditions set forth herein are advisable, fair to and in the best interests of the Company and its stockholders (the “Company Stockholders”), (ii) approved and deemed advisable the execution and delivery of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Contemplated Transactions, including the Merger and (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company Stockholders and resolved to recommend that the Company Stockholders approve the Merger and adopt this Agreement (the “Company Board Recommendation”);

WHEREAS, the Parent Board has unanimously (i) determined that this Agreement and the Contemplated Transactions on the terms and subject to the conditions set forth herein are advisable and in the best interests of Parent and its stockholders (the “Parent Stockholders”) and (ii) approved and deemed advisable the execution and delivery of this Agreement, the performance by Parent of its covenants and agreements contained herein and the consummation of the Contemplated Transactions, including the Merger and the issuance of shares of Parent Class A Common Stock, the New Tranche 1 Warrants (as defined below) and the New Tranche 2 Warrants (as defined below), in each case in connection therewith;

WHEREAS, the board of directors of Merger Sub (the “Merger Sub Board”) has (i) unanimously determined that this Agreement and the Contemplated Transactions on the terms and subject to the conditions set forth herein are advisable and in the best interests of Merger Sub and its sole stockholder, (ii) unanimously approved and deemed advisable the execution and delivery of this Agreement, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Contemplated Transactions, including the Merger, and (iii) recommended that Parent, as the sole stockholder of Merger Sub, adopt this Agreement and approve the Contemplated Transactions, including the Merger; and

WHEREAS, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code (as defined below) and the Treasury Regulations (as defined below), and that this Agreement will be a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a).

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Certain Definitions. For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means any agreement with the Company that is either (a) in effect as of the execution and delivery of this Agreement or (b) executed, delivered and effective after the execution and delivery of this Agreement, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and Representatives) that receive information of, or with respect to, the Company or any of its Subsidiaries to keep such information confidential, subject to customary exceptions; provided, however, that, in each case, (i) the provisions contained therein are no less favorable in the aggregate to the Company and no less restrictive on the Company’s counterparty (and its Affiliates and representatives) than the terms of the Non-Disclosure Agreement (but, for the avoidance of doubt, such confidentiality agreement need not contain a “standstill” or similar obligation), and (ii) such agreement does not contain any provision that prohibits the Company from satisfying its obligations to provide disclosure to Parent pursuant to Section 7.04.

“Acquisition Proposal” means any bona fide indication of interest, inquiry, proposal or offer, whether or not in writing, from any Person (other than Parent or any of its Subsidiaries), relating to any transaction or series of related transactions (other than the transactions set forth on Section 1.01(a) of the Company Disclosure Letter) involving the (a) direct or indirect acquisition or purchase of a business or assets that constitutes twenty percent (20%) or more of the consolidated net revenues, net income or the assets (based on the fair market value thereof) of the Company and its Subsidiaries, taken as a whole, (b) direct or indirect issuance, acquisition or purchase of twenty percent (20%) or more of any class of equity securities, capital stock or voting securities (or any equity securities convertible into or exchangeable or redeemable for any such equity securities, capital stock or voting securities) of the Company or any of its Subsidiaries whose business or assets constitute twenty percent (20%) or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (c) tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person (other than Parent or any of its Subsidiaries) or group beneficially owning 20% or more of any class of equity securities, capital stock or voting securities of the Company (or any equity securities convertible into, or exchangeable or redeemable for, any such equity or voting securities), (c)

merger, consolidation, amalgamation, restructuring, transfer of assets or other business combination, joint venture, liquidation, dissolution, sale of shares of capital stock, share exchange, recapitalization or other similar transaction involving the Company or any of its Subsidiaries that if consummated would result in any Person (other than Parent or any of its Subsidiaries) acquiring businesses or assets that constitute twenty percent (20%) or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole or (d) any combination of the foregoing of clauses (a) through (c).

“Action” means any claim, controversy, charge, cause of action, complaint, demand, audit, dispute, examination, mediation, action, suit, arbitration, investigation, litigation, subpoena, enforcement action or other legal proceeding (including any civil, criminal, administrative, regulatory, appellate or other legal proceeding), whether at equity or at law, in contract, in tort or otherwise.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” mean the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Antitrust Laws” mean the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act, state antitrust laws, and all other applicable Laws (including non-U.S. Laws), and rules and regulations promulgated thereunder, issued by a Governmental Body that are designed or intended to preserve or protect competition; prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position; or prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which commercial banks are authorized or required by applicable law to close in New York, New York.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company 2029 Convertible Notes” means the Company’s 3.00% Convertible Senior Notes due 2029 issued under the Company 2029 Notes Indenture.

“Company 2029 Notes Indenture” means that certain Indenture, dated August 19, 2024, between the Company and U.S. Bank Trust Company, National Association, as Trustee, as amended, restated, supplemented or otherwise modified from time to time, governing the terms of the Company 2029 Convertible Notes.

“Company 2031 Convertible Notes” means the Company’s 0.00% Convertible Senior Notes due 2031 issued under the Company 2031 Notes Indenture.

“Company 2031 Notes Indenture” means that certain Indenture, dated December 5, 2024, between the Company and U.S. Bank Trust Company, National Association, as Trustee, as amended, restated, supplemented or otherwise modified from time to time, governing the terms of the Company 2031 Convertible Notes.

“Company Balance Sheet Date” means March 31, 2025.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Convertible Notes” means, collectively, the Company 2029 Convertible Notes and the Company 2031 Convertible Notes.

“Company CVR Agreement” means that certain Contingent Value Rights Agreement, dated as of January 23, 2024, by and between the Company and Computershare Inc. and its affiliate, Computershare Trust Company, N.A.

“Company Employee” means each individual who is an employee of the Company or its Subsidiaries as of the relevant time.

“Company Equity Plans” means the Company 2024 Stock Incentive Plan, the Company 2021 Equity Incentive Plan and the Company 2018 Omnibus Incentive Plan.

“Company ESPP” means the Company’s 2021 Employee Stock Purchase Plan, as amended.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 4.01 (Organization and Corporate Power) (solely with respect to the first, fourth and fifth sentences thereof); Section 4.02 (Authorization; Valid and Binding Agreement); Section 4.03(c) (other than the third and fourth sentences thereof) and Section 4.03(e) (Capital Stock); Section 4.04(b) (Subsidiaries); Section 4.05 (No Breach) (solely with respect to clause (a) thereof); Section 4.25 (Brokerage); Section 4.27 (No Rights Agreement); and Section 4.28 (Fairness Opinion).

“Company Fundamental Representations – De Minimis” means the representations and warranties of the Company set forth in Section 4.03(a), Section 4.03(b) and the third and fourth sentences of Section 4.03(c) (Company Capital Stock).

“Company Material Adverse Effect” means any change, effect, event, circumstance, occurrence, state of facts or development, that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, other than any change, effect, event, circumstance, occurrence, state of facts or development to the extent related to or resulting from: (i) general business or economic conditions affecting the industry in which the Company and its Subsidiaries operate; (ii) acts of god, weather conditions or environmental events and natural disasters (including any earthquakes, floods, hurricanes, tropical storms, fires, or other natural disasters), health emergencies, pandemics or epidemics (or the escalation of any of the foregoing) and any governmental or industry responses thereto; (iii) political or geopolitical conditions (including tariffs and sanctions), the occurrence or the escalation or worsening of any military or terrorist actions or cyberterrorism (including cyberterrorism data breaches), civil or political unrest, acts of war, hostilities or sabotage; (iv) changes in general economic, financial or market conditions, including changes in the artificial intelligence, financial, banking, currency, bitcoin, bitcoin mining, cryptocurrency, electricity, energy, power or securities markets and changes in cryptocurrency prices, commodity prices and regulatory, legislative or political conditions; (v) changes in the prices of commodities, bitcoin or other digital assets after the date hereof; (vi) changes in GAAP after the date hereof; (vii) changes in Laws or Orders after the date hereof; (viii) changes in the Company’s stock price or the trading volume of the Company’s stock or any change in the credit rating of the Company (provided, that, the underlying causes of any such change, to the extent not otherwise excluded from the definition of a Company Material Adverse Effect, may be taken into consideration when determining whether a Company Material Adverse Effect has occurred); (ix) the failure of the Company to meet internal or analysts’ expectations, projections or results of operations (provided, that, the underlying causes of such failure to meet expectations, projections or results of operations, to the extent not otherwise excluded from the definition of a Company Material Adverse Effect, may be taken into account in determining whether there has been a Company Material Adverse Effect); (x) any material adverse effect on the business, assets, results of operations or financial condition of Parent or its Subsidiaries and any impact thereof on the Company or its Subsidiaries; (xi) breaches or threatened breaches by Parent or any of its Subsidiaries of any commercial Contract with the Company or any of its Subsidiaries; (xii) the execution or delivery of this Agreement, the announcement of this Agreement or the Contemplated Transactions, the identity of the Parties or the taking of any action required by this Agreement, including the impact of any of the foregoing on the relationships of the Company or any of its Subsidiaries with Governmental Bodies, customers, suppliers, power providers, utility companies, contractors, partners, officers, employees or other business relations (it being understood that this clause (xii) shall not apply to a breach of the representations and warranties set forth in Sections 4.02, 4.05, 4.06, 4.15(i) or the first sentence of 4.18(e) or the accuracy of such representations and warranties for the purposes of the closing condition set forth in Section 8.02(a)); (xiii) Transaction Litigation (provided, that, the underlying causes of any such litigation, to the extent not otherwise excluded from the definition of a Company Material Adverse Effect, may be taken into consideration when determining whether a Company Material Adverse Effect has occurred) and (xiv) any action (1) expressly required by this Agreement, (2) taken by the Company or any of the Company Subsidiaries with Parent’s written consent, to the extent the consequences thereof are reasonably foreseeable, or taken at Parent’s written request or (3) any failure by the Company or any of the Company Subsidiaries to take any action as a result of Parent’s or any of Parent’s Subsidiaries’ failure or delay in providing consent, to the extent such failure or delay in providing consent would reasonably be expected to have a materially adverse effect on the Company or its Subsidiaries; provided, however, that if any change, effect, event, circumstance, occurrence, state of facts or development described in any of clauses (i) through (vii) has or has had a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate, then the incremental disproportionate adverse effect (and only the incremental disproportionate adverse effect) may be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company Option” means an option to purchase shares of Company Common Stock granted pursuant to a Company Equity Plan.

“Company Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Plan” means a Plan that the Company or any of its Subsidiaries is a party to, sponsors, maintains, contributes to, or is obligated to contribute to, in each case, for the benefit of any current or former employee, officer, individual independent contractor or director of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any Liability. For clarity, “Company Plans” includes “Company Equity Plans.”

“Company Preferred Stock” means the preferred stock of the Company, par value $0.00001 per share.

“Company PSU Award” means each Company RSU Award that vests or is earned subject to the achievement of performance conditions.

“Company RSU Award” means each award of restricted stock units representing the right to vest in and be issued shares of Company Common Stock granted pursuant to a Company Equity Plan, other than each Company PSU Award.

“Company Secured Debt Documents” means, collectively, that certain Amended and Restated Equipment Schedule No. 10, dated as of September 18, 2023, by and among ACM ELF ST LLC, Core Scientific, Inc. and Core Scientific Operating Company and made in connection with the Master Equipment Lease Agreement #32109 dated as of June 3, 2021, in each case, as amended, modified, refinanced or replaced from time to time.

“Company Warrant Agreement” means that certain Warrant Agreement, dated as of January 23, 2024 by and between the Company and Computershare Inc. and its affiliate, Computershare Trust Company, N.A.

“Company Warrants” means the Tranche 1 Warrants and the Tranche 2 Warrants.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Permit).

“Contemplated Transactions” means each of the transactions contemplated by this Agreement, including the Merger.

“Contract” means any agreement, contract, subcontract, lease, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, order form, license, sublicense, commitment or letter of intent, term sheet, indication of interest or similar document or undertaking of any nature, which, in each case, is legally binding upon a party or on any of its Affiliates, in each case excluding any Company Plan.

“CVRs” shall have the meaning set forth in the Company CVR Agreement.

“Data Center Customer Contract” means the primary or base (i) license, lease, sublease or other Contract with any Person pursuant to which the Company or any of its Subsidiaries gives such Person a right to use or occupy space at any Company Real Property or (ii) master service agreement pursuant to which the Company or any of its Subsidiaries provides services to a Person related to such Person’s use or occupancy of space at any Company Real Property, in each case, other than any Contract to which Parent or any of its Subsidiaries or Affiliates is a party.

“Development Contracts” means the development agreements, general contractor contracts, architect contracts, development management agreements, Electric Contracts engineering contracts and all other design, consulting, service or construction contracts, in each case related to the construction or development of a Development Property.

“Digital Assets” means any cryptographic tokens, cryptographic coins, cryptographic currencies or other cryptographic assets.

“DTC” means The Depository Trust Company.

“Electric Contract” means each Contract between the Company or any of its Subsidiaries, on the one hand, and a utility company or electric power provider, on the other hand, that provides for or enables (i) construction, design or engineering of electric infrastructure (including any contributions in aid of construction); (ii) interconnection for purposes of receiving electric service; (iii) purchase of any long-lead electrical equipment; (iv) purchase of electric power or electric energy; or (v) initiation or completion of any studies necessary to determine feasibility of electric service or facilities necessary to provide electric service.

“Environmental Laws” means all Laws and Orders, concerning pollution or protection of the environment or natural resources, the handling, transportation, treatment, storage, distribution, labeling, Release, threatened Release, control or cleanup of any Hazardous Substances, and health and safety (as it relates to exposure to Hazardous Substances, noise, vibration, heat or odor) and all Permits issued or required to be issued thereunder (“Environmental Permits”).

“ERISA Affiliate” means, with respect to any entity, any other entity, trade or business (whether or not incorporated) which is, or has at any relevant time been, treated as a single employer under Section 414 of the Code.

“Exchange Ratio” means 0.1235.

“Excluded Information” means any (1) description of all or any portion of any debt financing, including any “description of notes”, “plan of distribution” and information customarily provided by investment banks or their counsel or advisors in the preparation of an offering memorandum for private placements of non-convertible bonds pursuant to Rule 144A under the Securities Act, (2) risk factors relating to, or any description of, all or any component of any debt financing, (3) historical financial statements or other information required by Rule 3-03(e), 3 03(e), Rule, 3-05, Rule 3-09, Rule 3-10, Rule 3-16, Rule 13-01 or Rule 13-02 of Regulation S-X under the Securities Act; any compensation discussion and analysis or other information required by Item 10, Item 402 and Item 601 of Regulation S-K under the Securities Act or XBRL exhibits; or any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (4) other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A under the Securities Act in a “Rule 144A-for-life” offering, (5) consolidating financial statements, separate Subsidiary financial statements, related party disclosures, or any segment information, including any required by FASB Accounting Standards Codification Topic 280, (6) financial statements or other financial data (including selected financial data) for any period earlier than the year ended December 31, 2023, (7) financial information that the Company does not maintain in the ordinary course of business, (8) information not reasonably available to the Company under its current reporting systems, (9) (x) pro forma financial information or pro forma financial statements or (y) projections or (10) any financial statements whatsoever other than those of the Company that have been publicly filed in its Form 10-K for the fiscal years ended December 31, 2023 and December 31, 2024 and its Form 10-Q for the fiscal quarters ended March 31, 2024, June 30, 2024, September 30, 2024 and March 31, 2025.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“FERC” means the Federal Energy Regulatory Commission, and any successor thereto.

“FPA” means the Federal Power Act and the implementing regulations of FERC thereunder.

“Fraud” means actual and intentional fraud under the common law of Delaware (and shall exclude any claim based on equitable fraud, constructive knowledge, reckless or negligent misrepresentation or any similar theory).

“GAAP” means United States generally accepted accounting principles.

“Governmental Body” means any federal, state, provincial, local, municipal, foreign or other governmental or quasi-governmental authority, including without limitation any arbitrator and applicable securities exchanges, or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“Government Contract” means any Contract for the sale of supplies or services currently in performance or that has not been closed that is between the Company or any of its Subsidiaries, on the one hand, and a Governmental Body, on the other hand, or entered into by the Company or any of its Subsidiaries as a subcontractor at any tier in connection with a Contract between another Person and a Governmental Body.

“Hazardous Substance” means petroleum, polychlorinated biphenyls, asbestos or asbestos-containing materials, radioactive materials, per- and polyfluoroalkyl substances, noise or any hazardous substance as defined in CERCLA or any waste, material or substance that is regulated, defined or designated as dangerous, hazardous, radioactive, explosive, toxic or a pollutant or contaminant under or pursuant to any Environmental Law.

“In the Money Option” means each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time that has a per share exercise price that is less than the Per Company Share Price.

“Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings by such Person: (i) for borrowed money; (ii) evidenced by bonds, debentures, notes or similar instruments; (iii) pursuant to securitization or factoring programs or arrangements; (iv) pursuant to guarantees of any Indebtedness of any other Person (other than between or among such Person and its Subsidiaries); (v) net cash payment obligations of such Person under swaps, options, derivatives and other hedging Contracts or arrangements that will be payable upon termination thereof (assuming termination on the date of determination); (vi) in the form of capital lease obligations of such Person; (vii) in the form of reimbursement obligations of such Person under letters of credit to the extent such letters of credit have been drawn; and (viii) in the form of deferred purchase price of any assets or property, earnout, holdback or similar payments (other than trade payables incurred in the ordinary course of business).

“Indentures” means each of the Company 2029 Notes Indenture and the Company 2031 Notes Indenture.

“Intellectual Property” means any and all intellectual property or similar proprietary rights throughout the world, including any and all of the following, and any and all rights in, arising out of, or associated therewith: (a) patents (including utility and design patents), patent applications (including divisionals, continuations, continuations in part, provisionals, and renewal applications), statutory invention registrations and similar or equivalent rights in inventions and designs, and renewals, reexaminations, substitutions, extensions or reissues thereof (“Patents”); (b) trademarks, service marks, trade dress, trade names, logos and other designations of origin (whether or not registered), the goodwill associated with the foregoing, registrations and applications to register the foregoing, and extensions, modifications and renewals thereof; (c) Internet domain names and social media identifiers, and any goodwill associated therewith; (d) copyrights, copyrightable writings and any other equivalent rights in works of authorship (whether or not registered), including rights in databases, data collections and Software, registrations and applications for registration of the foregoing, and renewals, reversions, restorations, derivative works or extensions of any of the foregoing, now or hereafter provided by applicable Law, regardless of the medium of fixation or means of expression; (e) trade secrets and industrial secret rights, rights in know-how, data, confidential or proprietary business or technical information, including formulae, concepts, methods, techniques, source code, documentation, inventions (whether or not patentable), procedures, processes (including manufacturing and production processes), algorithms, schematics, drawings, blueprints, manuals, specifications, prototypes, models, designs, customer lists and supplier lists, financial and marketing plans, and pricing and cost information, in each case, that derives independent economic value, whether actual or potential, from not being known to other persons, (collectively, “Trade Secrets””)); (f) other similar or equivalent intellectual property and proprietary rights anywhere in the world; and (g) rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing.

“Intervening Event” means any material event, change, effect, development or occurrence first occurring or arising after the date of this Agreement and prior to the Company Stockholder Approval that (i) was not known or reasonably foreseeable, or the material consequences of which were not known or reasonably foreseeable, to the Company Board as of or prior to the execution of this Agreement and (ii) does not relate to (A) any Acquisition Proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to an Acquisition Proposal, (B) any change in the market price or trading volume of the Company Common Stock or Parent Common Stock (provided, that the underlying cause of such change may be taken into account, to the extent otherwise permitted by this definition), (C) the fact, in and of itself, that the Company or any of its Subsidiaries has met or exceeded any internal or published projections, forecasts, estimates or predictions, revenues, earnings or other financial or operating metrics for any period (provided, that the underlying cause thereof may be taken into account, to the extent otherwise permitted by this definition), (D) any action taken by the Parties pursuant to the affirmative covenants set forth in Section 7.05, or (E) any breach of this Agreement by the Company.

“IT Assets” means any and all computers, Software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and other information technology equipment.

“Knowledge” of the Company or Parent, as applicable, means, with respect to any matter in question, the actual knowledge of any of such Party’s executive officers listed on Section 1.1(b) of the Company Disclosure Letter (such persons, the “Company Knowledge Persons”) or Section 1.01 of the Parent Disclosure Letter (such persons, the “Parent Knowledge Persons”), as applicable, in each case after reasonable inquiry of their direct reports.

“Law” means any foreign or U.S. federal, state or local law (including common law), treaty, statute, code, order, ordinance, Permit, rule, regulation, guidance document or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, and, for the sake of clarity, includes Environmental Laws.

“Liability” means, with respect to any Person, any liability or obligation of that Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of that Person in accordance with GAAP.

“Liens” means any lien, mortgage, security interest, pledge, encumbrance, deed of trust, security interest, claim, lease, sublease, charge, option, preemptive right, right of first refusal, subscription right, easement, servitude, proxy, voting trust or agreement, transfer restriction under any stockholder or similar agreement, encumbrance or restriction, in each case, other than transfer restrictions under applicable securities laws.

“New Tranche 1 Warrants” shall have the meaning set forth in the Company Warrant Agreement.

“New Tranche 2 Warrants” shall have the meaning set forth in the Company Warrant Agreement.

“Order” means any decision, award, writ, judgment, decree, ruling, verdict, injunction, assessment, penalty, or similar order made, issued or entered by, or settlement with, any Governmental Body.

“Organizational Documents” means, with respect to any Person (other than a natural Person), (a) the certificate or articles of incorporation, organization, amalgamation or continuation and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, limited liability agreement, voting agreement, shareholders agreement and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Parent Capital Stock” means the Parent Common Stock and the Parent Preferred Stock.

“Parent Class A Common Stock” means the shares of Class A common stock, par value $0.000005 per share, of Parent.

“Parent Class B Common Stock” means the shares of Class B common stock, par value $0.000005 per share, of Parent.

“Parent Class C Common Stock” means the shares of Class C common stock, par value $0.000005 per share, of Parent.

“Parent Common Stock” means, collectively, the Parent Class A Common Stock, the Parent Class B Common Stock and the Parent Class C Common Stock.

“Parent Developments Properties” means the Company Real Property set forth on Section 1.01(c) of the Company Disclosure Letter.

“Parent Equity Award” means each Parent Option, Parent RSU Award or other equity award issued pursuant to a Parent Equity Plan.

“Parent Equity Plans” means each of Parent’s 2025 Equity Incentive Plan and 2019 Stock Option Plan, as amended.

“Parent Fundamental Representations” means the representations and warranties of Parent set forth in Section 5.01 (Organization and Corporate Power) (solely with respect to the first, fourth and fifth sentences thereof); Section 5.02 (Authorization; Valid and Binding Agreement); Section 5.03(b) (other than the third and fourth sentences thereof) (Parent Capital Stock); the third sentence of Section 5.04(b) (Subsidiaries); and Section 5.05 (No Breach) (solely with respect to clause (a) thereof); and Section 5.13 (Brokerage).

“Parent Fundamental Representations – De Minimis” means the representations and warranties of Parent set forth in Section 5.03(a) and the third and fourth sentences of Section 5.03(b) (Parent Capital Stock).

“Parent Material Adverse Effect” means any change, effect, event, circumstance, occurrence, state of facts or development, that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole, other than any change, effect, event, circumstance, occurrence, state of facts or development to the extent related to or resulting from: (i) general business or economic conditions affecting the industry in which

Parent and its Subsidiaries operate; (ii) acts of god, weather conditions or environmental events and natural disasters (including any earthquakes, floods, hurricanes, tropical storms, fires, or other natural disasters), health emergencies, pandemics or epidemics (or the escalation of any of the foregoing) and any governmental or industry responses thereto; (iii) political or geopolitical conditions (including tariffs and sanctions), the occurrence or the escalation or worsening of any military or terrorist actions or cyberterrorism (including cyberterrorism data breaches), civil or political unrest, acts of war, hostilities or sabotage; (iv) changes in general economic, financial or market conditions, including changes in the artificial intelligence, financial, banking, currency, bitcoin, bitcoin mining, cryptocurrency, electricity, energy, power or securities markets and changes in cryptocurrency prices, commodity prices and regulatory, legislative or political conditions; (v) changes in the prices of commodities, bitcoin or other digital assets after the date hereof; (vi) changes in GAAP after the date hereof; (vii) changes in Laws or Orders after the date hereof; (viii) changes in Parent’s stock price or the trading volume of Parent’s stock or any change in the credit rating of Parent (provided, that, the underlying causes of any such change, to the extent not otherwise excluded from the definition of a Parent Material Adverse Effect, may be taken into consideration when determining whether a Parent Material Adverse Effect has occurred); (ix) the failure of Parent to meet internal or analysts’ expectations, projections or results of operations (provided, that, the underlying causes of such failure to meet expectations, projections or results of operations, to the extent not otherwise excluded from the definition of a Parent Material Adverse Effect, may be taken into account in determining whether there has been a Parent Material Adverse Effect); (x) breaches or threatened breaches by the Company or any of its Subsidiaries of any commercial Contract with Parent or any of its Subsidiaries; (xi) the execution or delivery of this Agreement, the announcement of this Agreement or the Contemplated Transactions, the identity of the Parties or the taking of any action required by this Agreement, including the impact of any of the foregoing on the relationships of Parent or any of its Subsidiaries with Governmental Bodies, customers, suppliers, power providers, utility companies, contractors, partners, officers, employees or other business relations (it being understood that this clause (xi) shall not apply to a breach of the representations and warranties set forth in Sections 5.02, 5.05, 5.06 or the accuracy of such representations and warranties for the purposes of the closing condition set forth in Section 8.03(a)); (xii) Transaction Litigation (provided, that, the underlying causes of any such litigation, to the extent not otherwise excluded from the definition of a Parent Material Adverse Effect, may be taken into consideration when determining whether a Parent Material Adverse Effect has occurred); and (xiii) any action expressly required by this Agreement or any action taken by Parent or any of the Subsidiaries of Parent at the Company’s written request or with the Company’s consent); provided, however, that if any change, effect, event, circumstance, occurrence, state of facts or development described in any of clauses (i) through (vii) has or has had a disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to other participants in the industries in which Parent and its Subsidiaries operate, then the incremental disproportionate adverse effect (and only the incremental disproportionate adverse effect) may be taken into account in determining whether a Parent Material Adverse Effect has occurred.

“Parent 2021 Note Purchase Agreement” means the Note Purchase Agreement, dated as of October 19, 2021, as amended, restated, supplemented or otherwise modified from time to time, among Parent, Magnetar Financial LLC and the lenders named on the Schedule of Lenders attached thereto.

“Parent 2022 Note Purchase Agreement” means the Note Purchase Agreement, dated as of October 17, 2022, as amended, restated, supplemented or otherwise modified from time to time, among Parent and the lenders party thereto.

“Parent Option” means each award granted pursuant to a Parent Equity Plan of an option to purchase shares of Parent Class A Common Stock.

“Parent Preferred Stock” means the preferred stock of Parent, par value $0.000005 per share.

“Parent RSU Award” means each award of restricted stock units representing the right to vest in and be issued shares of Parent Class A Common Stock granted pursuant to a Parent Equity Plan.

“Parent Warrants” means the warrants, as amended, restated, supplemented or otherwise modified from time to time, to purchase Parent Class A Common Stock issued pursuant to the Parent 2022 Note Purchase Agreement.

“PEO Plan” means each Company Plan that is sponsored or maintained by a professional employer organization.

“Per Company Share Price” means (i) the Exchange Ratio multiplied by (ii) the average of the volume weighted average trading prices of Parent Class A Common Stock (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the Parties) on each of the 5 consecutive trading days ending on (and including) the last trading day prior to the date of the Effective Time.

“Permits” means all approvals, authorizations, certificates, clearances, consents, exemptions, franchises, grants, licenses, orders, permits, qualifications, registrations, waivers or other similar authorizations of all Governmental Bodies, including Environmental Permits.

“Permitted Liens” means (a) statutory Liens for Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves are established in the financial statements in accordance with GAAP, (b) mechanics’, carriers’, workers’, repairers’, contractors’, subcontractors’, suppliers’ and similar statutory Liens arising or incurred in the ordinary course of business in respect of the construction, maintenance, repair or operation of assets for amounts which are not delinquent (or which are being contested in good faith by appropriate proceedings), and which are not, individually or in the aggregate, significant, (c) solely with respect to real property, zoning, entitlement, building and other land use regulations or restrictions imposed by a Governmental Body having jurisdiction over the Company Real Property that do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with the Company’s business, (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Company Real Property that do not, individually or in the aggregate, materially impair the operation or use of such real property for the purposes for which it is currently used in connection with the Company’s business, (e) Liens arising under workers’ compensation, unemployment insurance and social security, (f) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents, (g) Liens arising from non-exclusive licenses, covenants not to sue and similar non-exclusive rights granted with respect to Intellectual Property, (h) Liens, encumbrances or imperfections of title which do not secure indebtedness for borrowed money or the deferred purchase price of any assets (or any guarantee thereof) and which do not and would not reasonably be expected to, individually or in the aggregate, materially impair the use of the subject property as used by the Company and its Subsidiaries, (i) Liens affecting the fee interest of any Leased Real Property, (j) non-monetary Liens that do not, individually or in the aggregate, materially interfere with the present use, or materially detract from the value of, the property encumbered thereby, (k) Liens in favor of the Company or any of its Subsidiaries, (l) security deposits and cash collateral securing performance bonds, leases and letters of credit in the ordinary course of business, (m) Liens to be released at or prior to the Closing, (n) leases, subleases, licenses and occupancy agreements by the Company as landlord, sublandlord or licensor as set forth on Section 4.12(b) of the Company Disclosure Letter and (o) Liens, existing as of the date hereof, details which have been made available to Parent, prior to the date hereof, securing obligations under the Company Secured Debt Documents.

“Person” means an individual, a partnership, a corporation, a limited liability company, an unlimited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity or any Governmental Body or any “group” within the meaning of Section 13(d) of the Exchange Act.

“Personal Information” means all data relating to an identified or identifiable natural person (i.e., data that identifies an individual or, in combination with any other information or data, is capable of identifying a natural person) or information that constitutes “personal data”, “personal information” or “personally identifiable information”, or any similar term, as defined in any Privacy Laws applicable to the Company and its Subsidiaries.

“Physical Network” means the fibers and fiber miles owned or leased by the Company or its Subsidiaries with indefeasible rights of use and swaps.

“Plan” means any (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) or (ii) and other plan, policy, program, arrangement or agreement providing for any compensation or benefits, in each case, whether written or unwritten, funded or unfunded, whether or not subject to ERISA and covering one or more Persons, including, without limitation, any stock purchase, stock option, restricted stock, other equity-based, phantom equity, severance, separation, retention, consulting, employment, change in control, bonus, incentive, deferred compensation, pension, retirement, supplemental retirement, health, dental, vision, disability, life insurance, death benefit, health, welfare, vacation, paid time off, leave of absence, employee assistance, legal services, tuition assistance, fringe benefit or other benefit plan, policy, program, arrangement, or agreement.

“Prior Sale Agreement” means any purchase or sale Contract relating to any fee interest real property or leasehold interest in any material Real Property Lease conveyed, transferred, assigned or otherwise disposed of by the Company or any Subsidiary since January 1, 2024.

“Privacy Laws” means any and all applicable Laws relating to the protection or processing of Personal Information, data privacy, cybersecurity or the privacy of electronic communications in any relevant jurisdiction, including, to the extent applicable, the California Consumer Privacy Act of 2018, (as amended by the California Privacy Rights Act of 2020), the EU General Data Protection Regulation 2016/679 of April 27, 2016 and the equivalent thereof under the laws of the United Kingdom.

“PUHCA” means the Public Utility Holding Company Act of 2005 and the implementing regulations of FERC thereunder.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into or through the environment.

“Representative” means the directors, officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives of a party.

“Sanctioned Country” means any country or other territory subject to a comprehensive export, import, financial or investment embargo under any Sanctions Laws, which currently comprise Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic.

“Sanctioned Person” means any Person with whom dealings are restricted or prohibited under any Sanctions Laws, including the Sanctions Laws of the United States, the United Kingdom, the European Union or the United Nations, including (i) any Person identified in any list of Sanctioned Persons maintained by (A) the United States Department of Treasury, Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security or the United States Department of State, (B) His Majesty’s Treasury of the United Kingdom, (C) any committee of the United Nations Security Council, or (D) the European Union, (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country and (iii) any Person directly or indirectly fifty percent (50%) or more owned or controlled by, or acting for the benefit or on behalf of, a Person described in the foregoing clauses (i) or (ii).

“Sanctions Laws” means all applicable Laws concerning economic sanctions, including embargoes, export restrictions, the ability to make or receive international payments, the freezing or blocking of assets of targeted Persons, the ability to engage in transactions with specified Persons or countries or the ability to take an ownership interest in assets of specified Persons or located in a specified country, including any applicable Laws threatening to impose economic sanctions on any person for engaging in proscribed behavior.

“Software” means any and all (a) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, program interfaces, source code, object code, firmware, operating systems and specifications; (b) development and design tools, library functions and compilers; and (c) media, documentation and other works of authorship, including user manuals and training materials, solely to the extent embedded in or necessary to operate the forgoing or on which any of the foregoing is recorded.

“State Commission” has the meaning set forth in 18 C.F.R. § 1.101(k).

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, limited liability company, unlimited liability company or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association, limited liability company, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association, limited liability company or other business entity if such Person or Persons are allocated a majority of partnership, association, limited liability company or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association, limited liability company or other business entity.

“Superior Proposal” means a written Acquisition Proposal (except the references in the definition thereof to “twenty percent (20%)” shall be replaced by “fifty percent (50%)”) made by any Person (other than Parent or any of its Subsidiaries) that the Company Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, and after taking into account the legal, financial, conditional, financing, timing and regulatory aspects of the proposal and the Contemplated Transactions (accounting for any revisions to the terms of the Contemplated Transactions proposed by Parent in response to such Acquisition Proposal as contemplated by Section 7.04(b)), (i) is reasonably likely to be consummated in accordance with its proposed terms if accepted by the Company and (ii) if consummated, would be more favorable, from a financial point of view, to the stockholders (in their capacity as such) of the Company than the Contemplated Transactions.

“Takeover Law” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transaction,” or “business combination” statute or regulation or other similar antitakeover Laws of any Governmental Body.

“Tax” or “Taxes” means any and all federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding (including backup withholding), social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated, or other tax of any kind, including any interest, penalty or addition thereto.

“Tax Proceeding” means any action, suit, proceeding, audit or claim in respect of any Tax or Tax Return.

“Tax Return” means any return, report, statement, information return or other document (including any amendments thereof and any attachments or schedules thereto) required to be filed with any Governmental Body with respect to Taxes.

“Tax Sharing Agreement” means any agreement or arrangement binding the Company or any of its Subsidiaries that provides for the allocation, apportionment, sharing, indemnification or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (other than Tax sharing or indemnification provisions contained in an agreement entered into in the ordinary course of business the primary subject matter of which does not relate to Taxes).

“Taxing Authority” means any Governmental Body responsible for the imposition or collection of any Tax.

“Third Party” means any Person, other than the Company, Parent or any of their respective Affiliates or Representatives acting in their capacity as such.

“Tranche 1 Warrants” shall have the meaning set forth in the Company Warrant Agreement.

“Tranche 2 Warrants” shall have the meaning set forth in the Company Warrant Agreement.

“Transaction Litigation” means any Action (including any class action or derivative litigation) asserted or commenced by, on behalf of or in the name of, against or otherwise involving the Company or Parent or any of their respective Subsidiaries, the Company Board or Parent Board, any committee thereof and/or any of the Company’s or Parent’s directors or officers, each as applicable, relating directly or indirectly to this Agreement, the Merger or any of the Contemplated Transactions or disclosures of a party relating to the Contemplated Transactions, including any such claim or legal proceeding based on allegations that the Company’s or Parent’s entry into this Agreement, as applicable, or the terms and conditions of this Agreement or any of the Contemplated Transactions constituted a breach of the fiduciary duties of any member of the Company Board or Parent Board or any officer of the Company or Parent, each as applicable, except for any Action solely among the Parties or their Affiliates.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

“Valid Right” means a right of ownership, use or occupancy arising under fee title, a leasehold interest, an easement (including arising under a statute or other applicable Law), a Permit, a license, an indefeasible right to use, a colocation right, a co-occupancy right, a conduit right, a pole attachment right, a regeneration site right, an interconnection right or other similar right.

Section 1.02. Other Defined Terms.

The below table lists the sections where the below terms are defined.

Term	Location
Adverse Recommendation Change	7.04(b)
Agreement	Preamble
Anti-Corruption Laws	4.10(f)
Book-Entry Share	3.03
Cancelled Shares	3.01(a)(i)
CERCLA	4.19(a)(iv)
Certificate	3.03
Certificate of Merger	2.03
Claim Expenses	7.07(b)
Closing	2.02
Closing Date	2.02
Company	Preamble
Company 10-K	4.03(e)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Common Stock	Recitals
Company Disclosure Letter	Article IV
Company Knowledge Persons	Definition of Knowledge, 1.01
Company Material Contract	4.14(a)
Company Organizational Documents	4.01
Company Product	Section 4.15(c)
Company Real Property	4.12(c)
Company Real Property Lease	4.12(c)
Company Real Property Leases	4.12(c)
Company SEC Documents	4.07(a)
Company Securities	4.03(c)
Company Software	Section 4.15(g)
Company Stockholder Approval	4.02
Company Stockholders	Recitals
Company Stockholders’ Meeting	7.03(a)
Company Subsidiary Securities	4.04(b)
Confidentiality Agreement	7.01(e)
D&O Claim	7.07(b)
Davis Polk	7.13(a)
Debt Financing Sources	7.22(a)
Development Property	4.12(g)
DGCL	2.01
Effective Time	2.03
Electronic Delivery	10.05
Eligible Shares	3.01(a)(ii)
End Date	9.01(d)(ii)

Enforceability Exceptions	4.02
ERISA	4.18(a)
Exchange Act	4.06
Exchange Agent	3.04(a)
Exchange Fund	3.04(a)
FCPA	4.10(g)
Forum	10.06(b)
HSR Act	4.06
Indemnified Party	7.07(b)
Intended Tax Treatment	7.13(a)
Intentional Breach	9.02
Joint Venture Entities	4.03(e)
Leased Real Property	4.12(c)
Maximum Premium	7.07(c)
Measurement Date	4.03(a)
Merger	Recitals
Merger Consideration	3.01(a)(ii)
Merger Sub	Preamble
Merger Sub Consents	5.02
Merger Sub I Board	Recitals
NASDAQ	4.02
New Plans	7.06(b)
Non-DTC Book-Entry Share	3.04(c)
OECD Convention	4.10(g)
Owned Real Property	4.12(b)
Parent	Preamble
Parent Balance Sheet Date	5.08
Parent Board	Recitals
Parent Class A Common Stock	Recitals
Parent Disclosure Letter	Article V
Parent Knowledge Persons	Definition of Knowledge, 1.01
Parent SEC Documents	5.07(a)
Parent Securities	5.03(b)
Parent Stockholders	Recitals
Parent Subsidiary Securities	5.04
Parties	Preamble
Party	Preamble
Patents	Definition of Intellectual Property, 1.01
Pre-Closing Period	6.01(a)
Pre-Stabilized Property	4.12(e)
Privacy Requirements	4.10(f)
Prohibited Payment	4.10(g)
Property Material Contracts	4.14(a)
Proxy Statement	7.02(a)
Registered IP	4.15(a)
Registration Statement	7.02(a)

Sarbanes-Oxley	4.10(c)
SEC	4.06
Securities Act	4.06
Security Breach	4.15(h)
Significant Subsidiary	5.04
Strategic Direction	7.05(e)
Surviving Corporation	2.01
Surviving Provisions	9.02
Termination Fee	9.03(b)
Trade Control Laws	4.10(h)
Trade Secrets	Definition of Intellectual Property, 1.01
UK Bribery Act	4.10(g)
Wachtell	7.13(a)
WARN	4.20(c)

Section 1.03. Other Definitional Provisions.

(a) All references in this Agreement to “Exhibits”, “Annexes”, “disclosure letters”, “Articles”, “Sections”, “subsections” and other subdivisions refer to the corresponding Exhibits, Annexes, disclosure letters, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement, or in any parenthetical headings following section references, are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof. All references in this Agreement to “days” refer to “calendar days” unless otherwise specified.

(b) Exhibits and disclosure letters to this Agreement are attached hereto and by this reference incorporated herein for all purposes.

(c) The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The words “either,” “or,” “neither,” “nor” and “any” are not exclusive. The word “including” (in its various forms) means including without limitation. References to “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”. All references to “$” and “dollars” shall be deemed to refer to U.S. currency unless otherwise specifically provided.

(d) Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(e) References to any “Law” shall be deemed to refer to such Law as amended from time to time and to any rules or regulations promulgated thereunder as of the referenced time.

(f) This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.

(g) Disclosure of any fact or item in the Company Disclosure Letter or Parent Disclosure Letter with respect to the correspondingly numbered representation, warranty or covenant of the Company or Parent, as applicable, in this Agreement shall be deemed to have been disclosed with respect to any other representation or warranty of the Company or Parent, as applicable, in this Agreement in respect of which the applicability of such disclosure is reasonably apparent on its face. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter or the Parent Disclosure Letter is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material.

ARTICLE II

THE MERGER

Section 2.01. The Merger. Upon the terms and subject to the conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). The Surviving Corporation shall continue to exist under the laws of the State of Delaware, with all of its rights, privileges, immunities, powers and franchises, unaffected by the Merger except as set forth in this Article II. After the Merger, the Surviving Corporation shall be a wholly owned Subsidiary of Parent.

Section 2.02. Closing. The closing of the Merger (the “Closing”) shall take place as soon as practicable (and, in any event, within three (3) Business Days) after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of such conditions) (the date on which the Closing actually occurs, the “Closing Date”), by electronic transmission of documents, or such other date or place as may be mutually agreed upon in writing by the Parties.

Section 2.03. Effective Time. Subject to the provisions of this Agreement, at the Closing, the Parties shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings and recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Parent and the Company in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being referred to herein as the “Effective Time”).

Section 2.04. Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

Section 2.05. Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time and by virtue of the Merger, the certificate of incorporation of the Surviving Corporation shall be amended and restated (other than Articles V through VIII of the existing certificate of incorporation of the Company, which provisions shall not be amended, repealed or otherwise modified by virtue of the Merger and which are included as Articles V through VIII in the amended and restated certificate of incorporation of the Surviving Corporation) to be in the form attached hereto as Exhibit A, until thereafter changed or amended as provided therein or by applicable Law and, in all cases, subject to Section 7.07. The bylaws of the Surviving Corporation shall, at the Effective Time and by virtue of the Merger, be amended to be the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, except that all references therein to Merger Sub shall be deemed to be references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law and, in all cases, subject to Section 7.07.

Section 2.06. Directors and Officers of the Surviving Corporation. From and after the Effective Time, the initial directors and officers of the Surviving Corporation shall be the directors and executive officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Organizational Documents of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

AND BOOK-ENTRY SHARES

Section 3.01. Effect on Capital Stock in the Merger.

(a) Effect on Company Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of shares of capital stock thereof:

(i) each share of Company Common Stock held in treasury or held or owned by the Company, Parent or Merger Sub immediately prior to the Effective Time (collectively, the “Cancelled Shares”) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii) each share of Company Common Stock, other than any Cancelled Shares, outstanding immediately prior to the Effective Time (collectively, the “Eligible Shares”) shall be cancelled and converted into the right to receive a number of fully paid and non-assessable shares of Parent Class A Common Stock equal to the Exchange Ratio (such consideration, the “Merger Consideration”), subject to Section 3.05.

(b) Effect on Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of shares of capital stock thereof, each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation, and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 3.02. Treatment of Company Equity Awards.

(a) Company RSU Awards. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder thereof, each Company RSU Award outstanding immediately prior to the Effective Time shall:

(i) if held by a Specified Individual (as defined below) or a non-employee director of the Company, fully vest and be cancelled and converted automatically into the right to receive (without interest and less applicable Tax withholding) a number of fully paid and non-assessable shares of Parent Class A Common Stock equal to the product (rounded up to the nearest whole number of shares) of (A) the total number of shares of Company Common Stock underlying such Company RSU Award as of immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, which shall be delivered as soon as reasonably practicable following the Closing Date and in no event later than five (5) business days following the Closing Date (or on such later date as is required to comply with Section 409A of the Code); or

(ii) if not covered by Section 3.02(a)(i), shall be canceled and converted into a restricted stock unit award with respect to a number of shares of Parent Class A Common Stock equal to the product (rounded up to the nearest whole number of shares) of (A) the total number of shares of Company Common Stock underlying such Company RSU Award as of immediately prior to the Effective Time, multiplied by (Y) the Exchange Ratio (each a “Parent Rollover RSU Award”), and, except as otherwise expressly provided in this Section 3.02(a)(ii), the contractual obligations in respect of each Parent Rollover RSU Award shall be subject to the same terms and conditions (including, for the avoidance of doubt, vesting schedule and treatment on termination of employment) as were applicable to the corresponding Company RSU Award prior to the Effective Time. “Specified Individual” means each employee of the Company who enters into an agreement with the Company providing for the treatment described in Section 3.02(a)(i) and Section 3.02(b)(i).

(b) Company PSU Awards. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder thereof, each Company PSU Award outstanding immediately prior to the Effective Time shall:

(i) if held by a Specified Individual, vest and be cancelled and converted automatically into the right to receive (without interest and less applicable Tax withholding) a number of fully paid and non-assessable shares of Parent Class A Common Stock equal to the product (rounded up to the nearest whole number of shares) of (A) the total number of shares of Company Common Stock underlying such Company PSU Award as of immediately prior to the Effective Time (which number shall be determined by deeming the applicable performance level to equal 300%), multiplied by (y) the Exchange Ratio, which shall be delivered as soon as reasonably practicable following the Closing Date and in no event later than five (5) business days following the Closing Date (or on such later date as is required to comply with Section 409A of the Code); or

(ii) if not covered by Section 3.02(b)(i), be cancelled and converted into a time-based restricted stock unit award with respect to a number of shares of Parent Class A Common Stock equal to the product (rounded up to the nearest whole number of shares) of (A) the total number of shares of Company Common Stock underlying such Company PSU Award as of immediately prior to the Effective Time (which number shall be determined by deeming the applicable performance level to equal 300%) multiplied by (B) the Exchange Ratio (each a “Parent Rollover PSU Award”), and, except as otherwise expressly provided in this Section 3.02(b)(ii), the contractual obligations in respect of each such Parent Rollover PSU Award shall be subject to the same terms and conditions (including, for the avoidance of doubt, treatment on termination of employment) as were applicable to the corresponding Company PSU Award immediately prior to the Effective Time (other than the applicable performance conditions). The service vesting date for each Parent Rollover PSU Award will be (x) if granted in respect of a Company PSU Award that was granted in 2024, December 31, 2026 or (y) if granted in respect of a Company PSU Award that was granted in 2025, December 31, 2027.

(c) Company Options. At the Effective Time, each In the Money Option shall, by virtue of the Merger and without further action on the part of the holder thereof, be cancelled and converted into the right to receive (without interest and less applicable Tax withholding) a number of fully paid and non-assessable shares of Parent Class A Common Stock equal to the In the Money Net Option Share Amount multiplied by the Exchange Ratio. For purposes of this Agreement, “In the Money Net Option Share Amount ” means, with respect to each In the Money Company Option, the quotient obtained by dividing (i) the product obtained by multiplying (A) the excess, if any, of the Per Company Share Price over the exercise price per share of Company Common Stock subject to such Company Option immediately prior to the Effective Time by (B) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time by (ii) the Per Company Share Price. Each Company Option that is not an In the Money Option and is outstanding and unexercised as of immediately prior to the Effective Time shall be cancelled at the Effective Time with no consideration payable in respect thereof.

(d) Resolutions. Prior to the Effective Time, the Company Board (or an applicable committee thereof) shall adopt any resolutions authorizing the treatment of the equity awards as set forth in this Section 3.02. As soon as practicable following the Effective Time, Parent shall either (i) file with the SEC a post-effective amendment to the Form S-4 or a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Parent Class A Common Stock underlying the converted Parent Rollover RSU Awards and converted Parent Rollover PSU Awards or (ii) assume the converted Parent Rollover RSU Awards and converted Parent Rollover PSU Awards under an existing Parent Equity Plan with respect to which a registration statement on Form S-8 (or any successor or other appropriate form) is currently effective.

Section 3.03. Closing of the Company Transfer Books. At the Effective Time, (a) (i) each certificate formerly representing any share of Company Common Stock (each, a “Certificate”) and (ii) each uncertificated share of Company Common Stock (each, a “Book-Entry Share”) shall cease to be outstanding and in either case shall represent only the right to receive the Merger Consideration as contemplated by Section 3.01(a) and all holders of Certificates or Book-Entry Shares shall cease to have any rights as Company Stockholders; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If after the Effective Time, a valid Certificate is presented to the Exchange Agent, to the Surviving Corporation or to Parent, such Certificate shall be cancelled and shall be exchanged as provided in this Article III.

Section 3.04. Exchange Fund; Exchange of Certificates; Cancellation of Book-Entry Positions.

(a) Prior to the Closing, Parent shall select a reputable bank, transfer agent or trust company, reasonably acceptable to the Company, to act as exchange agent in the Merger (the “Exchange Agent”) for the payment and delivery of the aggregate Merger Consideration pursuant to an exchange agent agreement reasonably acceptable to the Company. At or prior to the Effective Time, Parent shall cause to be deposited with the Exchange Agent, for the benefit of the Company Stockholders, for exchange in accordance with this Article III through the Exchange Agent, on behalf of itself, the number of shares of Parent Class A Common Stock to be issued as Merger Consideration pursuant to Section 3.01(a) (to be represented by book-entry shares of Parent Class A Common Stock) (the shares of Parent Class A Common Stock deposited with the Exchange Agent pursuant to this Section 3.04(a) and any cash deposited with the Exchange Agent (including as payment for fractional shares to which a Company Stockholder is entitled in accordance with Section 3.05(a)) being referred to herein collectively as the “Exchange Fund”).

(b) With respect to Book-Entry Shares held through DTC, Parent and the Company shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as practicable after the Effective Time, but in any event within five (5) Business Days thereafter, upon surrender of shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration, and cash in lieu of fractional shares of Parent Class A Common Stock otherwise payable to such holder of Book-Entry Shares pursuant to Section 3.05(a).

(c) With respect to Book-Entry Shares not held through DTC (each, a “Non-DTC Book-Entry Share”), Parent shall instruct, and use its commercially reasonable efforts to cause, the Exchange Agent to pay and deliver to each holder of record of any Non-DTC Book-Entry Share, as promptly as reasonably practicable after the Effective Time, but in any event within five (5) Business Days thereafter, the applicable Merger Consideration and a check in the amount (after giving effect to any required Tax withholdings as provided in Section 3.06) of any cash in lieu of fractional shares of Parent Class A Common Stock otherwise payable to such holder of Book-Entry Shares pursuant to Section 3.05(a) and each Non-DTC Book-Entry Share shall be promptly cancelled by the Exchange Agent.

(d) Promptly following the Effective Time, Parent shall cause the Exchange Agent to mail to the record holders of Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent and the Company may reasonably specify (including a provision confirming that delivery of Certificates shall be effected, and risk of loss and title to shares of Company Common Stock shall pass, only upon delivery of such Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration, as provided in Section 3.01(a). Upon surrender of a Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, the holder of such Certificate shall be entitled to receive (A) a certificate or evidence of shares in book-entry form representing the number of whole shares of Parent Class A Common Stock that such holder has the right to receive pursuant to the provisions of Section 3.01(a) and (B) cash in lieu of any fractional shares of Parent Class A Common Stock pursuant to Section 3.05(a). Any such Certificate so surrendered shall immediately be cancelled. Until surrendered as contemplated by this Section 3.04(d), each Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration as contemplated by this Article III. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, any portion of the Merger Consideration may be issued or paid (in cash in lieu of fractional shares pursuant to Section 3.05(a)) to a Person other than the Person in whose name such Certificate so surrendered is registered if such Certificate is properly endorsed or otherwise is in proper form for transfer, and the Person requesting such issuances and/or payments pays any transfer or other Taxes required by reason of such issuance and/or payment of the Merger Consideration to a person other than the registered holder of such shares of Company Common Stock or establishes to the satisfaction of Parent that such Taxes have been paid or are not applicable. If any Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance and/or payment of the Merger Consideration, require the owner of such lost, stolen or destroyed Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Certificate.

(e) Any portion of the Exchange Fund that remains undistributed as of the date that is twelve (12) months after the Closing Date shall be delivered to Parent upon its request, and any holders of Certificates who have not theretofore surrendered their Certificates to the Exchange Agent in accordance with Section 3.04(d) or any holders of Certificates or Book-Entry Shares who have not cashed any check payable to them in respect of any cash in lieu of fractional shares of Parent Class A Common Stock issuable to such holders pursuant to Section 3.05(a) shall thereafter look only to Parent for satisfaction of their claims for Merger Consideration (including any cash in lieu of fractional shares of Parent Class A Common Stock), subject to applicable abandoned property law, escheat law or similar Law.

(f) None of Parent, Merger Sub or the Surviving Corporation or any of their respective Affiliates shall be liable to any current or former Company Stockholder or to any other Person with respect to any Merger Consideration, properly delivered to any public official in compliance with any applicable abandoned property law, escheat law or similar Law. If any Certificate shall not have been surrendered or any check payable in respect of any cash in lieu of fractional shares of Parent Class A Common Stock issuable to such holders pursuant to Section 3.05(a) shall not have been cashed prior to five (5) years after the Closing Date (or immediately prior to such earlier date on which any portion of the Merger Consideration would otherwise escheat to or become the property of any Governmental Body), any portion of the Merger Consideration remaining in the Exchange Fund shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.05. No Fractional Shares; Certain Calculations; No Appraisal Rights.

(a) No fractional shares of Parent Class A Common Stock shall be issued in connection with the Merger, no dividends or distributions of Parent shall relate to such fractional share interests, no certificates or book-entry positions for any such fractional shares shall be issued, and such fractional share interests shall not entitle the owner thereof to vote or to any rights as a Parent Stockholder. Notwithstanding any other provision of this Agreement, each holder of Eligible Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Class A Common Stock (after aggregating all Company Shares represented by the Certificates and Book Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) the aggregate net cash proceeds as determined below and (ii) a fraction, the numerator of which is such fractional part of a share of Parent Class A Common Stock, and the denominator is the number of shares of Parent Class A Common Stock constituting a portion of the Exchange Fund as represents the aggregate of all fractional entitlements of all holders of Company Common Stock. As promptly as possible following the Effective Time, the Exchange Agent shall sell at then-prevailing prices on the NASDAQ such number of shares of Parent Class A Common Stock constituting a portion of the Exchange Fund as represents the aggregate of all fractional entitlements of all holders of Company Common Stock, with the cash proceeds (net of all commissions, transfer taxes and other out-of-pocket costs and expenses of the Exchange Agent incurred in connection with such sales) of such sales to be used by the Exchange Agent to fund the foregoing payments in lieu of fractional shares. The Parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares of Parent Class A Common Stock pursuant to this Article III was not separately bargained-for consideration but merely represents mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares of Parent Class A Common Stock.

(b) All calculations performed pursuant to the terms of this Agreement shall be calculated to four decimal places (e.g., 0.0001), where applicable.

(c) In accordance with Section 262 of the DGCL, no appraisal rights shall be available to the Company Stockholders in connection with the Merger.

Section 3.06. Withholding. Each of the Company, Parent, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold such amounts as are required under applicable Law to be deducted and withheld from the amounts payable (including shares of Parent Class A Common Stock deliverable) under this Agreement in accordance with applicable Law and shall pay the amount deducted or withheld to the appropriate Taxing Authority in accordance with applicable Law. The Company, Parent, Merger Sub, the Surviving Corporation and the Exchange Agent, as the case may be, shall cooperate in good faith to minimize any such deduction or withholding. To the extent such amounts are so deducted or withheld and paid over to the appropriate Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 3.07. Adjustments to Prevent Dilution. Without limiting the other provisions of this Agreement, in the event that the Company changes the number of shares of Company Common Stock issued and outstanding prior to the Effective Time or Parent changes the number of shares of Parent Common Stock issued and outstanding prior to the Effective Time, in either case, as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution with a record date prior to the Effective Time, recapitalization or exchange, or other similar transaction, but excluding any change that results from (a) the exercise of stock options or other equity-based instruments to purchase shares of Company Common Stock or Parent Common Stock (as set forth in Section 4.03 and Section 5.03, respectively), (b) the settlement of any other equity-based instruments to purchase or otherwise acquire shares of Company Common Stock or Parent Common Stock (as set forth in Section 4.03 and Section 5.03), (c) the grant of stock-based compensation to directors or employees of Parent or (other than any such grants not made in accordance with the terms of this Agreement) the Company under Parent’s or the Company’s, as applicable, stock option or compensation plans or arrangements, (d) the exercise of Company Warrants or Company Convertible Notes, (e) the issuance of the Disputed Claims Reserve Shares in accordance with the terms of the Fourth Amended Joint Chapter 11 Plan of Core Scientific, Inc. and its Affiliated Debtors (with Technical Modifications) (the “Plan of Reorganization”) or (f) any share repurchases or buybacks by the Company or Parent, the consideration paid in accordance with this Agreement shall be equitably adjusted to reflect such change; provided, that, notwithstanding anything to the contrary in this Section 3.07, no adjustment shall be made in connection with the issuance of shares of Parent Common Stock as consideration in a transaction where Parent is the surviving corporation or in connection with any offering of shares of Parent Common Stock where Parent receives consideration in exchange for the shares of Parent Common Stock so offered (other than a rights offering or other similar transaction); provided, that, that nothing in this Section 3.07 shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.08. Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Company to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to rights and property of Merger Sub and the Company, the officers and directors of Parent shall be further authorized to take such action.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed in (a) Company SEC Documents publicly filed with or furnished on or after January 1, 2024 until two (2) Business Days prior to the date of this Agreement (excluding any disclosures in “risk factors” or otherwise relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature (in each case, other than any description of historical facts or events included therein)); provided, that, this clause (a) shall not apply to the representations and warranties set forth in Section 4.01, Section 4.02, Section 4.03, Section 4.04, the first sentence of Section 4.09, Section 4.27, Section 4.28 and Section 4.29, or (b) the confidential disclosure letter delivered by the Company to Parent and Merger Sub concurrently with this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.01. Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. The Company and each of its Subsidiaries has all requisite corporate or other entity power and authority and all authorizations, licenses and Permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such authorizations, licenses and Permits would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership or leasing of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. True and complete copies of the Certificate of Incorporation and the Bylaws of the Company (the “Company Organizational Documents”) have been heretofore made available to Parent and each is in full force and effect. The Company is not in breach of the Company Organizational Documents in any material respect.

Section 4.02. Authorization; Valid and Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder, and to consummate the Merger and the Contemplated Transactions, subject, in the case of the Merger, to the receipt of the affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock entitled to vote thereon in favor of the adoption of this Agreement, in accordance with applicable Law and the Company’s Organizational Documents (the “Company Stockholder Approval”). The Company Board has unanimously (i) determined that this Agreement and the Contemplated Transactions on the terms and subject to the conditions set forth herein are advisable, fair to and in the best interests of, the Company and the Company Stockholders, (ii) approved and deemed advisable the execution and delivery of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Contemplated Transactions, including the Merger and (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company Stockholders and resolved to recommend that the Company Stockholders adopt this Agreement. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, subject to obtaining the Company Stockholder Approval, are within the Company’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Company. Such approvals, determinations, declarations, resolutions and directions are valid and have not been amended or withdrawn (except as permitted by and in accordance with Section 7.04(b) or 7.04(c)). Except for the Company Stockholder Approval, no other corporate proceeding or vote of the holders of any capital stock of the Company or any of its Subsidiaries, including pursuant to the Laws of the State of Delaware or the listing standards of the NASDAQ Global Select Market (“NASDAQ”), on the part of the Company or any of its Subsidiaries is necessary to authorize or adopt this Agreement, or to consummate the Merger and the Contemplated Transactions (except for the filing of the Certificate of Merger, the Registration Statement and Proxy Statement as required by applicable Law). The Company has duly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery by Parent, Merger Sub and any other counterparty thereto, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights and remedies generally and by general principles of equity (collectively, the “Enforceability Exceptions”).

Section 4.03. Company Capital Stock.

(a) The authorized capital stock of the Company consists of 10,000,000,000 shares of Company Common Stock and 2,000,000,000 shares of Company Preferred Stock. As of the close of business on July 2, 2025 (the “Measurement Date”), there were (i) 303,694,175 shares of Company Common Stock issued and outstanding, (ii) no shares of Company Preferred Stock issued and outstanding, (iii) no shares of Company Common Stock and no shares of Company Preferred Stock issued and held in the treasury of the Company, (iv) 16,766,394 shares of Company Common Stock underlying outstanding Company RSU Awards, (v) 11,650,284 shares of Company Common Stock underlying outstanding Company PSU Awards (treating for this purpose the performance-based vesting conditions to which such Company PSU Award is subject as having been attained at “maximum” level), (vi) 344,076 shares of Company Common Stock underlying outstanding Company Options, (vii) 97,540,730 shares of Company Common Stock underlying Tranche 1 Warrants with an Exercise Price (as defined in the Company Warrant Agreement) of $6.81 per share and 14,754,345 shares of Company Common Stock underlying Tranche 2 Warrants with an Exercise Price (as defined in the Company Warrant Agreement) of $0.01 per share, (viii) 51,783,625 CVRs outstanding pursuant to the Company CVR Agreement and (ix) 288,460 shares of Company Common Stock held in reserve for disputed claims pursuant to the Plan of Reorganization.

(b) As of the close of business on the Measurement Date, (i) the Conversion Rate (as defined in the Company 2029 Notes Indenture) for the Company 2029 Convertible Notes was equal to 90.9256 shares of Company Common Stock per $1,000 of outstanding principal amount of Company 2029 Convertible Notes and (ii) the Conversion Rate (as defined in the Company 2031 Notes Indenture) for the Company 2031 Convertible Notes was equal to 44.4587 shares of Company Common Stock per $1,000 of outstanding principal amount of Company 2031 Convertible Notes.

(c) All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or similar rights. All of the issued and outstanding shares of Company Common Stock were issued in compliance with all applicable Laws concerning the issuance of securities. Except for the Company Convertible Notes, there are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as specified in this Section 4.03 or as set forth on Section 4.03(c) of the Company Disclosure Letter, the Company does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company. Except as specified in this Section 4.03 or as set forth on Section 4.03(c) of the Company Disclosure Letter, there are no outstanding (i) shares of capital stock or other equity interests or voting securities or ownership interests of the Company, (ii) securities convertible or exchangeable, directly or indirectly, into capital stock or other equity interests or voting securities or ownership interests of the Company, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal, binding commitments or other Contracts that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock or other equity interests or voting securities or ownerships interests of the Company, (iv) restricted shares, restricted stock units, stock appreciation rights, phantom stock, profit participation or similar securities of the Company or (v) bonds, debentures, notes or other Indebtedness for borrowed money of the Company having the right to vote on any matters on which Company Stockholders may vote (collectively, the “Company Securities”). Except as specified in this Section 4.03, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting, registration or transfer of any Company Securities. Since the Company Balance Sheet Date, neither the Company nor any of its Subsidiaries has declared, set aside or paid any dividends on, or made any other distributions (whether in cash or stock) in respect of, any capital stock or other equity interests or voting securities of such Person (other than cash dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent entity).

(d) As of the close of business on the Measurement Date, there were 20,001,828 shares of Company Common Stock reserved for issuance pursuant to future grants under the Company Equity Plans.

(e) No Company Common Stock is owned by any Subsidiary of the Company.

(f) Section 4.03(f) of the Company Disclosure Letter sets forth, as of the date hereof, each joint venture, partnership or other similar arrangement or other entity in which the Company has an equity interest (other than a Subsidiary of the Company) (collectively, the “Joint Venture Entities”), including for each Joint Venture Entity the name and jurisdiction of formation of such Joint Venture Entity. All of the equity or voting interests in a Joint Venture Entity that are owned, directly or indirectly, beneficially and of record, by the Company or its Subsidiaries, are owned by the Company or its Subsidiaries, as applicable, free and clear of all Liens, other than Liens to be released in connection with the Closing, and transfer restrictions other than transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Laws (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests). Except as set forth on Section 4.03(f) of the Company Disclosure Letter or the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (“Company 10-K”), the Company does not directly or indirectly hold any equity interests of any Person.

(g) Section 4.03(g) of the Company Disclosure Letter sets forth, for each equity award (including each Company RSU Award, Company PSU Award and Company Option), the holder, type of award, grant date, quantity granted, quantity vested, quantity unvested, quantity outstanding, and, if applicable, grant price. All of the Company RSU Awards, Company PSU Awards and Company Options were duly granted pursuant to the Company Equity Plans, and were properly accounted for in the Company’s financial statements. There are no Company Securities that have not been issued but are subject to a binding promise to issue.

(h) Other than the Company Convertible Notes and the Company Secured Debt Documents, as of the date hereof, the Company has no outstanding indebtedness for borrowed money.

Section 4.04. Subsidiaries.

(a) Section 4.04 of the Company Disclosure Letter lists all of the Subsidiaries of the Company, and for each Subsidiary the jurisdiction of formation. Each of the Subsidiaries of the Company is a corporation or other entity duly organized, validly existing and in good standing (to the extent such concept exists in such jurisdiction) under the laws of the jurisdiction of its incorporation or organization, except where failure to be in good standing has, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Subsidiaries of the Company is in violation of its organizational documents in any material respect.

(b) All of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries have been validly issued, are fully paid and nonassessable, and are not subject to any preemptive rights in favor of any Person other than the Company and are owned of record and beneficially, directly or indirectly, by the Company free and clear of all Liens (other than Permitted Liens). None of the Company’s Subsidiaries has any equity securities authorized, issued or outstanding, other than the shares of capital stock or equivalent equity interests of such Subsidiary held directly or indirectly by the Company, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing. There are no outstanding or authorized options or other rights to acquire from any of the Company’s Subsidiaries, or any obligations of any of the Company’s Subsidiaries to issue, any capital stock, voting securities, or securities convertible into or exchangeable for capital stock or voting securities of any of the Company’s Subsidiaries, or restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities (collectively, “Company Subsidiary Securities”).

(c) There are no outstanding obligations of the Company or its Subsidiaries to repurchase, redeem, or otherwise acquire any of the Company Subsidiary Securities, and there are no other options, calls, warrants, or other rights, relating to Company Subsidiary Securities. Except for the capital stock or other equity or voting interests of its Subsidiaries set forth on Section 4.04 of the Company Disclosure Letter and the Joint Venture Entities, the Company does not own, directly or indirectly, any capital stock or other equity or voting interests in any Person. The Company and its Subsidiaries have no obligation to acquire equity securities of, or make any capital contribution to or equity investment in, any other Person.

Section 4.05. No Breach. Except as set forth in Section 4.05 of the Company Disclosure Letter, the execution, delivery and performance of this Agreement by the Company and, subject to obtaining the Company Stockholder Approval, the consummation of the Contemplated Transactions, do not and will not (a) conflict with or violate the Company Organizational Documents, (b) assuming all consents, approvals, authorizations and other actions described in Section 4.06 have been obtained and all filings and obligations described in Section 4.06 have been made, conflict with or violate any Law or Order to which the Company, its Subsidiaries or any of its or their properties or assets is subject or (c) with or without the giving of notice or lapse of time or both, conflict with or result in any breach of, constitute a default under, result in a violation of, give rise to a right of termination, cancellation or acceleration under, give rise to any penalties, repayment obligations, special assessments or additional payments under, result in the creation of any Lien (other than any Permitted Lien) upon any assets of the Company or any of its Subsidiaries pursuant to, or require any consent, waiver, approval of any other Person pursuant to, the provisions of any Company Material Contract (other than any Company Material Contract to which Parent or any of Parent’s Subsidiaries is a party), Company Real Property Lease or any Permit that is material to the operations of the Company’s business, taken as a whole; except, in the case of each of clauses (b) and (c) of this Section 4.05, for any conflicts, violations, consents, approvals, authorizations, breaches, defaults, terminations, cancellations, accelerations, penalties, repayment obligations, special assessments or additional payments, Liens or waivers which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.06. Consents, etc. Except for (a) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any other Antitrust Law, (b) applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) promulgated thereunder (the “Exchange Act”), (c) the filing of the Registration Statement and the Proxy Statement under the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Securities Act”), (d) any filings required under state or foreign securities Laws, including any “blue sky” Laws, (e) any filings required by NASDAQ, (f) the filing of the Certificate of Merger, and (g) any filings (A) the failure of which to make would not prevent or materially impair the Company’s ability to consummate the Merger prior to the End Date and (B) the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the Contemplated Transactions. Other than as stated above or as set forth on Section 4.06 of the Company Disclosure Letter, no consent, approval or authorization of any Governmental Body is required to be obtained by the Company or any of its Subsidiaries in connection with its execution, delivery and performance of this Agreement or the consummation of the Contemplated Transactions, except for those consents, approvals and authorizations the failure of which to obtain (A) would not prevent or materially impair the Company’s ability to consummate the Merger prior to the End Date or (B) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.07. SEC Reports; Disclosure Controls and Procedures.

(a) The Company has timely filed or furnished all forms, reports and other documents with the SEC required to be filed or furnished by the Company since June 30, 2022 (such reports or documents, together with any exhibits and schedules thereto and information incorporated therein, the “Company SEC Documents”). No Subsidiary of the Company is required to file or furnish, or files or furnishes, any form, report or other document with the SEC. As of their respective filing dates (or, if amended, supplemented or superseded by a filing at least two (2) Business Days prior to the date of this Agreement, then on the date of such most recent applicable amendment, supplement or superseding filing) (and as of the date of effectiveness, in the case of any Company SEC Document that is a registration statement or an amendment or supplement to a registration statement): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the

NASDAQ and the Sarbanes-Oxley Act (as the case may be), and the rules and regulations promulgated thereunder, each as in effect on the date so filed or furnished, and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements (including related notes, if any) contained in the Company SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto at such time; (ii) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC); and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal year-end audit adjustments (or with respect to pro forma financial information, subject to the qualifications stated therein)).

(c) The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) that provides reasonable assurances regarding the reliability of financial reporting. The Company maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) reasonably designed to provide reasonable assurance that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make certifications required pursuant to Sections 302 and 906 of the Sarbanes Oxley Act. The Company’s internal control over financial reporting is in compliance in all material respects with the applicable requirements of Section 404 of the Sarbanes-Oxley Act. The Company has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since June 30, 2022, any material change in internal control over financial reporting required to be disclosed in any Company SEC Document has been so disclosed. As of the date of this Agreement, there have not been, since June 30, 2022, any complaints or concerns made through the Company’s whistleblower hot line or equivalent system for receipt of employee concerns regarding alleged violations of law or questionable accounting or auditing matters that are material to the Company and its Subsidiaries, taken as a whole, that remain outstanding or unresolved.

(d) As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Documents and, to the Company’s Knowledge, none of the Company SEC Documents is the subject of ongoing SEC review. To the Company’s Knowledge, there are no SEC inquiries or investigations pending or threatened, in each case regarding any accounting practices of the Company.

(e) Neither the Company nor any of its Subsidiaries is a party to, and has no commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company or any of its Subsidiaries in the Company’s published financial statements or other Company SEC Documents.

(f) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company.

(g) Since June 30, 2022, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NASDAQ, and the statements contained in any such certifications were complete and correct as of their respective dates.

(h) Except as set forth in the Company SEC Documents, since January 23, 2024, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor is there any proposed transaction as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the 1933 Act.

Section 4.08. No Undisclosed Liabilities. Except (a) as and to the extent disclosed and provided for or reserved against on the unaudited consolidated balance sheet of the Company as of the Company Balance Sheet Date (or disclosed in the notes to such balance sheet) that is included in the Company SEC Documents; (b) as incurred after the date thereof in the ordinary course of business (but excluding violations of law or regulation or breaches of Contracts or Permits or torts); (c) as incurred in connection with this Agreement or the Contemplated Transactions; or (d) as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company, together with its Subsidiaries, does not have any Liabilities.

Section 4.09. Absence of Certain Developments(a) . Since the Company Balance Sheet Date to the date of this Agreement, there has not been any Company Material Adverse Effect. Since the Company Balance Sheet Date to the date of this Agreement, none of the Company or any of its Subsidiaries has taken or omitted to take any action that, if taken or omitted during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.01(b)(ii), Section 6.01(b)(v), Section 6.01(b)(vii), Section 6.01(b)(ix), Section 6.01(b)(xi), Section 6.01(b)(xiii), Section 6.01(b)(xv), Section 6.01(b)(xvi) or Section 6.01(b)(xix).

Section 4.10. Compliance with Laws.

(a) The Company and each of its Subsidiaries, and to the Knowledge of the Company each Joint Venture Entity, are, and have been since June 30, 2022, in compliance with all Laws applicable to them or any of the properties or other assets, businesses or operations of the Company and its Subsidiaries, except where any noncompliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since June 30, 2022, (i) neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Body that (A) alleges any violation or noncompliance of any applicable Law, and to the Company’s Knowledge, there is no such investigation or inquiry pending or (B) asserts any fine, assessment or cease and desist order, or the suspension, revocation or limitation or restriction of any Permit issued to or held by the Company or any of its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries has entered into any agreement or settlement with any Governmental Body with respect to its alleged noncompliance with, or violation of, any applicable Law. There is no Order outstanding against the Company or any of its Subsidiaries: (i) that is or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole; or (ii) that is outstanding as of the date hereof and that in any manner seeks to prevent, enjoin or materially delay the Merger.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries and, to the Knowledge of the Company, each of their respective officers and directors (in their capacities as such) is in compliance, and has since June 30, 2022 complied with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act (“Sarbanes-Oxley”) or the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the Knowledge of the Company, each Permit reasonably anticipated to be required for the future development, design, construction, ownership or operation of any projects, properties or assets in development by the Company and its Subsidiaries is reasonably expected to be obtained in due course and without material unanticipated cost or material adverse conditions prior to the time the same is required to be obtained under applicable Laws, (ii) the Company and each of its Subsidiaries is and since January 23, 2024 has been in compliance with the terms and requirements of all Permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, (iii) such Permits are in full force and effect and are not subject to any pending or threatened Action by any Governmental Body to suspend, cancel, modify, terminate or revoke any such Permit and (iv) since January 23, 2024, there has occurred no violation by the Company or any of its Subsidiaries of, or default (with or without notice or lapse of time, or both) that would reasonably be expected to result in any suspension, cancellation, modification, termination or revocation of any such Permit.

(e) Except as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance, and have at all times since June 30, 2022 been in compliance, with all (A) Privacy Laws, including the EU General Data Protection Regulation 2016/679/EU of April 27, 2016, as applicable, as well as all applicable (B) contractual requirements, its own policies and binding industry standards, in each case under this clause (B), relating to privacy, data protection, cybersecurity and/or the collection, transfer, use or other processing of Personal Information collected, used or held for use, or processed by, or otherwise in the possession or control of, the Company or any of its Subsidiaries (collectively with all Privacy Laws, “Privacy Requirements”), (ii) no Actions, claims or investigations by any Governmental Body or any Person are pending or threatened in writing, against the Company or any of its Subsidiaries alleging a violation of any Privacy Requirement or any Person’s privacy, personal or confidentiality rights, and (iii) neither the Company nor any of its Subsidiaries have received any written notice, Order, complaint or other correspondence from any Governmental Body alleging a breach of, or non-compliance with, any Privacy Requirement.

(f) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, neither the Company nor its Subsidiaries nor any of the Company Knowledge Persons (i) are aware of any fact which would reasonably be expected to result in a violation of FCPA or any other applicable anti-bribery or anti-corruption Law (collectively, the “Anti-Corruption Laws”).

(g) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company, its Subsidiaries and, to the Knowledge of the Company, each of their respective directors, officers, or employees while acting on behalf of the Company or any of its Subsidiaries has, at all time since June 30, 2022, been in compliance with Anti-Corruption Laws and has not, (i) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), (ii) violated or is in violation of any applicable Law enacted in any jurisdiction in connection with or arising under the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions (the “OECD Convention”), (iii) violated or is in violation of any provision of the UK Bribery Act of 2010 (the “UK Bribery Act”), (iv) violated any Anti-Corruption Law in any other country or jurisdiction where the Company and or Subsidiaries operate, (v) made, offered to make, promised to make, or authorized the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value prohibited under any applicable Law addressing matters comparable to those addressed by the FCPA, the UK Bribery Act, or the OECD Convention implementing legislation concerning such payments or gifts in any jurisdiction (any such payment, a “Prohibited Payment”), (vi) been subject to any investigation by any Governmental Body with regard to any Prohibited Payment or (vii)) violated or is in violation of any other Laws regarding use of funds for political activity or commercial bribery.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any of their respective officers, directors or employees acting on their behalf, is currently, or has since June 30, 2022 been: (i) a Sanctioned Person, (ii) organized or ordinarily resident in a Sanctioned Country, (iii) engaging in any unlawful dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country, (iv) engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of any licenses or authorizations under all applicable Ex-Im Laws, or (v) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or the anti-boycott laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service (collectively, “Trade Control Laws”).

(i) Since June 30, 2022 through the date of this Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company nor any of its Subsidiaries has, in connection with or relating to the business of the Company or any of its Subsidiaries, received from any Governmental Body or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Body; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Anti-Corruption Laws or Trade Control Laws.

Section 4.11. Transactions with Affiliates. Since June 30, 2022, there have been no transactions, or series of related transactions, agreements, arrangements or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, that would be required to be disclosed under Item 404(a) of Regulation S-K that have not been otherwise disclosed in the Company SEC Documents filed prior to the date hereof.

Section 4.12. Title to Assets; Real Properties.

(a) The Company and its Subsidiaries have good and valid title to, or hold pursuant to valid and enforceable leases or other comparable contract rights, all of the material machinery, equipment, tangible personal property and other material tangible assets necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, in each case free and clear of any Liens (other than Permitted Liens), except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Section 4.12(b) of the Company Disclosure Letter contains a true, correct, current and complete list of all real property (by identity of owner and either street address or legal description available to the Company) owned by the Company or its Subsidiaries, which constitutes all the real property currently owned and used in the Company’s business (all such real property, together with all right, title and interest of the Company or any such Subsidiary in and to (A) all buildings, structures and other improvements and fixtures located on or under such real property and (B) all easements, rights and other appurtenances to such real property, are referred to herein individually and collectively as the “Owned Real Property). Except as would not reasonably be expected to have a Company Material Adverse Effect: (i) the Company or one of its Subsidiaries has good, valid and marketable fee simple title to the Owned Real Property free and clear of all Liens other than Permitted Liens and (ii) there are no existing, pending or, to the Knowledge of the Company, threatened, expropriation, condemnation, eminent domain or similar proceedings affecting any of the Owned Real Property other than Permitted Liens.

(c) Section 4.12(c) of the Company Disclosure Letter contains a true, correct, current and complete list (and legal description available to the Company) of all real property occupied, licensed or leased by the Company or any of its Subsidiaries, which includes, without limitation, all occupied, licensed or leased real property currently used in, and necessary for, the conduct of the Company’s business (the “Leased Real Property”, and together with Owned Real Property, collectively, the “Company Real Property”). The Company has made available to Parent a true and complete copy, as of the date hereof, of all leases, licenses and occupancy agreements affecting Leased Real Property, including all amendments, extensions, renewals, guaranties, estoppels and subordination agreements with respect thereto (each, a “Company Real Property Lease” and collectively, the “Company Real Property Leases”). Except as would not reasonably be expected to have a Material Adverse Effect: (i) the Company and/or the applicable Subsidiary lessee has a valid leasehold interest in such Leased Real Property, free and clear of all Liens other than Permitted Liens, (ii) the Company Real Property Leases are legal, valid and binding obligations of the Company or a Subsidiary of the Company (as the case may be) and, to the Knowledge of the Company, each of the other parties thereto, and enforceable in accordance with its terms against the Company or its Subsidiaries (as the case may be), and in full force and effect, and the Company or one of its Subsidiaries holds a valid and existing leasehold interest in the Company Real Property under each such Company Real Property Lease, (iii) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any Third Party to the applicable Company Real Property Leases, is in breach or default under any such Company Real Property Lease, (iv) no event has occurred which, if not remedied, would result in a default, violation or breach by the Company or any of its Subsidiaries under the Company Real Property Leases, and, to the Knowledge of the Company, no event has occurred which, if not remedied, would result in a default, violation or breach by any Third Party under the Company Real Property Leases, (v) there are no existing, pending or, to the Knowledge of the Company, threatened expropriation, condemnation, eminent domain or similar proceedings, litigation, claims, actions, suits, proceedings, arbitrations, investigations or administrative actions affecting any of the Leased Real Property, (vi) to the Knowledge of the Company, the Company and its Subsidiaries have performed in all material respects all material obligations required to be performed by them under the Company Real Property Leases, (vii) except for Permitted Liens, there are no written or oral subleases, licenses, concessions or other contracts granting to any Person other than the Company or its applicable Subsidiary the right to use or occupy any Leased Real Property or any portion thereof and (viii) except for Permitted Liens, neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in any Company Real Property Lease or any interest therein.

(d) Except as would not have a Company Material Adverse Effect, with respect to each Development Property other than a Parent Development Property, the Company or a Subsidiary of the Company has obtained all material Permits which are necessary to permit the construction and development contemplated by the Development Contracts at the Company Real Properties in accordance with the Company’s plan as of the date of this Agreement.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2025 there have been no power service interruptions at the Company Real Property.

(f) Pre-Stabilized Properties. Section 4.12(f) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of each material Company Real Property that is the site of a data hall that (i) has been in service for less than 24 months and (ii) is less than 85% occupied (each, a “Pre-Stabilized Property”).

(g) Development Properties. Section 4.12(g) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of each material Company Real Property that is, or is expected to be, the site of a facility for which activities have commenced or are expected to commence within the next 12 months to prepare the space for its intended use (each, a “Development Property”). With respect to each Development Property other than a Parent Development Property, the Company or a Subsidiary of the Company has obtained all material Permits which are necessary to permit the construction and development thereof in accordance with the Company’s plan as of the date of this Agreement.

(h) Condemnation; Eminent Domain Proceedings; Zoning. As of the date hereof, there are no pending or, to the Knowledge of the Company, threatened condemnation, eminent domain or rezoning proceedings relating to any of the Company Real Properties that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the classification of each parcel of Company Real Property under applicable zoning Laws, ordinances and regulations permits the use and occupancy of such parcel and the operation of the business of the Company and its Subsidiaries, (ii) there are sufficient parking spaces, loading docks and other facilities at such parcel to comply with such zoning Laws, ordinances and regulations and (iii) the Company’s and its Subsidiaries’ use or occupancy of the Company Real Property or any portion thereof or the operation of the business of the Company and its Subsidiaries is not dependent on a “permitted nonconforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any Governmental Authority.

(i) Outstanding Claims or Violations. Section 4.12(i) of the Company Disclosure Letter lists each fee interest in real property or leasehold interest in any ground lease (or sublease) conveyed, transferred, assigned or otherwise disposed of by the Company or any Subsidiary (if a Subsidiary at the time of such conveyance, transfer, assignment or disposition) since June 30, 2022. Other than as set forth in Section 4.12(i) of the Company Disclosure Letter, to the Knowledge of the Company, as of the date hereof, none of the Company or any of its Subsidiaries has received any written notice of any outstanding claims under any Prior Sale Agreements which would reasonably be expected to result in liability to the Company or any Subsidiary, in an amount, in the aggregate, in excess of $5,000,000.

(j) Section 4.12(j) of the Company Disclosure Letter sets forth a true and complete list of all Digital Assets beneficially owned by the Company and its Subsidiaries as of the Measurement Date.

(k) Electric Contracts. Except as provided in Section 4.12(k) of the Company Disclosure Letter, and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) Either the Company or a Subsidiary holds all Electric Contracts necessary to conduct business in the ordinary course of business at each Owned Real Property and each Leased Real Property; and

(ii) Since January 23, 2024, neither the Company nor any Subsidiary has been subject to (i) “claw back” or any other action by a party to an Electric Contract to rescind, terminate or cancel or otherwise remove access to any quantity of electric power (or the infrastructure necessary for its delivery) previously made available to the Company, any of its Subsidiaries, or its customer(s) at any Owned Real Property or Leased Real Property, or (ii) subject to any Action or informal claim that service under an Electric Contract will be materially reduced, cancelled or otherwise made unavailable to the Company, any of its Subsidiaries, or its customer(s) at any Owned Real Property or Leased Real Property.

(l) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Owned Real Property is in compliance with the terms and provisions of all covenants and easements affecting such Owned Real Property.

Section 4.13. Tax Matters.

(a) Except as would not have a Company Material Adverse Effect:

(i) (A) the Company and its Subsidiaries have timely filed or caused to be filed (taking into account any applicable extensions) all Tax Returns required to be filed by them; (B) such Tax Returns are true, complete and correct; (C) the Company and its Subsidiaries have paid (or have had paid on their behalf) all Taxes due and payable and required to be paid by them; and (D) as of the Company Balance Sheet Date, any Liability of the Company or any of its Subsidiaries for accrued Taxes not yet due and payable, or which are being contested in good faith through appropriate proceedings, has been provided for in the financial statements of the Company in accordance with applicable accounting practices and procedures;

(ii) each of the Company and each of its Subsidiaries has properly and timely withheld or collected and timely paid, or is properly holding for timely payment, all material Taxes required to be withheld, collected and paid over by it under Applicable Law, and each of the Company and each of its Subsidiaries has complied in all material respects with all related information reporting, withholding and record retention requirements;

(iii) no Tax deficiency or assessment has been assessed against the Company or any of its Subsidiaries that has not been resolved or paid in full;

(iv) in the past five (5) years, no claim that has not been resolved has been made in writing by any Taxing Authority in a jurisdiction in which either the Company or any of its Subsidiaries does not file a Tax Return that the Company or such Subsidiary, as applicable, is subject to taxation by that jurisdiction or required to file a Tax Return in such jurisdiction;

(v) there are no Liens for Taxes upon any of the assets of the Company or any of its Subsidiaries, except for Permitted Liens;

(vi) neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2);

(vii) (A) there are no Actions with any Taxing Authority with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries that are currently being conducted, pending, or threatened in writing, and (B) there are no outstanding requests for rulings in respect of any Tax or Tax asset between the Company or any of its Subsidiaries and any Taxing Authority;

(viii) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for any Taxes, which waiver or extension is currently in effect (other than pursuant to extensions of time obtained in the ordinary course of business or automatically granted extensions of time);

(ix) (A) neither the Company nor any of its Subsidiaries is a party to or bound by any Tax Sharing Agreement (other than any commercial agreement and any agreement that does not relate primarily to Taxes) and (B) neither the Company nor any of its Subsidiaries (I) is or has been a member of an affiliated group filing a combined, consolidated or unitary Tax Return (other than a group the common parent of which is or was the Company or any of its Subsidiaries or any group comprised solely of one or more of the Company and any of its present or former Subsidiaries) or (II) has Liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or as a successor, or by contract (other than any commercial arrangements that are not primarily related to Taxes);

(x) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing as a result of any closing agreement as described in Section 7121 of the Code (or any corresponding provision of state, local or non-U.S. Law) (“Closing Agreement”) with a Taxing Authority executed by the Company or any of its Subsidiaries before the Closing; and

(xi) neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Code section 355(a)(1)(A) (or any similar provision of state, local or non-U.S. Law) in any distribution that was purported or intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or non-U.S. Law) during the two (2)-year period ending on the date hereof.

(b) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, and, to the Knowledge of the Company, there are no facts, agreements, plans or other circumstances, in each case, that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.14. Contracts and Commitments.

(a) As of the date hereof and except as set forth in Section 4.14(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any:

(i) “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company or any of its Subsidiaries that was required to be, but has not been, filed with the SEC and listed in the Company’s 10-K, or any Company SEC Documents filed after the date of filing of such Form 10-K until the date hereof;

(ii) Contract (other than Development Contracts relating to the Parent Development Properties) that (individually or together with additional related Contracts with the same Person or its Affiliates) involves the payment or receipt of amounts by the Company or any of its Subsidiaries of more than $70,000,000 in the aggregate in the calendar year ended December 31, 2024 or any subsequent calendar year that cannot be cancelled at any time by the Company or its applicable Subsidiary without penalty or further payment on no more than sixty (60) days’ notice;

(iii) Contract (A) relating to the disposition or acquisition (or option to acquire), directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by the Company or any of its Subsidiaries of any business, rights, equity interests or assets, other than the sale of inventory in the ordinary course of business, which contains any ongoing financial obligations, indemnification, “earn-out” or milestone payments or other contingent payment or any obligation to provide any guarantee thereunder that are still in effect that are reasonably likely to result in claims in excess of $2,000,000 after the date hereof or (B) that involves a purchase or sale price in excess of $2,500,000;

(iv) Contract that is a partnership, strategic alliance, joint venture, limited liability company agreement or similar Contract relating to the formation, creation, operation, management or control of any joint ventures, partnerships, co-development, co-promotion, collaborations or similar arrangements;

(v) Contract providing for material indemnification by the Company or any its Subsidiaries or requiring the Company or any of its Subsidiaries to provide a guarantee thereunder, other than indemnification obligations in commercial agreements in the ordinary course of business or indemnification agreements with current or former officers or directors of the Company;

(vi) Contract (A) prohibiting or materially limiting in any material respect the right of the Company or its Subsidiaries (1) to compete in any line of business or (2) to conduct business with any Person or in any geographical area, territory, (B) obligating the Company or its Subsidiaries to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party, (C) under which any Person has been granted the right to manufacture, sell, market or distribute any Product or service of the Company or its Subsidiaries on an exclusive basis to any Person or group of Persons or in any geographical area, territory or (D) containing any “most favored nation” or most favored customer provision, preferential right or rights of first or last offer, negotiation or refusal;

(vii) Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any material assets or any equity interests of any Person (excluding, in respect of the foregoing, the Company Convertible Notes and agreements solely between the Company and its wholly owned Subsidiaries);

(viii) Contract required to be listed on Section 4.21(a) of the Company Disclosure Letter;

(ix) mortgages, indentures, guarantees, loans or credit agreements or other Contracts that evidence indebtedness for borrowed money of the Company or any Subsidiary thereof (whether secured or unsecured (but in each case, excluding ordinary course extensions of trade credit (such as funding of customer non-recurring charges))) having an aggregate principal (or committed amount) of $10,000,000 or more, other than intercompany Indebtedness to or among the Company and its Subsidiaries or among any of its Subsidiaries;

(x) Contract under which the Company or any of its Subsidiaries are expected to make annual capital expenditures in excess of $20,000,000 during the current or subsequent fiscal year;

(xi) Electric Contract pursuant to which the Company or any of its Subsidiaries have contracted for electric delivery capacity or energy supply (or both) of at least 20 megawatts per calendar year;

(xii) Settlement agreement, or agreement entered into in connection with a settlement agreement, corporate integrity agreement, consent decree, deferred prosecution agreement, or other similar type of agreement with or imposed by any Governmental Body, in each case that has existing or contingent performance or payment obligations;

(xiii) Contract of the Company or any of its Subsidiaries pursuant to which (A) the Company or any of its Subsidiaries licenses or obtains any right or covenant not to be sued with respect to any Intellectual Property from a Third Party that is material to the conduct of Company’s and its Subsidiaries’ businesses (other than for off-the-shelf technology or Software that are generally available on non-discriminatory commercial terms), or (B) a Third Party licenses or obtains any right or covenant not to be sued with respect to any Intellectual Property from the Company or any of its Subsidiaries (other than non-exclusive licenses in the ordinary course of business, including to customers or vendors in connection with the sale or licensing of any products or services);

(xiv) Contract of the Company or any of its Subsidiaries relating to the settlement of any Action that provides for any continuing material Liabilities on the part of the Company or any of its Subsidiaries, which will involve payments after the date hereof of consideration in excess of $2,500,000;

(xv) any Development Contract, in each case, that involves the receipt or payment by the Company or any of its Subsidiaries of amounts in excess of $50,000,000 in the aggregate in any fiscal year; and

(xvi) any Data Center Customer Contract that involves the receipt or payment of amounts in excess of $10,000,000 in the aggregate in any fiscal year by the Company or any of its Subsidiaries;

(xvii) Contract of the Company or any of its Subsidiaries that prohibits, materially limits or materially restricts the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries;

(xviii) any Contract, subcontract, agreement, license, sublicense, lease, sublease, instrument, indenture, promissory note or other legally binding commitment or undertaking that creates or grants any Lien, other than Permitted Liens, on any Owned Real Property securing obligations in an amount exceeding, individually or in the aggregate, $1,000,000;

(xix) any Contract that relates to the acquisition of any real property or sale of Owned Real Property or the granting of any right of first offer, right of first refusal or other option to purchase or sell any interest in real property (“Property Material Contracts);

(xx) that is required to be disclosed under Item 404 of Regulation S-K promulgated under the 1933 Act;

(xxi) (A) with any beneficial owner (as defined in Rule 13d-3 under the 1934 Act) of 5% or more of any class of securities of the Company or any of its Subsidiaries who has filed a Schedule 13D or Schedule 13G under the 1934 Act (or, to the Company’s Knowledge, is required to make such a filing) since January 23, 2024, or (B) that is required to be disclosed under Item 404 of Regulation S-K promulgated under the 1933 Act;

(xxii) any (A) Company Space Lease and (B) Real Property Lease pursuant to which the Company or any of its Subsidiaries is a tenant as of the date of this Agreement, except for any Real Property Lease for which the aggregate annual rent payments do not exceed $1,000,000;

(xxiii) except for any capital contribution requirements as set forth in the organizational documents of any Joint Venture Entity provided to Parent prior to the date hereof, requires the Company or any of its Subsidiaries to make any investment (in each case, in the form of a loan, capital contribution or similar transaction) in any non-wholly owned Subsidiary of the Company or other Person in excess of $1,000,000);

(xxiv) relates to a forward equity sale or similar transaction;

(xxv) containing any swap, cap, floor, collar, futures contract, forward contract, option and any other derivative financial instrument, contract or arrangement, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever;

(xxvi) is between the Company or any of its Subsidiaries and a Governmental Body, or has been entered into by the Company or any of its Subsidiaries as a subcontractor at any tier in connection with a Contract between another Person and a Governmental Body; and

(xxvii) any commitment by the Company or any of its Subsidiaries to enter into any of the foregoing.

Each such Contract described in clauses (i) through (xxviii) of this Section 4.14(a), together with each Company Real Property Lease with annual rent in excess of $3,000,000 is referred to herein as a “Company Material Contract.”

(b) Parent has been given access to a true, correct and complete copy as of the date hereof of all Company Material Contracts in effect as of the date hereof, together with all material amendments thereto.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) none of the Company or any of its Subsidiaries (A) is, or has received notice that any Third Party to any Company Material Contract is, in violation or breach of or default (with or without notice or lapse of time or both) under any Company Material Contract, (ii) to the Company’s Knowledge, there has occurred no event giving to any Third Party any right of termination, amendment or cancellation of (with or without notice or lapse of time or both) any such Company Material Contract and (iii) each such Company Material Contract is in full force and effect and is a legal, valid and binding agreement of, and enforceable against, the Company or any of its Subsidiaries, and, to the Knowledge of the Company, each other party thereto, except as enforcement may be limited by the Enforceability Exceptions. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, no party to any Company Material Contract has given any notice of termination, cancellation or materially adverse (to the Company and its Subsidiaries) amendment of any Company Material Contract or that it intends to seek to terminate or cancel or amend the terms and conditions of any Company Material Contract in a manner that is materially adverse to the Company and its Subsidiaries.

Section 4.15. Intellectual Property.

(a) Section 4.15(a) of the Company Disclosure Letter sets forth a complete and correct list as of the date hereof of all registrations, issuances and applications for registration or issuance of Company Owned Intellectual Property (“Registered IP”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, all registration, maintenance and renewal fees applicable to the Registered IP have been paid with the relevant Governmental Body or other authorities in the applicable jurisdictions for the purposes of maintaining such items.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (i) solely and exclusively own all right, title and interest in, to and under all Company Owned Intellectual Property, in each case, free and clear of all Liens (except for Permitted Liens) and (ii) owns or otherwise possesses valid, legally sufficient and enforceable rights to use, and immediately following the consummation of the Contemplated Transactions, will continue to own or possess valid, legally sufficient and enforceable rights to use, all Intellectual Property used in or held for use in, or otherwise necessary for, the conduct of the Company’s and its Subsidiaries’ businesses as presently conducted. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and except as set forth on Section 4.15(b) of the Company Disclosure Letter, (A) each item of Registered IP is subsisting, in full force and effect, and not invalid or unenforceable (other than applications for registration or issuance of Company Owned Intellectual Property) and (B) the Company Owned Intellectual Property is not subject to any outstanding Order adversely affecting the use thereof or rights thereto by the Company or its Subsidiaries.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor the conduct of the Company’s and its Subsidiaries’ businesses, nor the use of any Intellectual Property by the Company or any of its Subsidiaries, nor any of their products, services or Software that is sold, offered for sale, or otherwise provided by the Company or any of its Subsidiaries (each, a “Company Product”), misappropriates, infringes on, or otherwise violates the Intellectual Property of any Third Party, or since June 30, 2022, has misappropriated, infringed on, or otherwise violated the Intellectual Property or any Third Party. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has since June 30, 2022 received any written notice of any pending Action alleging that the Company or any of its Subsidiaries, the conduct of Company’s and its Subsidiaries’ businesses, or any Company Product, infringes, misappropriates, or otherwise violates, or since June 30, 2022, has infringed, misappropriated or otherwise violated any Intellectual Property of any Third Party (including an unsolicited offer to license third-party Intellectual Property). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, there is no Action pending, or to the Knowledge of the Company, threatened in writing against the Company or its Subsidiaries or any of their respective Affiliates at Law or in equity by or before any Governmental Body (A) alleging that the Company or any of its Subsidiaries, the conduct of Company’s and its Subsidiaries’ businesses, or any Company Product, infringes, misappropriates, or otherwise violates, or since June 30, 2022, has infringed, misappropriated or otherwise violated, the Intellectual Property of any Third Party (B) alleging any of the Company Owned Intellectual Property is invalid or unenforceable or (C) challenging or seeking to deny or restrict, the rights of the Company or any of its Subsidiaries in any of the Company Owned Intellectual Property.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and except as set forth on Section 4.15(d) of the Company Disclosure Letter, to the Knowledge of the Company, no Person is misappropriating, infringing or violating, or since June 30, 2022, has misappropriated, infringed or violated, any Company Owned Intellectual Property.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each current and former employee, independent contractor and consultant of the Company or any of its Subsidiaries involved in the invention, creation, development or design of any Intellectual Property since June 30, 2022 has assigned by operation of law. or has presently assigned by executing a valid and binding written agreement, to the Company or one of its Subsidiaries all right, title, and interest in and to all Intellectual Property invented, created, developed, conceived and/or reduced to practice during the term and scope of such employee’s employment or such independent contractor’s or consultant’s work for the Company or one of its Subsidiaries, and (ii) no current or former stockholder, officer, director, or employee of the Company or any of its Subsidiaries has since June 30, 2022 claimed any right (whether or not currently exercisable), or interest in or to any Company Owned Intellectual Property.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries have taken commercially reasonable steps to maintain and protect the confidentiality of Trade Secrets, the value of which is contingent upon maintaining the confidentiality thereof, in each case, which are owned, licensed, used or held for use by the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no such Trade Secrets has been disclosed other than to employees, contractors, consultants, representatives and agents of the Company or any of its Subsidiaries under an enforceable obligation of confidentiality and, to the Knowledge of the Company, there has been no unauthorized disclosure of any such Trade Secrets.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) since June 30, 2022, none of the proprietary Software included in the Company Owned Intellectual Property (“Company Software” ) (A) to the Knowledge of the Company, contains any work, bomb, backdoor, clock, timer or other disabling device code, design or routine which can cause Software to be erased, inoperable or otherwise incapable of being used, either automatically or upon command, (B) has been distributed or incorporates any Software in a manner that requires, under the terms or conditions of any license to which such Company Software or Software incorporated therein is subject, that any such Company Software be (1) made available or distributed in source code form, (2) licensed for the purpose of making derivative works, (3) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind, or (4) redistributable at no charge, or (C) is subject to any agreement with any Person under which the Company or any of its Subsidiaries has deposited, or could be required to deposit, into escrow the source code of such Company Software and no such source code has been released to any Person, or is entitled to be released to any Person, by any escrow agent and (ii) the consummation of the Contemplated Transactions will not trigger the release of any source code of any Company Software.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the IT Assets owned, leased or licensed by the Company and its Subsidiaries are sufficient for the current needs of the Company and each of its Subsidiaries to, and operate in all respects as reasonably required by the Company and each of its Subsidiaries in order for each of them to, operate its respective business as presently conducted; (ii) the Company and its Subsidiaries have implemented commercially reasonable physical, technical and organization measures consistent with industry standards and all Privacy Requirements designed to protect the confidentiality and security of the IT Assets owned by the Company and its Subsidiaries, or otherwise in their possession or control, and Personal Information and other information stored or contained therein or processed thereby against any unauthorized use, access, interruption, destruction, alteration, modification, disclosure, loss, exfiltration or corruption, or other security incident (each, a “Security Breach”); (iii) since June 30, 2022, there has been no Security Breach of any of the IT Assets owned by, or, to the Knowledge of the Company, licensed or leased by, the Company and its Subsidiaries or of any Personal Information processed thereby or on behalf of the Company or any of its Subsidiaries or otherwise in the possession or control of the Company or any of its Subsidiaries; (iv) since June 30, 2022, neither the Company nor any of its Subsidiaries has been required under applicable Law to notify Governmental Bodies, affected individuals or other Persons of any Security Breach; and (v) since June 30, 2022, the Company and its Subsidiaries have used commercially reasonable efforts to ensure that all service providers, data processors and other third parties that process any Personal Information on behalf of the Company or any of its Subsidiaries or who access any IT Assets in the Company’s or any of its Subsidiaries’ possession or control comply with all Privacy Requirements and maintain the privacy, security, integrity and confidentiality of such Personal Information and IT Assets.

(i) Neither the execution and delivery of this Agreement, nor the performance of this Agreement by the Company or any of its Subsidiaries, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or failure to consent to the continued use of, any rights of the Company or any of its Subsidiaries in any Company Owned Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.16. Litigation. There are no, and since June 30, 2022, there have not been, any Actions pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any director or officer of the Company or any of its Subsidiaries, at law or in equity, or before or by any Governmental Body, and the Company and its Subsidiaries are not subject to or in violation of any Order, except, in each case, that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since June 30, 2022, there has not been any internal investigation conducted by the Company or the Company Board (or any committee thereof) concerning any material allegations of fraud or malfeasance.

Section 4.17. Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all insurance policies are in such amounts and against such risks as the Company or such Subsidiary reasonably has determined to be prudent, taking into account the industries in which the Company and such Subsidiary operates, and as is sufficient to comply with applicable Law, (b) each insurance policy under which the Company or any of its Subsidiaries is an insured or otherwise the principal beneficiary of coverage is in full force and effect and all premiums due thereon have been paid in full and the Company and its Subsidiaries are in compliance with the terms and conditions of such insurance policy, and (c) no notice of cancellation or termination has been received with respect to any insurance policy from the insurance provider, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured under such Company insurance policies. Schedule 4.17 of the Company Disclosure Letter sets forth all material insurance policies held by the Company and its Subsidiaries as of the date hereof.

Section 4.18. Employee Benefit Plans.

(a) Section 4.18(a) of the Company Disclosure Letter sets forth a true, complete and correct list of all material Company Plans in effect on the date hereof. Each Company Plan that is intended to meet the requirements to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter or is covered by a favorable opinion letter from the Internal Revenue Service, and, to the Knowledge of the Company, there are no existing circumstances that would reasonably be expected to result in the disqualification of such Company Plan. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Plan has been established and maintained in accordance with the requirements of the Code, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and other applicable Laws. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company Plan that could reasonably be expected to subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(b) With respect to each material Company Plan (in the case of a material PEO Plan, solely to the extent copies are reasonably available to the Company), the Company has made available to Parent true and complete copies of the following (as applicable) prior to the date hereof: (i) the Plan document, including all material amendments thereto or, with respect to any such unwritten Plan, a summary of all material terms thereof, (ii) the summary plan description along with all summaries of material modifications thereto, (iii) a copy of the most recent actuarial report for the Plan, (iv) a copy of all material filings and non-routine correspondence with any Governmental Body relating to a Company Plan received or sent within the last two (2) years, and (v) the most recent Internal Revenue Service determination or opinion letter.

(c) With respect to each Company Plan, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all contributions required to be made by the Company or any of its Subsidiaries to, and premiums payable by the Company or any of its Subsidiaries in respect of, such Company Plan have been timely made or, to the extent not required to be made on or before the date hereof, have been properly accrued on the Company’s financial statements in accordance with GAAP, and (ii) there are no Actions pending, or to the Knowledge of the Company, threatened, against any Company Plan (or in the case of a PEO Plan, in relation to the participation by the Company or any of its Subsidiaries in such Company Plan), other than routine claims for benefits.

(d) None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has in the past six (6) years sponsored or contributed to (or been required to contribute to), or maintained an employee benefit plan that is or was within the past six (6) years, (i) subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Sections 3(37) and 4001(a)(3) of ERISA, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. None of the Company Plans obligates the Company or any of its Subsidiaries to provide a current or former employee (or any spouse or dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with the Company or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any other Law at the sole expense of the participant and coverage through the end of the month of termination of employment.

(e) Neither the execution or delivery of this Agreement, nor the consummation of the Contemplated Transactions, will, either individually or together with the occurrence of some other event (including, but not limited to, a termination of employment or service), (i) result in any payment or benefit (including severance, bonus or other similar payment) becoming due to any current or former officer, director, independent contractor (who is a natural person) or employee of the Company or any of its Subsidiaries, (ii) increase any benefits or compensation otherwise payable under any Company Plan to any current or former officer, director, independent contractor (who is a natural person) or employee of the Company or any of its Subsidiaries, (iii) result in the acceleration of the time of payment or vesting of any payments or benefits owed to any current or former officer, director, independent contractor (who is a natural person) or employee of the Company or any of its Subsidiaries under any Company Plan, (iv) require the Company or its Subsidiaries to set aside any assets to fund any compensation or benefits under any Company Plan, (v) limit the ability of the Company or any of its Subsidiaries to amend or terminate any Company Plan or (vi) result in any payment that would, individually or in combination with any other payment, constitute an “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code. Neither the Company nor any of its Subsidiaries has any obligation to pay any gross-up, reimbursement or other payment in respect of any Tax imposed under Section 4999 or Section 409A of the Code.

Section 4.19. Environmental Compliance and Conditions.

(a) Except for matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) the Company and its Subsidiaries are, and since June 30, 2022 have been, in compliance with all Environmental Laws;

(ii) the Company or its Subsidiaries holds, and are and have been in compliance since June 30, 2022 with, all authorizations, licenses and Permits required under Environmental Laws to operate its business as presently conducted;

(iii) neither the Company nor its Subsidiaries has received any written claim, notice or complaint, or been subject to any Action from any Governmental Body or Third Party regarding any actual or alleged violation of Environmental Laws or any Liabilities or potential Liabilities investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees arising under any actual or alleged violation of Environmental Laws, and to the Knowledge of the Company, no such Action has been threatened;

(iv) neither the Company nor any of its Subsidiaries has exposed any Person to, disposed or arranged for disposal of or released any Hazardous Substance, including at any Company Real Property, so as to give rise to Liability for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or any other Environmental Laws;

(v) no Hazardous Substances are present or have been disposed of or released on, at, in or under (i) any real property currently or formerly owned, leased or operated by, or (ii) any property or facility to which any Hazardous Substance has been transported for disposal, recycling or treatment by or on behalf of, in each case, the Company or its Subsidiaries or to the Company’s Knowledge, any of their respective predecessors;

(vi) neither the Company nor any of its Subsidiaries has assumed or retained any Liabilities under any applicable Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business; and

(vii) to the Company’s Knowledge, there is no Liability of the Company or any of its Subsidiaries as a result of any Environmental Law or Hazardous Substances.

(b) To the Company’s Knowledge, the Company has made available to Parent all environmental, health and safety reports (including Phase I and Phase II) reports that relate to the Company or its Subsidiaries or to any property or facility owned or leased by the Company or its Subsidiaries, in each case that are in the Company’s possession.

Section 4.20. Employment and Labor Matters.

(a) Since June 30, 2022, neither the Company nor any of its Subsidiaries is a party to, bound by, or subject to, any collective bargaining agreement or other similar agreement with a labor union, works council or other employee representative body and no employees of the Company or any of its Subsidiaries are represented by a labor union, works council or other similar employee representative body. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since June 30, 2022, there has been no actual or threatened unfair labor practice charges, grievances, strikes, lockouts, work stoppages or other labor disputes against or affecting the Company or its Subsidiaries.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no material Actions or any disputes (other than routine individual grievances) pending or to the Company’s Knowledge threatened (A) between the Company or any of its Subsidiaries and any of their respective officers, directors, or employees or (B) by or before any Governmental Body affecting the Company or any of its Subsidiaries concerning employment matters, and (ii) as of the date of this Agreement, to the Knowledge of the Company, no labor union, labor organization, works council or group of employees of the Company or its Subsidiaries has made a demand for recognition or certification.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and since June 30, 2022 have been, in compliance in all material respects with all applicable Laws relating to labor and employment, including all such Laws relating to wages, hours, human rights, immigration, discrimination, pay equity, workers’ compensation, safety and health, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees), the Worker Adjustment and Retraining Notification Act (“WARN”) and any similar foreign, state, provincial or local “mass layoff” or “plant closing” Law.

(d) Since June 30, 2022, to the Knowledge of the Company, (i) there has been no material allegation of sexual or other discrimination, harassment or sexual misconduct made against any current or former officer, director or employee of the Company, (ii) neither the Company nor any of its Subsidiaries has entered into any material settlement agreement related to allegations of the foregoing conduct by any current or former officer, director or employee of the Company, and (iii) all material allegations of the foregoing conduct by any current or former officer, director or employee of the Company have been duly investigated in good faith or otherwise addressed in accordance with the applicable Company policy in effect at the time and applicable Law.

Section 4.21. Material Relationships.

(a) Section 4.21(a) of the Company Disclosure Letter sets forth a complete and accurate list of (i) the Company’s 10 largest customers (based on a consolidation of each customer with each of its Affiliates) for the fiscal year ended December 31, 2024, as measured by aggregate monthly contractual rent (defined as cash rent including customer reimbursements for metered power) (the “Top Customers”), (ii) the Company’s 10 largest vendors, suppliers or services providers (based on a consolidation of each vendor, supplier or service provider with each of its Affiliates) for the fiscal year ended December 31, 2024, as measured by aggregate expenditures made by the Company and its Subsidiaries to each such vendor, supplier or servicer provider (the “Top Suppliers”) and (iii) the Company’s 15 largest electrical power suppliers for the fiscal year ended December 31, 2024, in each case as measured by the aggregate amount of megawatts purchased (the “Top Power Suppliers”).

(b) Except as set forth on Section 4.21(b) of the Company Disclosure Letter, since the Company Balance Sheet Date through the date hereof, no Top Customer, Top Supplier or Top Power Supplier of the Company and its Subsidiaries listed on Section 4.21(a) of the Company Disclosure Letter has cancelled, rescinded, terminated, or notified the Company or its Subsidiaries in writing of any intention to cancel, rescind or terminate any Contract or business relationship with the Company or its Subsidiaries.

Section 4.22. Government Contracts. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since June 30, 2022, neither the Company nor any of its Subsidiaries has (a) breached or violated any Government Contract; (b) been excluded from bidding by a Governmental Body; (c) been audited or investigated by any Governmental Body with respect to any Government Contract; (d) conducted or initiated any internal investigation or made any disclosure with regard to any irregularity in connection with a Government Contract; (e) received any small business set aside contract or other order or contract requiring small business or other preferred bidder status; or (f) to the Knowledge of the Company, received any allegations of fraud, false claims or overpayments with respect to any of the Company’s or the its Subsidiaries’ Government Contracts.

Section 4.23. Regulatory Matters. None of the Company or any of its Subsidiaries is subject to any one or more of the following: (i) regulation as an “electric utility company”, a “public-utility company” or a “holding company” as defined under PUHCA, (ii) regulation as a “public utility” within the meaning of Section 201(e) of the FPA or (iii) any Laws or regulations of any State Commission pertaining to rates, incurrence of Indebtedness or organizational matters.

Section 4.24. Fiber Network. Except for violations and defaults that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The collocation facilities operated by the Company as commercial data centers and the Company’s Physical Network, taken as a whole, are, in all material respects, working, functional, fit for the purpose intended, have been maintained, subject to ordinary wear and tear, in good repair and working order condition and are without any material defects for purposes of operating the business as operated by the Company.

(b) The Company has a Valid Right, or otherwise has the right, to use all equipment reasonably necessary to operate the Physical Network of the Company as currently operated by the Company.

Section 4.25. Brokerage. Other than Moelis & Company LLC and PJT Partners LP (each, a “Financial Advisor”), no Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of the Company.

Section 4.26. Disclosure. None of the information supplied or to be supplied by or on behalf of the Company in writing for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC and becomes effective under the Securities Act (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) or (b) the Proxy Statement and any amendments or supplements thereto, will, at the time the Proxy Statement is mailed to the Company Stockholders, or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, necessary in order to make the statements therein, at that time and in light of the circumstances under which they are made, not false or misleading. The Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information not supplied by or on behalf of the Company for inclusion or incorporation by reference in the foregoing documents. The representations and warranties contained in this Section 4.26 will not apply to statements or omissions included in the Registration Statement or Proxy Statement upon information furnished to the Company in writing by Parent specifically for use therein.

Section 4.27. No Rights Agreement. There is no stockholder rights plan, “poison pill,” anti-takeover plan or other similar device in effect to which the Company is a party or by which it is otherwise bound.

Section 4.28. Fairness Opinion. The Company Board has received the separate opinions of Moelis & Company LLC and PJT Partners LP, each to the effect that, and as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Exchange Ratio is fair from a financial point of view to the holders of shares of Company Common Stock (other than the Cancelled Shares), and each such opinion has not been withdrawn, revoked or modified. A true and complete copy of such opinion shall be provided to Parent promptly after the date hereof.

Section 4.29. NO OTHER REPRESENTATIONS AND WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV (AS MODIFIED BY THE COMPANY DISCLOSURE LETTER) AND IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 8.03(D), NEITHER THE COMPANY NOR ANY PERSON ON BEHALF OF THE COMPANY MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE COMPANY HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE CONTEMPLATED TRANSACTIONS. IN PARTICULAR, WITHOUT LIMITING THE FOREGOING DISCLAIMER, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV (AS MODIFIED BY THE COMPANY DISCLOSURE LETTER) AND IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 8.03(D), NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY TO PARENT OR ANY OF ITS AFFILIATES OR REPRESENTATIVES WITH RESPECT TO (I) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR PROSPECT INFORMATION RELATING TO THE COMPANY OR ANY OF ITS SUBSIDIARIES OR THEIR RESPECTIVE BUSINESSES; OR (II) ANY ORAL OR WRITTEN INFORMATION PRESENTED TO PARENT OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN THE COURSE OF THEIR DUE DILIGENCE INVESTIGATION OF THE COMPANY, THE NEGOTIATION OF THIS AGREEMENT OR IN THE COURSE OF THE MERGER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.30. NON-RELIANCE. NEITHER THE COMPANY NOR ANY OF ITS SUBSIDIARIES IS RELYING, AND NEITHER THE COMPANY NOR ANY OF ITS SUBSIDIARIES HAS RELIED, ON ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER BY OR ON BEHALF OF, PARENT, MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES REGARDING THE SUBJECT MATTER OF THIS AGREEMENT, EXPRESS OR IMPLIED, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES IN ARTICLE IV OR ANY CERTIFICATE DELIVERED PURSUANT TO SECTION 8.03(D). SUCH REPRESENTATIONS AND WARRANTIES BY PARENT AND MERGER SUB CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF EACH OF PARENT AND MERGER SUB IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS AND THE COMPANY UNDERSTANDS, ACKNOWLEDGES AND AGREES ON BEHALF OF ITSELF AND EACH OF ITS SUBSIDIARIES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE WHETHER EXPRESS, IMPLIED OR STATUTORY ARE SPECIFICALLY DISCLAIMED BY EACH OF PARENT AND MERGER SUB. NEITHER PARENT NOR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO THE COMPANY OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE COMPANY, OR THE COMPANY’S USE

OF, ANY SUCH INFORMATION, INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE TO THE COMPANY IN CERTAIN “DATA ROOMS” OR MANAGEMENT PRESENTATIONS IN EXPECTATION OF THE CONTEMPLATED TRANSACTIONS. IN CONNECTION WITH ITS DUE DILIGENCE INVESTIGATION OF PARENT, THE COMPANY HAS RECEIVED AND MAY CONTINUE TO RECEIVE AFTER THE DATE HEREOF FROM PARENT CERTAIN ESTIMATES, PROJECTIONS, FORECASTS AND OTHER FORWARD-LOOKING INFORMATION REGARDING PARENT AND ITS BUSINESSES AND OPERATIONS. THE COMPANY ACKNOWLEDGES THAT THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH ESTIMATES, PROJECTIONS, FORECASTS AND OTHER FORWARD-LOOKING STATEMENTS AND THAT THE COMPANY WILL HAVE NO CLAIM AGAINST PARENT AND MERGER SUB WITH RESPECT THERETO UNLESS ANY SUCH INFORMATION IS EXPRESSLY INCLUDED IN A REPRESENTATION OR WARRANTY CONTAINED IN THIS AGREEMENT OR CERTIFICATE DELIVERED PURSUANT TO SECTION 8.03(D).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as otherwise disclosed in (a) Parent SEC Documents filed with or furnished on or after March 3, 2025 until two (2) Business Day prior to the date of this Agreement (excluding any disclosures in “risk factors” or otherwise relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature (in each case, other than any description of historical facts or events included therein)); provided, that, this clause (a) shall not apply to the representations and warranties set forth in Section 5.01, Section 5.02, Section 5.03, Section 5.04, the first sentence of Section 5.09 and Section 5.18 or (b) the confidential disclosure letter delivered by Parent to the Company concurrently with this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub represent and warrant to the Company as follows:

Section 5.01. Organization and Corporate Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Parent and each of its Subsidiaries has all requisite corporate or other entity power and authority and all authorizations, licenses and Permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such authorizations, licenses and Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its Subsidiaries is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership or leasing of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified, authorized or in good standing would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. True and complete copies of the Certificate of Incorporation and the Bylaws of Parent have been heretofore made available to the Company and each is in full force and effect. Parent is not in breach of its Certificate of Incorporation or Bylaws in any material respects.

Section 5.02. Authorization; Valid and Binding Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder, and to consummate the Merger and the Contemplated Transactions, subject, in the case of the Merger, to the receipt of board approval of Parent and board approval of Merger Sub (the “Parent Board Approvals”) and the written consent of Parent as the sole stockholder of Merger Sub to the adoption of this Agreement (the “Merger Sub Consent”). The Parent Board has unanimously (a) determined that this Agreement and the Contemplated Transactions on the terms and subject to the conditions set forth herein are advisable and in the best interests of, Parent and the Parent Stockholders and (b) approved and deemed advisable the execution and delivery of this Agreement, the performance by Parent of its covenants and agreements contained herein and the consummation of the Contemplated Transactions, including the Merger, and the issuance of shares of Parent Class A Common Stock, New Tranche 1 Warrants and New Tranche 2 Warrants in connection therewith, each on the terms and subject to the conditions set forth herein. The Merger Sub Board has (i) unanimously determined that this Agreement and the Contemplated Transactions on the terms and subject to the conditions set forth herein are advisable and in the best interests of Merger Sub and its sole stockholder, (ii) unanimously approved and deemed advisable the execution and delivery of this Agreement, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Contemplated Transactions, including the Merger, and (iii) recommended that Parent, as the sole stockholder of Merger Sub, adopt this Agreement and approve the Contemplated Transactions, including the Merger. As of the date of this Agreement, such approvals, determinations, declarations, resolutions and directions are valid and have not been amended or withdrawn. Except for the Parent Board Approvals and the Merger Sub Consent, no other corporate proceeding, including pursuant to the laws of the State of Delaware or the listing standards of NASDAQ, on the part of Parent or Merger Sub is necessary to authorize or adopt this Agreement, or to consummate the Merger and the Contemplated Transactions (except for the filing of the Certificate of Merger, appropriate merger documents under the HSR Act, the Registration Statement and Proxy Statement as required by applicable Law). Parent is its own “ultimate parent entity” for purposes of the HSR Act (as that term is defined in 16 C.F.R. §801.1(a)(3)). Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery by the Company and any other counterparty thereto, this Agreement constitutes their legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by the Enforceability Exceptions. The shares of Parent Class A Common Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and the New Tranche 1 Warrants and New Tranche 2 Warrants when issued in accordance with the terms hereof will be duly authorized and validly issued.

Section 5.03. Parent Capital Stock.

(a) As of the date hereof, the authorized capital stock of Parent consists of (w) 3,000,000,000 shares of Parent Class A Common Stock, (x) 200,000,000 shares of Parent Class B Common Stock, (y) 200,000,000 shares of Parent Class C Common Stock and (z) 100,000,000 shares of Parent Preferred Stock. As of the Measurement Date, there were (i) 369,949,555 shares of Parent Class A Common Stock issued and outstanding, (ii) 118,102,040 shares of Parent Class B Common Stock issued and outstanding, (iii) no shares of Parent Class C Common Stock issued and outstanding, (iv) 6,588,000 shares of Parent Common Stock issued and held in the treasury of Parent, (v) no shares of Parent Preferred Stock issued and outstanding, (v) 71,209,656 shares of Parent Class A Common Stock subject to outstanding Parent Equity Awards, (vi) 46,492,798 shares of Parent Class A Common Stock reserved for issuance under the Parent Equity Plans, (vii) 4,337,386 shares of Parent Class A Common Stock underlying Parent Warrants with an Exercise Price (as defined in the Parent Warrants issued pursuant to the Parent 2021 Note Purchase Agreement) of $1.55 per share, and 7,807,282 shares of Parent Class A Common Stock underlying Parent Warrants with an Exercise Price (as defined in the Parent Warrants issued pursuant to the Parent 2021 Note Purchase Agreement) of $0.0005 per share and (viii) 375,000 shares of Parent Class A Common Stock subject to purchase in connection with an equity greenshoe option granted to Magnetar Financial LLC pursuant to the Parent 2021 Note Purchase Agreement. As of the Measurement Date, 10,000,000 shares of Parent Common Stock were reserved for future purchase under the Parent employee stock purchase plan.

(b) All of the outstanding shares of Parent Capital Stock have been, and all shares that may be issued pursuant to any Parent Equity Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or similar rights. All of the issued and outstanding shares of Parent Capital Stock were issued in compliance with all applicable Laws concerning the issuance of securities. There are no outstanding bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which stockholders of the Parent may vote. Except as specified in this Section 5.03 or as set forth on Section 5.03(b) of the Parent Disclosure Letter, Parent does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by Parent. Except as specified in this Section 5.03 or as set forth on Section 5.03(b) of the Parent Disclosure Letter, there are no outstanding or promised (i) shares of capital stock or other equity interests or voting securities or ownership interests of Parent, (ii) securities convertible or exchangeable, directly or indirectly, into capital stock or other equity interests or voting securities or ownerships interests of Parent, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal, binding commitments or other Contracts that require Parent to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock or other equity interests or voting securities or ownership interests of Parent, (iv) restricted shares, restricted stock units, stock appreciation rights, phantom stock, profit participation or similar securities of Parent or (v) bonds, debentures, notes or other indebtedness for borrowed money of Parent having the right to vote on any matters on which Parent Stockholders may vote (collectively, the “Parent Securities”). As of the date hereof, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Securities. Neither Parent nor any of its Subsidiaries is a party to any voting agreement with respect to the voting, registration or transfer of any Parent Securities. Since the Parent Balance Sheet Date to the date hereof, neither Parent nor any of its Subsidiaries has declared, set aside or paid any dividends on, or made any other distributions (whether in cash or stock) in respect of, any capital stock or other equity interests or voting securities of such Person (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of Parent to its parent entity).

Section 5.04. Subsidiaries. Parent’s registration statement on Form S-1 filed with the SEC on March 3, 2025 identifies, as of its filing date, all “significant subsidiaries” (as defined under Rule 1-02(w) of Regulation S-X promulgated pursuant to the 1934 Act) (each, a “Significant Subsidiary”) of Parent and their respective jurisdictions of organization. Each Significant Subsidiary of Parent is a corporation or other entity duly organized, validly existing and in good standing (to the extent such concept exists in such jurisdiction) under the laws of the jurisdiction of its incorporation or organization, except where failure to be in good standing has, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All of the outstanding shares of capital stock or equivalent equity interests of each of Parent’s Significant Subsidiaries have been validly issued, are fully paid and nonassessable, and are owned of record and beneficially, directly or indirectly, by Parent free and clear of all Liens (other than Permitted Liens). None of Parent’s Significant Subsidiaries has any other equity securities authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing. There are no outstanding or authorized options or other rights to acquire from any of Parent’s Significant Subsidiaries, or any obligations of any of Parent’s Significant Subsidiaries to issue, any capital stock, voting securities, or securities convertible into or exchangeable for capital stock or voting securities of any of Parent’s Subsidiaries (collectively, “Parent Subsidiary Securities”). There are no outstanding obligations of Parent or its Significant Subsidiaries to repurchase, redeem, or otherwise acquire any Parent Subsidiary Securities, and there are no other options, calls, warrants, or other rights, relating to Parent Subsidiary Securities to which Parent or its Significant Subsidiaries is a party. Except for the capital stock or other equity or voting interests of its Significant Subsidiaries, Parent does not own, directly or indirectly, any capital stock or other equity or voting interests in any Person.

Section 5.05. No Breach. Except as set forth in Section 5.05 of the Parent Disclosure Letter, the execution, delivery and performance of this Agreement by Parent and the consummation of the Contemplated Transactions do not and will not (a) conflict with or violate any of Parent’s Organizational Documents, (b) assuming all consents, approvals, authorizations and other actions described in Section 5.06 have been obtained and all filings and obligations described in Section 5.06 have been made, conflict with or violate any Law or Order to which Parent, its Subsidiaries or any of its or their properties or assets is subject or (c) with or without the giving of notice or lapse of time or both, conflict with or result in any breach of, constitute a default under, result in a violation of, give rise to a right of termination, cancellation or acceleration under, give rise to any penalties, repayment obligations, special assessments or additional payments under, result in loss of any benefit under, result in the creation of any Lien (other than any Permitted Lien) upon any assets of Parent or any of its Subsidiaries pursuant to or require any consent, waiver, approval of any other Person pursuant to, the provisions of any material contract of Parent; except, in the case of each of clauses (b) and (c) of this Section 5.05, for any conflicts, violations, consents, approvals, authorizations, breaches, defaults, terminations, cancellations, accelerations, penalties, repayment obligations, special assessments or additional payments, Liens or waivers, which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.06. Consents, etc. Except for (a) the applicable requirements of the HSR Act and any other Antitrust Law, (b) applicable requirements of the Exchange Act, (c) the filing of the Registration Statement, including the Proxy Statement under the Securities Act, (d) any filings required under state or foreign securities Laws, including any “blue sky” Laws, (e) any filings required by NASDAQ, (f) the filing of the Certificate of Merger and (g) any filings (A) the failure of which to make would not prevent or materially impair Parent’s ability to consummate the

Merger prior to the End Date or (B) the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the Contemplated Transactions. Other than as stated above or as set forth on Section 5.06 of the Parent Disclosure Letter, no consent, approval or authorization of any Governmental Body is required to be obtained by Parent or any of its Subsidiaries in connection with its execution, delivery and performance of this Agreement or the consummation of the Contemplated Transactions, except for those consents, approvals and authorizations the failure of which to obtain (A) would not prevent or materially impair Parent’s ability to consummate the Merger prior to the End Date or (B) has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.07. SEC Reports; Disclosure Controls and Procedures.

(a) Except as set forth on Section 5.07(a) of the Parent Disclosure Letter, Parent has timely filed or furnished all forms, reports and other documents with the SEC required to be filed or furnished by Parent since March 27, 2025 (such reports or documents, together with any exhibits and schedules thereto, and information incorporated herein, the “Parent SEC Documents”). No Subsidiary of Parent is required to file or furnish, or files or furnishes, any form, report or other document with the SEC. As of their respective filing dates (or, if amended, supplemented or superseded by a filing at least two (2) Business Days prior to the date of this Agreement, then on the date of such most recent applicable amendment, supplement or superseding filing) (and as of the date of effectiveness, in the case of any Parent SEC Documents that is a registration statement or an amendment or supplement to a registration statement): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the NASDAQ and the Sarbanes-Oxley Act (as the case may be), and the rules and regulations promulgated thereunder, each as in effect on the date so filed or furnished, and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements (including related notes, if any) contained in the Parent SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto at such time; (ii) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC); and (iii) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal year-end audit adjustments (or with respect to pro forma financial information, subject to the qualifications stated therein)).

(c) Parent has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) that provides reasonable assurances regarding the reliability of financial reporting. Parent maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) reasonably designed to provide reasonable assurance that all information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure. Parent’s internal control over financial reporting is in compliance in all material respects with the applicable requirements of Section 404 of the Sarbanes-Oxley Act. Parent has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Parent Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Since March 27, 2025, any material change in internal control over financial reporting required to be disclosed in any Parent SEC Document has been so disclosed. As of the date of this Agreement, there have not been, since June 30, 2022, any complaints or concerns made through Parent’s whistleblower hot line or equivalent system for receipt of employee concerns regarding alleged violations of law or questionable accounting or auditing matters that are material to Parent and its Subsidiaries, taken as a whole, that remain outstanding or unresolved.

(d) As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Parent SEC Documents and, to the Knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review. To the Knowledge of Parent, there are no SEC inquiries or investigations pending or threatened, in each case regarding any accounting practices of Parent.

(e) Neither Parent nor any of its Subsidiaries is a party to, and has no commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s published financial statements or other Parent SEC Documents.

(f) Since March 3, 2025, each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NASDAQ, and the statements contained in any such certifications were complete and correct as of their respective dates.

(g) There are no outstanding loans or other extensions of credit made by Parent or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of Parent.

Section 5.08. No Undisclosed Liabilities. Except (a) as and to the extent disclosed and provided for or reserved against on the unaudited consolidated balance sheet of Parent of March 31, 2025 (the “Parent Balance Sheet Date”) (or disclosed in the notes to such balance sheet) that is included in the Parent SEC Documents; (b) as incurred after the date thereof in the ordinary course of business (but excluding violations of law or regulation, breaches of Contracts or Permits or torts); (c) as incurred in connection with this Agreement or the Contemplated Transactions; or (d) as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent, together with its Subsidiaries, does not have any Liabilities.

Section 5.09. Absence of Certain Developments. Since the Parent Balance Sheet Date to the date of this Agreement, there has not been any Parent Material Adverse Effect. Except as in connection with the Contemplated Transactions, since the Parent Balance Sheet Date to the date of this Agreement, none of Parent or any of its Subsidiaries has taken or omitted to take any action that, if taken or omitted during the period from the date of this Agreement through the Effective Time without the Company’s consent, would constitute a breach of Section 6.02(b)(i), Section 6.02(b)(ii) or Section 6.02(b)(iv).

Section 5.10. Compliance with Laws.

(a) Parent and each of its Subsidiaries are and have been since June 30, 2022, in compliance with all Laws, applicable to them or any of the properties or other assets or businesses or operations of Parent and its Subsidiaries, except where any noncompliance would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since June 30, 2022, (i) neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Body that (A) alleges any violation or noncompliance of any applicable Law, and to Parent’s Knowledge, there is no such investigation or inquiry pending or (B) asserts any fine, assessment or cease and desist order, or the suspension, revocation or limitation or restriction of any Permit issued to or held by Parent or any of its Subsidiaries and (ii) neither Parent nor any of its Subsidiaries has entered into any agreement or settlement with any Governmental Body with respect to its alleged noncompliance with, or violation of, any applicable Law. There is no Order outstanding against Parent or any of its Subsidiaries that is or would reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.

Section 5.11. Transactions with Affiliates. Since June 30, 2022 until the date hereof, there have been no transactions, or series of related transactions, agreements, arrangements or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, that would be required to be disclosed under Item 404(a) of Regulation S-K that have not been otherwise disclosed in the Parent SEC Documents filed prior to the date hereof.

Section 5.12. Litigation. There are no, and since June 30, 2022, there have not been, any Actions pending, or to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, or any director or officer of Parent or any of its Subsidiaries, at law or in equity, or before or by any Governmental Body, and Parent and its Subsidiaries are not subject to or in violation of any Order, except, in each case, that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since June 30, 2022, there has not been any internal investigation conducted by Parent or the Parent Board (or any committee thereof) concerning any material allegations of fraud or malfeasance.

Section 5.13. Brokerage. Other than Goldman Sachs & Co LLC, no Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of Parent.

Section 5.14. Disclosure. None of the information supplied or to be supplied by or on behalf of Parent in writing for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC and becomes effective under the Securities Act (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) or (b) the Proxy Statement and any amendments or supplements thereto, will, at the time the Proxy Statement is mailed to the Company Stockholders, or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, necessary in order to make the statements therein, at that time and in light of the circumstances under which they are made, not false or misleading. The Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information not supplied by or on behalf of Parent for inclusion or incorporation by reference in the foregoing documents. The representations and warranties contained in this Section 5.14 will not apply to statements or omissions included in the Registration Statement or Proxy Statement upon information furnished to Parent in writing by the Company specifically for use therein.

Section 5.15. Ownership of Company Capital Stock. Parent and its Subsidiaries do not beneficially own, and do not have any interest in, and, in the last three (3) years, have not beneficially owned or had any interest in any shares of Company Capital Stock.

Section 5.16. Merger Sub. Merger Sub was organized solely for the purpose of entering into this Agreement and consummating the Contemplated Transactions and has not engaged in any activities or business and have incurred no liabilities or obligations whatsoever, in each case other than those incident to its organization and the execution of this Agreement and the consummation of the Contemplated Transactions.

Section 5.17. Merger Qualification. Neither Parent nor either Merger Sub has taken or agreed to take any action, and, to the Knowledge of Parent, there are no facts, agreements, plans or other circumstances, in each case, that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.18. NO OTHER REPRESENTATIONS AND WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V (AS MODIFIED BY THE PARENT DISCLOSURE LETTER), AND IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 8.03(D), NEITHER PARENT NOR ANY PERSON ON BEHALF OF PARENT MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND PARENT HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE CONTEMPLATED TRANSACTIONS. IN PARTICULAR, WITHOUT LIMITING THE FOREGOING DISCLAIMER, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V (AS MODIFIED BY THE PARENT DISCLOSURE LETTER) AND IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 8.03(D), NEITHER PARENT, MERGER SUB NOR ANY OTHER PERSON MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY TO COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES WITH RESPECT TO (I) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR PROSPECT INFORMATION RELATING TO PARENT OR ANY OF ITS SUBSIDIARIES OR THEIR RESPECTIVE BUSINESSES; OR (II) ANY ORAL OR WRITTEN INFORMATION PRESENTED TO COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN THE COURSE OF ITS DUE DILIGENCE INVESTIGATION OF PARENT, THE NEGOTIATION OF THIS AGREEMENT OR IN THE COURSE OF THE MERGER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.19. NON-RELIANCE. NEITHER PARENT, MERGER SUB NOR ANY OF PARENT’S OTHER SUBSIDIARIES IS RELYING, AND NEITHER PARENT, MERGER SUB NOR ANY OF PARENT’S OTHER SUBSIDIARIES HAS RELIED, ON ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER BY OR ON BEHALF OF, COMPANY OR ANY OF ITS AFFILIATES REGARDING THE SUBJECT MATTER OF THIS AGREEMENT, EXPRESS OR IMPLIED, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES IN ARTICLE IV OR ANY CERTIFICATE DELIVERED PURSUANT TO SECTION 8.02(D). SUCH REPRESENTATIONS AND WARRANTIES BY THE COMPANY CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS AND EACH OF PARENT AND MERGER SUB UNDERSTANDS, ACKNOWLEDGES AND AGREES ON BEHALF OF ITSELF AND EACH OF ITS SUBSIDIARIES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE WHETHER EXPRESS, IMPLIED OR STATUTORY ARE SPECIFICALLY DISCLAIMED BY THE COMPANY. NEITHER THE COMPANY NOR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO PARENT OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO PARENT OR MERGER SUB, OR PARENT’S OR MERGER SUB’S USE OF, ANY SUCH INFORMATION, INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE TO PARENT OR MERGER SUB IN CERTAIN “DATA ROOMS” OR MANAGEMENT PRESENTATIONS IN EXPECTATION OF THE CONTEMPLATED TRANSACTIONS. IN CONNECTION WITH THEIR DUE DILIGENCE

INVESTIGATION OF THE COMPANY, PARENT AND MERGER SUB HAVE RECEIVED AND MAY CONTINUE TO RECEIVE AFTER THE DATE HEREOF FROM THE COMPANY CERTAIN ESTIMATES, PROJECTIONS, FORECASTS AND OTHER FORWARD-LOOKING INFORMATION REGARDING THE COMPANY AND ITS BUSINESSES AND OPERATIONS. PARENT AND MERGER SUB ACKNOWLEDGE THAT THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH ESTIMATES, PROJECTIONS, FORECASTS AND OTHER FORWARD-LOOKING STATEMENTS AND THAT PARENT AND MERGER SUB WILL HAVE NO CLAIM AGAINST THE COMPANY WITH RESPECT THERETO UNLESS ANY SUCH INFORMATION IS EXPRESSLY INCLUDED IN A REPRESENTATION OR WARRANTY CONTAINED IN THIS AGREEMENT OR CERTIFICATE DELIVERED PURSUANT TO SECTION 8.03(D).

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.01. Covenants of the Company.

(a) Except (i) as required or prohibited by applicable Law, (ii) as expressly required or expressly permitted by this Agreement, (iii) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), or (iv) as set forth in Section 6.01(a) of the Company Disclosure Letter, from the date hereof until the earlier of the Effective Time or the date this Agreement is validly terminated in accordance with Article IX (the “Pre-Closing Period”), the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (A) carry on its business in the ordinary course of business in all material respects, (B) preserve intact its current business organizations and its relationships with customers, suppliers, distributors, lenders, landlords, tenants, utility companies, power providers, Governmental Bodies and others having business relationships that in each case are material to the Company or its Subsidiaries taken as a whole, (C) comply with applicable Law in all material respects, (D) maintain in effect all necessary Permits that are material to the Company and its Subsidiaries taken as a whole and (E) maintain the material assets and material properties of the Company in their current condition in all material respects, ordinary wear and tear excepted; provided, that (i) no action by the Company or any of its Subsidiaries to the extent expressly permitted by an exception to any of Section 6.01(b) shall be a breach of this sentence unless such action would constitute a breach of another provision of this Section 6.01.

(b) Without limiting the generality of Section 6.01(a), during the Pre-Closing Period and except (i) as set forth in Section 6.01(b) of the Company Disclosure Letter, (ii) as required or prohibited by applicable Law, (iii) as expressly required or expressly permitted by this Agreement or (iv) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company shall not and shall cause its Subsidiaries, not to:

(i) enter into any new line of business outside the existing lines of business of the Company and its Subsidiaries as of the date of this Agreement;

(ii) (1) declare, set aside, establish a record date for or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any Company Capital Stock or Company Subsidiary Securities or other equity securities of the Company or its Subsidiaries or (2) directly or indirectly redeem, repurchase, buyback or otherwise acquire any shares of Company Capital Stock, any Company Subsidiary Securities, any Company Convertible Notes, any Company Warrants or any Company RSU Awards or Company PSU Awards with respect thereto, except, in each case, (A) for the declaration and payment of dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company solely to its direct parent entity, (B) any forfeitures or repurchases of unvested Company RSU Awards, Company PSU Awards or other shares of Company Capital Stock issued pursuant to or granted as awards under the Company Equity Plans in accordance with the terms thereof as in effect as of the date hereof, (C) to satisfy any applicable Tax withholding in respect of the vesting or settlement of any Company RSU Awards or Company PSU Awards, (D) for the issuance of shares of Company Common Stock (and payment of cash in lieu of issuing any fractional share) to settle (x) any conversion of any of the Company Convertible Notes in accordance with the terms of the corresponding Indenture or (y) any exercise of the Company Warrants, in each case, as outstanding on the date hereof and in accordance with their respective terms on the date hereof, (E) payments of regular scheduled interest upon the Company Convertible Notes solely to the extent required pursuant to the terms of the corresponding Indenture or any exercise of the Company Warrants, in each case, outstanding on the date hereof and in accordance with their respective terms as in effect on the date hereof, or (F) as required by the Company CVR Agreement;

(iii) (x) issue, sell, pledge, dispose of or otherwise encumber, or authorize the issuance, sale, pledge, disposition or other encumbrance of, or make or exercise any option to purchase with respect to, (1) any shares of Company Capital Stock or any Company Subsidiary Securities, (2) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest, (3) any phantom equity or similar contractual rights or (4) any rights, warrants or options to acquire any such shares or securities exchangeable into such shares, except in each case: (A) for the issuance of shares of Company Common Stock (and payment of cash in lieu of issuing any fractional shares) to settle (x) any conversion of the Company Convertible Notes in accordance with the terms of the corresponding Indenture existing as of the date hereof, or (y) any exercise of the Company Warrants, in each case, outstanding on the date hereof in accordance with their respective terms as in effect on the date of this Agreement, (B) for issuances of Company Common Stock upon the vesting or settlement of Company RSU Awards or Company PSU Awards outstanding prior to the date hereof or issued after the date hereof in compliance with this Agreement, in each case in accordance with their respective terms, (C) for transactions solely between or among any of the Company and its wholly owned Subsidiaries, and (D) Permitted Liens or (y) amend or otherwise change any term of any Company Capital Stock or Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(iv) except as required by the terms of a Company Plan as in effect as of the date hereof, (A) grant or increase (or promise to commit to grant or increase) the wages, salary, severance, equity or other compensation or benefits with respect to any of the Company’s or any of its Subsidiaries’ officers, directors, or employees, (B) establish, adopt, enter into, materially amend or terminate any Company Plan, other than the amendment of any Company Plan that is a broad-based welfare benefit plan in the ordinary course of business and in a manner that does not enhance the benefits under such Company Plan or increase the costs to the Company or any of its Subsidiaries, (C) accelerate the vesting, funding or time of payment of any compensation or other benefit, (D) enter into any transaction bonus, retention, change-of-control or similar agreement or arrangement with any employee of the Company or any of its Subsidiaries or pay or award (or commit to pay or award) any amounts in respect of the foregoing, (E) grant, or promise or commit to grant, any equity or equity-aligned awards or any long-term incentive awards, (F) waive or release any noncompetition, non-solicitation, nondisclosure, noninterference, non-disparagement or other restrictive covenant obligation of any current or former employee or other individual service provider;

(v) (A) adopt, enter into or amend any collective bargaining agreement or other Contract with any labor union, works council or other similar employee representative body applicable to the Company or its Subsidiaries or (B) engage in any conduct that would result in an employment loss or layoff for a sufficient number of employees of the Company or its Subsidiaries which would constitute a “plant closing” or “mass layoff” under WARN;

(vi) hire, engage, promote or terminate (other than for cause) any employee, except for (A) the hiring or engagement of any individual to whom an offer of employment has been extended on or prior to the date hereof as listed in Section 6.01(b)(vi) of the Company Disclosure Letter or (B) the hiring, engagement, promotion or termination of any employee below the title of Senior Manager and with a base salary less than $180,000 in the ordinary course of business consistent with past practice;

(vii) (A) other than as expressly required by this Agreement in furtherance of the Contemplated Transactions, amend, or propose to amend any Company Organizational Document (including by merger, consolidation or otherwise); (B) adopt a stockholders’ rights plan or similar plan or (C) other than this Agreement, enter into any agreement with respect to the voting of the Company Capital Stock or any Company Subsidiary Securities;

(viii) effect a recapitalization, reclassification of shares, stock split, reverse stock split, combination, subdivision or similar transaction or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of Company Capital Stock;

(ix) (i) adopt a plan of complete or partial liquidation or dissolution, of the Company or any of its “significant subsidiaries,” as defined in Rule 1-02(w) of Regulation S-X or (ii) enter into any merger, liquidation, dissolution, reorganization or restructuring of the Company or any such “significant subsidiaries”;

(x) other than capital expenditures made pursuant to Development Contracts with respect to the Parent Development Properties, incur, make or authorize any capital expenditures or any obligations or liabilities in respect thereof, other than capital expenditures that are in the ordinary course and do not exceed $5,000,000 individually or $10,000,000 in the aggregate or are contemplated by Annex 6.01(b)(x) to the Company Disclosure Letter;

(xi) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets of any other Person, except for (A) purchases in the ordinary course of business, (B) transactions (I) solely among the Company and one or more of its wholly owned Subsidiaries or (II) solely among the Company’s wholly owned Subsidiaries and (C) pursuant to existing contractual obligations disclosed to Parent prior to the date hereof but excluding the contractual obligations contemplated by Section 6.01(b)(xxvi);

(xii) (A) incur, assume, endorse, guarantee, or otherwise become liable for any indebtedness for borrowed money or any surety bonds or letters of credit obligations or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise) or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person (other than the Company or any of its Subsidiaries), (B) make any material loans or advances to any other Person, or (C) make any material capital contributions to, or investments in, any other Person, except, in each case, for (1) among the Company and its wholly owned Subsidiaries or to or among any wholly owned Subsidiaries of the Company, (2) any surety bonds or letters of credit obligations incurred, assumed, endorsed, guaranteed or for which the Company or any of its Subsidiaries otherwise become liable in the ordinary course of business, (3) any advances or deposits for the future delivery of goods or services, including under co-location agreements, and (4) guarantees by the Company or its Subsidiaries of obligations of the Company or any of its Subsidiaries;

(xiii) sell, transfer, assign, mortgage, encumber, pledge, license, lease, sublease, abandon or otherwise withdraw or dispose of any properties or assets with a fair market value in excess of $3,000,000 in the aggregate except for, in each case, (x) Permitted Liens, (y) sales of inventory and equipment, or of obsolete or worthless assets, in each case in the ordinary course of business, and (z) any transaction (I) solely among the Company and one or more of its wholly owned Subsidiaries or (II) solely among the Company’s wholly owned Subsidiaries;

(xiv) (A) other than non-exclusive licenses granted in the ordinary course of business, sell, lease, assign, transfer, convey, dispose of, grant any license or sublicense in, to or under, create or incur any Lien (other than Permitted Liens) on, any material Company Owned Intellectual Property or (B) allow any material Registered IP to lapse or go abandoned, other than at the end of its maximum statutory term;

(xv) pay, discharge, settle, compromise or satisfy, or offer or propose to pay, discharge, settle, compromise or satisfy, (A) any Action or threatened Action that results in the payment of monetary damages in excess of $3,000,000 in the aggregate, or that imposes any material restrictions or limitations upon the assets, operations or business of the Company or any of its Subsidiaries (or Parent after Closing) or equitable or injunctive remedies or the admission of wrongdoing by the Company or any of its Subsidiaries (or Parent, after the Closing) or (B) any Action or threatened Action (excluding any Action or threatened Action relating to Taxes, such Action and threatened Actions being subject to Section 6.01(b)(xvii)) that relates to the transactions contemplated hereby;

(xvi) change its fiscal year or change any of its financial accounting methods or practices or internal accounting controls or disclosure controls and procedures in any respect, except as required by GAAP, Regulation S-X of the Exchange Act, or a Governmental Body or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);

(xvii) other than in the ordinary course of business, (A) make, change or revoke any material Tax election with respect to the Company or any of its Subsidiaries, (B) adopt or make any material change to any material method of Tax accounting, (C) enter into any Closing Agreement relating to or affecting any material Tax Liability or refund of material Taxes with respect to the Company or any of its Subsidiaries, (D) change any material Tax accounting period, (E) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment (other than any such extensions or waivers automatically granted), or (F) settle or compromise any material Tax Liability or refund of material Taxes with respect to the Company or any of its Subsidiaries for an amount materially in excess of amounts reserved therefor, in the case of each of clauses (A) through (F), if such action would result in a material increase in the Tax liability of the Company and its Subsidiaries, taken as a whole (it being agreed and understood that none of clauses (i) through (xvi) nor clause (xviii) through (xxvii) of this Section 6.01(b) shall apply to Tax compliance matters other than clause (xxvii) insofar as it relates to this clause (xvii);

(xviii) amend or modify in any material respect, terminate or fail to renew (including failing to exercise a renewal or extension option under) or grant any material waiver or consent under, any Company Material Contract (or any Contract that, if existing on the date hereof, would be a Company Material Contract), or enter into any Contract that, if existing on the date hereof, would be a Company Material Contract, or otherwise knowingly waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries with respect to any Company Material Contract (excluding any Development Contracts with respect to the Parent Development Properties, which shall be subject to Section 6.01(b)(xxiv), and Real Property Leases, which shall be subject to Section 6.01(b)(xxv)), in each case other than (a) in the ordinary course and in a manner that is not reasonably expected to be adverse to the Company or its Subsidiaries or, after giving effect to the Contemplated Transactions, Parent and its Subsidiaries, (b) the expiration or renewal of any Company Material Contract with a Third Party in accordance with its terms, or (c) as expressly contemplated by this Agreement;

(xix) take any action to exempt any Person from any state takeover statute or similar statute or regulation that applies to the Company with respect to an Acquisition Proposal, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Parent, Merger Sub, or any of their respective Subsidiaries or Affiliates or to the extent permitted pursuant to Section 7.04;

(xx) voluntarily abandon, withdraw, terminate, suspend, abrogate, amend or modify any Permit issued to or held by the Company or any of its Subsidiaries in a manner that would materially impair the operation of the business of the Company or any of its Subsidiaries, taken as a whole;

(xxi) (i) fail to maintain any material property insurance currently in effect covering the Owned Real Property or (ii) cancel, amend or modify any material license or Permit held by the Company with respect to the Owned Real Property, Company Real Property Leases or any part thereof which would be binding after the Effective Time in a manner that would materially impair the operation or the use of such real property (as currently used in connection with the Company’s business);

(xxii) initiate or consent to any material zoning reclassification of any Company Real Property or any material change to any approved site plan (in each case, that is material to such Company Real Property or plan, as applicable), special use permit or other land use entitlement affecting any material Company Real Property or Leased Real Property, in each case, in a manner that would materially inhibit the Company’s ability to develop or use the Company Real Property for data center operations;

(xxiii) fail to maintain in full force and effect existing material insurance policies (or substantially similar replacements thereto) (excluding property insurance covering Owned Real Property, which is the subject of Section 6.01(b)(xxi)); provided that in the event of a termination, cancellation or lapse of any material insurance policy, the Company shall use reasonable best efforts to promptly obtain replacement policies on substantially consistent terms and providing substantially comparable insurance coverage with respect to the material assets, operations and activities of the Company and its Subsidiaries as currently in effect as of the date hereof;

(xxiv) (A) enter into or materially amend, modify, waive any material rights under or grant any material consents under any material Development Contract at any Development Property that is not a Parent Development Property, other than in the ordinary course of business; provided that the Company and its Subsidiaries shall not enter into any new co-location agreements with respect to any Development Property that is not a Parent Development Property or (B) enter into or materially amend, modify, waive any material rights under or grant any material consents under any non de minimis Development Contract with respect to a Parent Development Property;

(xxv) enter into or materially amend, renew or extend (or fail to exercise a renewal or extension option under), or materially modify a Company Real Property Lease or terminate any Company Real Property Lease (except any termination that shall occur at the end of the maximum term of such Real Property Lease), other than by extending such term through the payment of any extension fee in an amount up to $3,000,000;

(xxvi) fail to take any action contemplated to be taken by the Company on Section 6.01(b)(xxvi) of the Company Disclosure Letter; or

(xxvii) authorize, agree or commit to take any of the actions described in Section 6.01(b)(i) through (xxvi).

Section 6.02. Covenants of Parent.

(a) Except (i) as set forth in Section 6.02(a) of the Parent Disclosure Letter, (ii) as required or prohibited by applicable Law, (iii) as expressly permitted or expressly required by this Agreement or (iv) with the prior written consent of the Company (which consent shall not be unreasonably delayed, withheld or conditioned), during the Pre-Closing Period, Parent shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (A) carry on its business in the ordinary course of business in all material respects and (B) preserve intact its current business organizations and its relationships with material customers, material suppliers, Governmental Bodies and others having business relationships that are material to Parent or its Subsidiaries taken as a whole, provided, that (i) no action by Parent or any of its Subsidiaries to the extent expressly permitted by an exception to any of Section 6.02(b) shall be a breach of this sentence unless such action would constitute a breach of another provision of this Section 6.02.

(b) Without limiting the generality of Section 6.02(a), during the Pre-Closing Period and except (i) as set forth in Section 6.02(b) of the Parent Disclosure Letter, (ii) as required or prohibited by applicable Law, (iii) as expressly required or expressly permitted by this Agreement or (iv) with the prior written consent of the Company (which consent shall not be unreasonably delayed, withheld or conditioned), Parent shall not and shall cause its Subsidiaries not to:

(i) (1) declare, set aside, establish a record date for or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any Parent Capital Stock, except (A) for the declaration and payment of dividends or distributions by a direct or indirect Subsidiary of Parent solely to its parent, (B) any forfeitures or repurchases of Parent Equity Awards granted under the Parent Equity Plans, or (C) to satisfy any applicable Tax withholding in respect of the exercise, vesting or settlement of any Parent Equity Award;

(ii) issue, sell or authorize the issuance or sale of, or make any option to purchase with respect to, (1) any shares of Parent Capital Stock or any equity securities of Parent’s subsidiaries, (2) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest, (3) any phantom equity or similar contractual rights or (4) any rights, warrants or options to acquire any such shares or securities exchangeable into such shares, except in each case: (A) the grant of Parent Equity Awards or any other equity compensation award pursuant to any stockholder-approved equity plan, (B) for issuances of Parent Common Stock upon the vesting, exercise or settlement of Parent Equity Awards (and dividend equivalents thereon, if applicable) outstanding prior to the date hereof or issued after the date hereof in compliance with this Agreement, (C) any exercise of the Parent Warrants and in accordance with their respective terms on the date hereof, (D) transactions solely between or among Parent and its wholly owned Subsidiaries, (E) Permitted Liens, (F) the issuance by Parent of not more than 12.5% of the total number of shares of Parent Common Stock issued and outstanding as of the date of this Agreement determined on a fully-diluted basis, (G) the sale or issuance of Parent Common Stock in connection with one or more mergers; acquisitions of securities, businesses, property or other assets, products or technologies; joint ventures; commercial relationships or other strategic corporate transactions or alliances, whether structured as a merger, stock purchase, business combination or otherwise and (I) the sale of Parent Class A Common Stock upon the exercise of the equity greenshoe option granted to Magnetar Financial LLC pursuant to the Parent 2021 Note Purchase Agreement;

(iii) other than as expressly permitted or required by this Agreement in furtherance of the Contemplated Transactions, amend, or propose to amend any of Parent’s Organizational Documents (including by merger, consolidation or otherwise) in a manner that would be adverse to the Company or the Company’s stockholders;

(iv) effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock;

(v) adopt a plan of complete or partial liquidation or dissolution, of Parent or any of its “significant subsidiaries,” as defined in Rule 1-02(w) of Regulation S-X; or

(vi) authorize, agree or commit to take any of the actions described in Section 6.02(b)(i) through Section 6.02(b)(iv).

Section 6.03. No Control of Other Party’s Business. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or any of its Subsidiaries’ operations or give Parent, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

ARTICLE VII

ADDITIONAL COVENANTS OF THE PARTIES

Section 7.01. Investigation.

(a) Upon Parent’s reasonable advance notice to the Company, for purposes reasonably related to consummating the Contemplated Transactions, or preparing for post-Merger integration or restructuring and notwithstanding anything to the contrary in the Confidentiality Agreement, the Company and its Subsidiaries shall afford to Parent and its Representatives reasonable access during normal business hours during the Pre-Closing Period to the Company’s and its Subsidiaries’ personnel and properties, Contracts, books and records and any report, schedule or other documents filed or received by it pursuant to the requirements of applicable Law and with such additional financial, operating and other data and information regarding the Company and its Subsidiaries, as Parent may reasonably request, provided, however, that such access shall be in a manner so as to not unreasonably interfere with the normal business operations of the Company or any of its Subsidiaries. Notwithstanding the foregoing, neither the Company nor its Subsidiaries shall be required to afford such access to Parent and its Representatives if, in the reasonable judgment of the Company, it would cause a loss of privilege to the Company or any of its Subsidiaries, or would constitute a violation of any applicable Law, would result in the disclosure of any valuations of the Company or Parent in connection with the Contemplated Transactions or portions of the minutes of the meetings of the Company Board or any committee thereof (including any presentations or other materials prepared by or for the Company Board or any committee thereof) where the Company Board or such committee, as applicable, discussed the Contemplated Transactions or any similar transaction between the Company and any other Person, would result in the disclosure of any information that is reasonably pertinent to a litigation where Parent or any of its Affiliates, on the one hand, and the Company or any of its Affiliates, on the other hand, are adverse parties or reasonably likely to become adverse parties or would result in the unauthorized disclosure of any Trade Secrets; provided, in each case, that the Company has used its reasonable best efforts to find an alternative way to provide the access or information contemplated by this Section 7.01(a) to Parent and its Representatives, as applicable, that does not cause such loss, constitute such violation or breach or result in such disclosure or exposure. No access or information provided pursuant to this Section 7.01 shall limit or otherwise affect or be deemed to modify any representation or warranty made by the Company or the remedies available to Parent, Merger Sub or the Company hereunder.

(b) Following the date of this Agreement, the Company and Parent shall use reasonable efforts to develop mutually acceptable protocols (including with respect to antitrust considerations) to manage communications between the Parties and their respective employees. Disclosure of any information pursuant to this Section 7.01 or Section 7.05 shall be subject to any additional confidentiality or joint defense agreement the Parties may mutually determine to enter into.

(c)

(i) As promptly as practicable following the date of this Agreement and to the extent permitted by applicable Law, each of Parent and the Company shall appoint an equal number (to be mutually agreed) of representatives to a committee (the “Transition and Development Committee”), each of whom shall have suitable seniority and the requisite skills, knowledge, experience and authority to discuss, coordinate and make arrangements related to integration matters between Parent, on one hand, and the Company and its Subsidiaries, on the other hand. The purpose of the Transition and Development Committee shall be to plan and discuss (i) integration planning, (ii) contractual pipelines, (iii) status of electric power, (iv) equipment procurement, (v) status of outstanding option contracts, letters of intent, and validation of site suitability and power, (vi) requests for consent made by the Company or Parent, as applicable, pursuant to Section 6.01 or 6.02, as applicable, and (vii) any other issue or matters that may otherwise be referred to the Transition and Development Committee. The members of the Transition and Development Committee will also cooperate to oversee and plan for the development of the Parent Development Properties in accordance in all material respects with Contracts between the Parties or their respective Subsidiaries and between the Company or its Subsidiaries with Third Parties with respect to such matters. It is understood and agreed that any failure by the Company to comply with its obligations pursuant to Section 6.01(a), Section 6.01(b) (solely in respect of Section 6.01(b)(xxi)), Section 6.01(b)(xviii) (solely with respect to Company Material Contracts to which Parent or any of its Subsidiaries is party), Section 6.01(b)(xxiii) (solely with respect to any Company Real Property with respect to which Parent is a party to a Development Contract) and Section 6.01(b)(xxv) (solely with respect to any Company Real Property Lease with respect to which Parent is a party) or this Section 7.01(c) that is primarily caused by, or primarily results from, any breach of contractual obligations owed by Parent or its Subsidiaries to the Company or its Subsidiaries or any unreasonable failure or delay of Parent or its Subsidiaries in providing any consent reasonably requested by the Company pursuant to Section 6.01, shall not be taken into account for purposes of determining the satisfaction of the conditions in Section 8.02(b); provided that, the Company shall not be deemed in breach of Section 6.01(a), including for the purposes of the closing condition in Section 8.02(b), as a result of the failure to take any action that the Company requested Parent’s consent to take pursuant to Section 6.01(b) and Parent declined to consent.

(ii) Each member of the Transition and Development Committee shall be subject to confidentiality and other restrictions necessary or appropriate to ensure compliance with Antitrust Laws and any other applicable Laws, in each case, as reasonably agreed by the Parties. The Transition and Development Committee shall participate in weekly, or as reasonably agreed between Parent and the Company, integration and development planning meetings and in connection therewith, prior to each such meeting (x) the Company shall use commercially reasonable efforts to provide Parent with updated information reasonably requested in advance by

Parent for integration and development planning, including historical operating reports (provided that the Company shall only be required to provide Parent with reports that the Company prepares in the ordinary course of business), and (y) Parent shall use commercially reasonable efforts to timely review and respond to any requests from the Company for Parent’s consent or cooperation in connection with the matters addressed by the Transition and Development Committee.

(d) Prior to the Closing Date, nothing herein shall authorize any Party or its Representatives to undertake any environmental testing or sampling at any of the properties owned, operated or leased by the other Party or its Subsidiaries absent the prior consent of such other Party or its Subsidiaries.

(e) The Parties hereby agree that all information provided to them or their respective Representatives (as defined in the Confidentiality Agreement) (or, in the case of Parent, Debt Financing Sources) in connection with this Agreement and the consummation of the Contemplated Transactions, including the information provided pursuant to Section 7.01(a), shall be deemed to be Confidential Information, as such term is defined in, and shall be treated in accordance with, that certain confidentiality letter agreement between Parent and the Company dated as of June 13, 2025 (as it may be amended, the “Confidentiality Agreement”). In furtherance of the foregoing, each of Parent and the Company agrees that it will not, and will cause its Representatives (as defined therein) (excluding Third Party Representatives (as defined therein), who it will only need to direct) not to, use any information obtained pursuant to this Section 7.01 for any competitive or other prohibited purpose unrelated to the consummation of the Contemplated Transactions or the preparation for post-Closing integration, restructuring or financing transactions; provided that the Receiving Party (as defined therein) shall be responsible for any breach or violation of the terms of the Confidentiality Agreement applicable to its Representatives (as defined therein) by its Representatives (as defined therein) (in such capacity) (including any failure to comply with a direction required to be given under the Confidentiality Agreement).

Section 7.02. Registration Statement; Proxy Statement.

(a) As soon as practicable after the execution of this Agreement, and in any event within 45 days after the date of this Agreement, (i) the Company shall prepare and cooperate with Parent with respect to a proxy statement (the “Proxy Statement”) in preliminary form, which shall contain the Company Board Recommendation (unless an Adverse Recommendation Change has occurred), and (ii) Parent shall prepare and file with the SEC (x) a registration statement on Form S-4, in which the Proxy Statement shall be included and (y) a prospectus relating to (i) the shares of Parent Class A Common Stock, (ii) the New Tranche 1 Warrants and (iii) the New Tranche 2 Warrants to be offered and sold pursuant to this Agreement and the Merger (such registration statement together with the amendments and supplements thereto, the “Registration Statement”). Each of Parent and the Company covenants and agrees that the information provided by it or any of its Subsidiaries for inclusion in the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will not, at the time that the Proxy Statement or any amendment or supplement thereto is filed with the SEC or is first mailed to the Company Stockholders or when the Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Parent shall use its reasonable best efforts, and the Company shall reasonably cooperate with Parent in such efforts, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Contemplated Transactions, including the Merger. In furtherance thereof, Parent and the Company will work together in good faith, including with each Party’s Representatives (and including by providing reasonable access to relevant data, schedules and work papers), to prepare financial statements, financial information and such other information as required to be included in the Registration Statement, subject to Section 7.01(e).

(b) Each of Parent and the Company shall reasonably cooperate with each other and provide, and require its Representatives to provide, the other party and its Representatives with all true, correct and complete information regarding the Company or any of its Affiliates or equityholders that is required by Law to be included in the Registration Statement or reasonably requested by the other Party to be included in the Registration Statement. Each of Parent and the Company will use reasonable best efforts to cause their respective independent accounting firms to deliver consent letters regarding the inclusion of their opinions with respect to the Company’s or Parent’s, as applicable, financial statements that are included in the Registration Statement, which such consent letter shall be customary in scope and substance for consent letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

(c) The Company shall use its reasonable best efforts to mail the Proxy Statement to its stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Parent shall use reasonable best efforts to take any action required to be taken under any applicable state securities Laws and other applicable Laws in connection with the issuance of (i) shares of Parent Class A Common Stock, (ii) New Tranche 1 Warrants and (iii) New Tranche 2 Warrants, in each case, pursuant to this Agreement, and each Party shall furnish all information concerning the Company, Parent and the holders of capital stock of the Company and Parent, as applicable, as may be reasonably requested by another Party in connection with any such action and the preparation, filing and distribution of the Registration Statement and the Proxy Statement. No filing of, or amendment or supplement to, or material correspondence to the SEC or its staff with respect to the Registration Statement or the Proxy Statement may be made by Parent, the Company or any of their respective Subsidiaries, without providing the other Party a reasonable opportunity to review and comment thereon and such Party shall give reasonable consideration in good faith to any comments made by the other Party and its Representatives; provided that, with respect to documents filed by a Party that are incorporated by reference in the Registration Statement or Proxy Statement, the foregoing right to review and comment shall apply only with respect to the information relating to the other Party or its business, financial condition or results of operations, or the combined entity resulting from the Contemplated Transactions; and provided, further, that this right to review and comment shall not apply with respect to information relating to an Adverse Recommendation Change. Parent shall advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the New Tranche 1 Warrants and New Tranche 2 Warrants issuable in connection with this Agreement or the shares of Parent Class A Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. The Company shall advise Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, is discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, after the other Party has had a reasonable opportunity to review and comment thereon (subject to the rights to review and comment described in the second sentence of this Section 7.02(c)), and, to the extent required by applicable Law, disseminated to the Company Stockholders.

Section 7.03. Company Stockholders’ Meeting.

(a) The Company will, reasonably promptly following any written request by Parent (but in any event not more than once in any ten Business Day period), run a broker search for a deemed record date of 20 Business Days after the date of such search for the Company Stockholders Meeting. The Company shall take all action necessary in accordance with applicable Law and the Company Organizational Documents to duly give notice of, establish a record date for, convene and hold as soon as reasonably practicable, and in any event within forty-five (45) days of the Registration Statement being declared effective under the Securities Act and the first mailing of the definitive Proxy Statement, a meeting of the Company Stockholders to obtain the Company Stockholder Approval (the “Company Stockholders’ Meeting”). Subject to Section 7.04, the Company will, through the Company Board, recommend that the Company Stockholders adopt this Agreement and will use reasonable best efforts to solicit from the Company Stockholders proxies in favor of the adoption of this Agreement and to take all other action necessary or advisable to secure the vote or consent of the Company Stockholders required by the Company Organizational Documents, the rules of NASDAQ or applicable Law to obtain such approvals. The Company shall not submit at the Company Stockholders’ Meeting any matter for approval of the Company Stockholders other than those required for the Company Stockholder Approval (and other than matters of procedure and matters required by or advisable under applicable Law to be voted on by the Company Stockholders in connection therewith). Once the Company has established a record date for the Company Stockholders’ Meeting, the Company will not change such record date or establish a different record date for the Company Stockholders Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), unless otherwise required by Applicable Law.

(b) The Company shall schedule and hold the Company Stockholders’ Meeting as promptly as practicable after the Registration Statement is declared effective under the Securities Act (no later than the 45th day following the first mailing of the Proxy Statement and Registration Statement); provided, that the Company may, after reasonable consultation with Parent, postpone, recess or adjourn the Company Stockholders’ Meeting, and, if applicable, set a new record date for such meeting, (i) if required by Law, (ii) in order to obtain the requisite number of affirmative votes in person or by proxy as of such later date, or (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside legal counsel is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company Stockholders prior to the Company Stockholders’ Meeting; provided, however, that the Company Stockholders’ Meeting shall not be postponed or adjourned to a date that is more than fifteen (15) Business Days after the date for which the Company Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law), or such shorter number of days such that the Company Stockholders’ Meeting is reconvened no more than three (3) Business Days prior to the End Date, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). The Company agrees that, unless this Agreement is terminated pursuant to Section 9.01, its obligation to hold the Company Stockholders’ Meeting shall not be affected by the making of any Adverse Recommendation Change (provided that in such event the Company shall have no obligation to solicit proxies to obtain the Company Stockholder Approval). The Company shall provide updates to Parent with respect to the proxy solicitation for the Company Stockholders’ Meeting (including interim results) as reasonably requested by Parent.

Section 7.04. Non-Solicitation by Company; Company Board Recommendation.

(a) From the date of this Agreement and continuing until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 9.01, the Company shall not, and shall cause its Subsidiaries and its and their directors and officers not to, and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly (i) initiate, seek or solicit, or knowingly encourage or facilitate (including by way of furnishing non-public information) or knowingly cooperate with or take any other action that would reasonably be expected to promote, directly or indirectly, any inquiries or the making or submission of any proposal by a Third Party that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (ii) participate, engage in or continue discussions (except to notify a Person that makes an inquiry or offer with respect to an Acquisition Proposal of the existence of the provisions of this Section 7.04 or to clarify whether any such inquiry, offer or proposal constitutes an Acquisition Proposal) or negotiations with, or disclose any non-public information or data relating to, the Company or any of its Subsidiaries or afford access to the properties, books or records of the Company or any of its Subsidiaries to, or otherwise knowingly assist, facilitate or encourage any effort by, any Third Party, in each case that has made or could reasonably be expected to make, or in connection with, an Acquisition Proposal; (iii) enter into any agreement, including any letter of intent, term sheet, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement (other than an Acceptable Confidentiality Agreement), with respect to an Acquisition Proposal or (iv) otherwise resolve or agree to do any of the foregoing. The Company shall not release or permit the release of any Person from, or waive or permit the waiver of, any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, and will enforce or cause to be enforced each such agreement in accordance with its terms; provided, however, that the Company may waive or fail to enforce any provision of such standstill or similar agreement of any Person if the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law. From the date of this Agreement, the Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its and their respective Representatives to, immediately cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than Parent and its Affiliates) conducted heretofore by the Company or any Subsidiary thereof or any of its or their respective Representatives, with respect to an Acquisition Proposal and, in connection therewith, the Company shall immediately discontinue access by any Person (other than Parent and its Affiliates and Representatives) to any data room (virtual or otherwise) established by the Company or its Representatives for the purpose of soliciting, intentionally encouraging or negotiating an Acquisition Proposal. Within five (5) Business Days from the date of this Agreement, the Company shall request the return or destruction of all confidential, non-public information provided to Third Parties that have entered into confidentiality agreements with the Company or any Subsidiary thereof since June 30, 2024 relating to an Acquisition Proposal (substituting fifty percent (50%) for the twenty percent (20%) threshold set forth in the definition of “Acquisition Proposal” for the purpose of this sentence), to the extent provided for by the terms of any confidentiality agreements entered into in connection with the furnishing of such confidential information. Notwithstanding anything to the contrary in this Section 7.04(a), from the date of this Agreement until obtaining the Company Stockholder Approval, the Company and the Company Board may take any actions prohibited by clauses (i) through (iv) of this Section 7.04(a) with respect to a Third Party if (x) the Company receives a written Acquisition Proposal from a Third Party (and such Acquisition Proposal was not initiated, sought, solicited or knowingly encouraged or facilitated in non-de minimis breach of Section 7.04) and (y) the Company Board determines in good faith after consultation with its financial advisor and outside legal counsel that such proposal is or could reasonably be expected to lead to, a Superior Proposal; provided, that the Company may deliver non-public information to such Third Party pursuant to this sentence only pursuant to an Acceptable Confidentiality Agreement with respect to the Company; provided, further, that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party. Nothing contained in this Section 7.04 shall prohibit the Company or the Company Board from (i) taking and disclosing to the Company Stockholders a position with respect to an Acquisition Proposal pursuant to Rules 14d-9 or 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) from making any disclosure if the Company Board has determined in good faith after consultation with its outside legal counsel and financial advisor that the failure to do so would be reasonably likely to be inconsistent with its fiduciary obligations under applicable Law; provided, that this sentence shall not permit the Company Board to make an Adverse Recommendation Change, except to the extent permitted by Section 7.04(b) or Section 7.04(c).

(b) Neither the Company Board nor any committee thereof may directly or indirectly (i) withhold, withdraw (or amend, qualify or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or amend, qualify or modify in a manner adverse to Parent or Merger Sub), the approval, recommendation or declaration of advisability by the Company Board or any such committee of the Merger; (ii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve any Acquisition Proposal or resolve to take such action; (iii) publicly make any recommendation in connection with a tender offer or exchange offer by a Third Party other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Company Board of the type contemplated by Rule 14d-9(f) under the Exchange Act; (iv) fail to include the Company Board Recommendation in the Proxy Statement; or (v) fail to reaffirm or re-publish the Company Board Recommendation following the date any Acquisition Proposal or any material modification thereto is first publicly disclosed or announced within ten (10) Business Days of being requested by Parent to do so or, if earlier, not later than two (2) Business Days prior to the Company Stockholders’ Meeting (any action described in this sentence being referred to as an “Adverse Recommendation Change”); provided, that such ten (10) Business Day period shall be extended for an additional five (5) Business Days following any material modification to any Acquisition Proposal occurring after the receipt of Parent’s request. A “stop, look and listen” disclosure pursuant to Rule 14d-9(f) promulgated under the Exchange Act in connection with a tender or exchange offer shall not constitute an Adverse Recommendation Change. Notwithstanding the foregoing, prior to obtaining the Company Stockholder Approval, and subject to the Company’s compliance in all material respects with the provisions of Section 7.03 and Section 7.04(a), (b) and (d), in response to an Acquisition Proposal that the Company Board has determined, after consultation with its outside legal counsel and financial advisor, is a Superior Proposal that has not been withdrawn, and did not result from a non-de minimis breach of Section 7.04(a), the Company Board may make such an Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.01(c)(ii) and subject to Section 9.03(a)(iii); provided, however, that the Company may not make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.01(c)(ii) in response to a Superior Proposal (x) until four (4) Business Days after the Company provides written notice to Parent advising Parent that the Company Board has received a Superior Proposal, specifying the terms and conditions of such Superior Proposal, identifying the Person or group making such Superior Proposal and including copies of all documents pertaining to such Superior Proposal (it being understood and agreed that any change to the financial or other terms of a proposal that was previously the subject of a notice hereunder shall require a new notice as provided herein, but with respect to any such subsequent notices, references to a “four (4) Business Day period” shall be deemed references to a “two (2) Business Day period”); (y) if during such four (4) or two (2) Business Day period, the Company has negotiated, and has caused its Representatives to negotiate in good faith with Parent (to the extent Parent wishes to negotiate) and Parent proposes any alternative transaction in writing (including any modifications to the terms of this Agreement), unless the Company Board determines in good faith, after good faith negotiations between the Company and Parent (if such negotiations are requested by Parent) during such four (4) or two (2) Business Day period (after consultation with the Company’s outside legal counsel and financial advisor and taking into account all financial, legal and regulatory terms and conditions of such alternative transaction proposal and expected timing of consummation and the relative risks of non-consummation of the alternative transaction proposal and the Superior Proposal) that the Acquisition Proposal giving rise to the notice described in clause (x) continues to be a Superior Proposal (assuming such revisions proposed by Parent were to be given effect) and (z) unless the Company Board determines in good faith after consultation with its outside legal counsel and financial advisor that the failure to make an Adverse Recommendation Change would be inconsistent with its fiduciary obligations under applicable Law.

(c) Notwithstanding Section 7.04(b), prior to obtaining the Company Stockholder Approval, the Company Board may effect an Adverse Recommendation Change in response or relating to an Intervening Event if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; provided, that (i) the Company shall first notify

Parent in writing at least four (4) Business Days before taking such action of its intention to take such action, which notice shall include a reasonably detailed description of such Intervening Event (it being understood and agreed that any material change to the facts and circumstances relating to such Intervening Event shall require a new notice as provided herein, but with respect to any such subsequent notices references to a “four (4) Business Day period” shall be deemed references to a “two (2) Business Day period”), (ii) if requested by Parent, the Company shall have negotiated, and caused its Representatives to negotiate, with Parent and its Representatives during such four (4) or two (2) Business Day period (as applicable) following such notice regarding any proposal by Parent to amend the terms of this Agreement in response to such Intervening Event, and (iii) the Company Board shall not effect any Adverse Recommendation Change involving or relating to an Intervening Event unless, after the four (4) or two (2) Business Day period (as applicable) described in the foregoing clause (ii), the Company Board determines in good faith, after consultation with its outside legal counsel and taking into account any written proposal by Parent to amend the terms of this Agreement during such four (4) or two (2) Business Day period (as applicable), that the failure to take such action would continue to be inconsistent with its fiduciary duties under applicable Law.

(d) The Parties agree that, from the date of this Agreement, in addition to the other obligations of the Company set forth in this Section 7.04(a)-(c), as promptly as practicable after receipt thereof, and in any event within twenty-four (24) hours, the Company shall advise Parent in writing of any Acquisition Proposal received from any Third Party and the identity of the Third Party or group making any such Acquisition Proposal and the material terms and conditions thereof. The Company agrees that it shall keep Parent reasonably informed, on a reasonably current basis, of the status and details of any such Acquisition Proposal, and shall promptly, and in any event within twenty-four (24) hours, provide to Parent copies of all such information, correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any terms or conditions of any Acquisition Proposal (as well as written summaries of any material oral communications in which such Third Party has proposed any such terms or conditions). Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of the Company’s compliance with this Section 7.04(d).

Section 7.05. Regulatory Approvals; Additional Agreements; Performance of Merger Sub.

(a) As soon as reasonably practicable after the date of this Agreement and in any event within twenty (20) Business Days, the Company and Parent each shall file, or shall cause to be filed, all required Notification and Report Forms pursuant to the HSR Act relating to the Merger and any other Contemplated Transaction. The Company and Parent shall, and shall cause their respective Subsidiaries to, (i) use reasonable best efforts to file, as soon as reasonably practicable after the date hereof, all other filings, notifications, or other documents required to be filed with or as requested by any Governmental Body pursuant to any Antitrust Law with respect to the Merger and any other Contemplated Transaction, and (ii) cooperate with the other Party in determining whether, and promptly preparing and making, any other filings or notifications or other Consents required to be made with, or obtained from, any other Governmental Bodies in connection with the Merger and any other Contemplated Transaction.

(b) Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use their respective reasonable best efforts to (and shall cause their respective Subsidiaries to) take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and any other Contemplated Transaction as soon as reasonably practicable including (i) obtaining all necessary actions or nonactions, waivers, Consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from Governmental Bodies and making all necessary registrations and filings and taking all steps as may be reasonably necessary to obtain any such Consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding seeking to, pursuant to any Antitrust Law, enjoin, restrain, prevent, prohibit or make illegal consummation of the Merger or any other Contemplated Transaction Law (“Regulatory Approvals”); (ii) obtaining all necessary Consents, authorizations, approvals or waivers from third parties; (iii) defending any lawsuit or other legal proceeding, whether judicial or administrative, brought by any Governmental Body or third party challenging this Agreement or seeking to enjoin, restrain, prevent, prohibit or make illegal consummation of the Merger or any other Contemplated Transaction and contesting and seeking to have vacated, lifted, reversed or overturned any Order that challenges, enjoins, restrains, prevents, prohibits or makes illegal consummation of the Merger or any other Contemplated Transaction; and (iv) refraining from taking any action that would reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Merger other than with respect to the subject matter of Section 7.05(f), which actions shall exclusively be governed by Section 7.05(f).

(c) In furtherance of the foregoing, solely for the purpose of this Section 7.05, Parent’s reasonable best efforts shall be deemed to include taking the following actions to the extent necessary, proper or advisable to obtain any Regulatory Approvals: (i) commit to or effect, by consent decree, hold separate order or otherwise, the sale, lease, license, divestiture or disposition of any assets, equity securities, rights, product lines, or businesses of the Company, Parent or any of their respective Subsidiaries, (ii) terminate existing relationships, contractual rights or obligations of the Company, Parent or any of their respective Subsidiaries, (iii) terminate any venture or other arrangement, (iv) create any relationship, contractual right or obligation of the Company, Parent or any of their respective Subsidiaries, (v) effectuate any other change or restructuring of the Company, Parent or any of their respective Subsidiaries, or (vi) otherwise take or commit to take any actions with respect to the businesses, product lines or assets of the Company, Parent or any of their respective Subsidiaries (and, in each case, enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any Governmental Body in connection with any of the foregoing) (each of the foregoing clauses (i)-(vi) a “Remedy Action”); provided, however, that, notwithstanding anything in this Agreement to the contrary, Parent and its Subsidiaries shall not be required to take or agree to take (and neither the Company nor any of its Subsidiaries shall take, offer to take, or otherwise agree to without Parent’s prior written consent) any Remedy Action that would reasonably be expected to, either individually or in the aggregate, be material to the business, financial condition or results of operations of Parent, the Company and their respective Subsidiaries, taken as a whole; provided, however, that for this purpose, Parent, the Company and their respective Subsidiaries, taken as a whole, shall be deemed a consolidated group of entities of the size and scale of a hypothetical company that is 100% of the size of the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement. Notwithstanding the foregoing, at the written request of Parent, the Company shall, and shall cause its Subsidiaries to, agree to take any Remedy Action so long as such action is conditioned upon the occurrence of the Closing.

(d) Subject to and without limiting the generality of anything contained in this Section 7.05 and subject to applicable Laws relating to the sharing of information and the terms and conditions of the Confidentiality Agreement, during the Pre-Closing Period, each Party shall (i) give each other Party reasonable advance notice of all meetings (including by telephone or videoconference) with any Governmental Body relating to the Merger or any other Contemplated Transaction, (ii) to the extent not prohibited by such Governmental Body, give the other Party (or the other Party’s outside legal counsel) an opportunity to attend and participate in such meeting and consult with the other Party in advance of any such meeting with any Governmental Body, in respect of any filing, proceeding, investigation (including the settlement of any investigation), litigation or other inquiry regarding the Merger or any other Contemplated Transaction, (iii) to the extent practicable, give the other Party reasonable advance notice of material oral communications with any Governmental Body relating to the Merger or any other Contemplated Transaction, (iv) if any Governmental Body initiates material oral communication relating to the Merger or any other Contemplated Transaction or such Party provides material oral communication to a Governmental Body, promptly notify the other Party of the substance of such communication, (v) provide each other with a reasonable advance opportunity to review and comment upon and consider in good faith the views of the other in connection with all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto relating to proceedings under the Antitrust Laws) with a Governmental Body relating to the Merger or any other Contemplated Transaction and (vi) promptly provide each other with copies of all written communications to or from any Governmental Body relating to the Merger or any other Contemplated Transaction. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 7.05 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside legal counsel and previously-agreed outside economic consultants of the recipient and will not be disclosed by such outside legal counsel or outside economic consultants to employees, officers or directors of the recipient without the advance written consent of the Party providing such materials. Neither Party shall commit to or agree with any Governmental Body to (i) stay, toll or extend any applicable waiting period under the HSR Act, (ii) pull and refile or resubmit the Notification and Report Forms pursuant to the HSR Act as applicable to the Merger and any other Contemplated Transaction, (iii) not consummate the Merger or any other Contemplated Transaction before an agreed to date, or (iv) any timing agreement, in each case of the foregoing clauses (i)-(iv), without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).

(e) Each Party shall consult with the other Party and consider in good faith the views of the other Party with respect to the defense of this Agreement and the transactions contemplated hereby before any Governmental Body and the scheduling of, and strategic planning for, any meetings with, and the conducting of negotiations with, any Governmental Body regarding (i) the expiration or termination of any applicable waiting period relating to the Merger or any other Contemplated Transaction under the HSR Act or (ii) obtaining any consent, approval, waiver, clearance, authorization or permission from a Governmental Body (collectively, the “Strategic Direction”); provided, that, subject to the terms of Section 7.05(d), Parent shall have the right to make the final determination as to the appropriate course of action with respect to the Strategic Direction.

(f) In addition and without limiting the foregoing, each Party shall not, and shall cause their respective Subsidiaries not to, effect or agree to acquire any assets, licenses, rights, product lines, operations, business or Person that competes with the Company to the extent that such acquisition would reasonably be expected to prevent or materially delay the satisfaction of the conditions set forth in Section 8.01(c) or Section 8.01(d).

Section 7.06. Employment and Labor Matters.

(a) During the period commencing at the Effective Time and ending on the first anniversary thereof, Parent shall, or shall cause one of its Subsidiaries to, provide each Company Employee with the following: (i) annual base salary or wages, as applicable, that are no less than the annual base salary or wages, as applicable, in effect for each such Company Employee immediately prior to the Effective Time, (ii) target cash incentive opportunities that are no less than the target cash incentive opportunities in effect for such Company Employee immediately prior to the Effective Time, (iii) annual target long-term incentive opportunities that are no less than the target long-term incentive opportunities in effect for similarly situated Parent employees (excluding any off-cycle awards or any awards granted in connection with new hires or promotion), and (iv) employee benefits and other compensation (excluding any equity, equity-based or other long-term incentive compensation, deferred compensation, perquisites, change-in-control, transaction, stay, retention or similar bonuses or payments, severance or termination benefits) to such Company Employee that are substantially comparable in the aggregate to those provided to such employee by the Company and its Subsidiaries immediately prior to the Effective Time or those provided to similarly situated employees of Parent. During the period commencing at the Effective Time and ending on the first anniversary thereof, Parent shall, or shall cause one of its Subsidiaries to, provide each Company Employee with severance or termination benefits that are no less favorable than those set forth on Section 7.06 of the Company Disclosure Letter.

(b) With respect to any compensation or employee benefit plans or programs of Parent or its Subsidiaries in which any Company Employees become eligible to participate on or after the Effective Time (the “New Plans”), Parent and its Subsidiaries shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Plan, (ii) provide each such employee and their eligible dependents with credit for any co-payments or coinsurance and deductibles paid under a Company Plan that provides health care benefits during the first plan year in which such employee becomes eligible for the New Plan, to the same extent that such credit was given under the analogous Company Plan with respect to such plan year, in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any New Plan that provides health care benefits, and (iii) recognize all service of such employees with the Company and its Subsidiaries for all purposes with respect to any New Plan to the same extent that such service was taken into account under the analogous Company Plan prior to the Effective Time; provided, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of service, (B) for purposes of any defined benefit pension plan, or (C) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits.

(c) Prior to the Closing Date, the Company will use commercially reasonable efforts to take all actions necessary to cause the account balances of the current and former employees of the Company under the 401(k) plan (the “PEO 401(k) Plan”) sponsored by the professional employer organization engaged by the Company (the “PEO”) to be spun off into a separate standalone 401(k) plan sponsored by the Company that is intended to qualify under Section 401(a) of the Code (the “Company 401(k) Plan”) in compliance with applicable Laws, including the relevant provisions of ERISA and the Code, and PEO 401(k) Plan documents. If such plan spin-off is able to be timely completed based on commercially reasonable efforts of the Company, then not less than three (3) Business Days prior to the anticipated Closing Date, the Company shall take (or cause to be taken) all actions necessary and appropriate to terminate the Company 401(k) Plan, with such termination of the Company 401(k) Plan to be effective no later than the day immediately preceding the Closing Date (but contingent upon the Closing). If the Company 401(k) Plan is terminated as described in this Section 7.06(c), the Company shall deliver to Parent, no later than the day immediately preceding the Closing Date, evidence that the Company 401(k) Plan has been validly terminated. Parent shall take all commercially reasonable actions to make the Company Employees eligible to participate, effective as of immediately after the Effective Time, in a 401(k) plan sponsored by Parent or a Subsidiary thereof (the “Parent 401(k) Plan”). If the Company 401(k) Plan is terminated as described in this Section 7.06(c), Parent shall also take all commercially reasonable actions to allow Company Employees to make rollover contributions to the Parent 401(k) Plan of “eligible rollover distributions” within the meaning of Section 401(a)(31) of the Code from the Company 401(k) Plan, in the form of cash (and/or notes evidencing loans), in an amount equal to the full account balance (including loans) distributed to such Company Employee from the Company 401(k) Plan.

(d) Nothing contained in this Section 7.06, express or implied (i) shall be deemed to be an amendment to any particular Company Plan or other particular employee benefit plan, (ii) shall be construed to require Company, or any of its Subsidiaries to establish, amend, assume, maintain or modify any particular employee benefit plan (including any Plan), program, agreement or arrangement or prohibit Parent, the Company or any of their respective Subsidiaries from amending, modifying or terminating any particular employee benefit plan (including any Plan), program, agreement or arrangement, (iii) is intended to or shall confer upon any Person (including employees, retirees, or dependents or beneficiaries of employees or retirees of the Company or its Subsidiaries) any rights as a third-party beneficiary of this Agreement or (iv) shall preclude Parent, the Company or any of their Subsidiaries from terminating the employment of any employee at any time.

Section 7.07. Indemnification of Officers and Directors.

(a) Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the present and former directors, executive officers and employees of the Company or any of its Subsidiaries as provided in the Company Organizational Documents, similar organizational documents of the Company’s Subsidiaries and indemnification agreements of the Company and its Subsidiaries in existence as of the date hereof, all of which are on terms that are not more favorable to the indemnified party than the form filed as Exhibit 10.6 to the Company’s Form 10-K, shall survive the Merger and shall continue in full force and effect in accordance with their terms. In furtherance of the foregoing, Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation and the organizational documents of the Company’s Subsidiaries to contain provisions no less favorable with respect to indemnification, advancement of expenses, and exculpation from liabilities of present and former directors, executive officers, and employees of Company and/or its Subsidiaries than are currently provided in the Company Organizational Documents and the organizational documents of the Company’s Subsidiaries, which provisions may not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals until six (6) years from the Effective Time, and, in the event that any Action is pending or asserted or made during such period, until the disposition of any such Action, unless such amendment, modification or repeal is required by applicable Law.

(b) From and after the Effective Time, Parent and the Surviving Corporation shall jointly and severally indemnify and hold harmless each person who is or was a (i) director or executive officer (for the purposes of this provision, “executive officer” includes those who, while serving as a director or executive officer of the Company, is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, including service with respect to an employee benefit plan), or (ii) other employee of the Company or any of its Subsidiaries (each, together with such person’s heirs, successors, executors, administrators or personal or legal representatives, an “Indemnified Party”), against all obligations to pay any threatened, asserted, pending or completed judgment, damages, settlement, losses, liabilities, or fine or penalty, interest and reasonable expenses (including legal expenses and other reasonable expenses that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided in this Section 7.07) incurred in connection with any Action (such amounts, the “Claim Expenses”, and such claims made against any Indemnified Party, a “D&O Claim”), whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal, by reason of the fact that the Indemnified Party is or was an executive officer, director or employee of the Company or its Subsidiaries, or an executive officer, director or employee of another entity or Company Plan if such service was at the request of the Company, whether asserted or claimed prior to, at, or after the Effective Time, to the fullest extent provided for under applicable Law, the Company Organizational Documents, the organizational documents of the Company’s Subsidiaries and indemnification agreements of the Company and its Subsidiaries in existence as of the date hereof, all of which are on terms that are not more favorable to the indemnified party than the form filed as Exhibit 10.6 to the Company’s Form 10-K. From and after the Effective Time, Parent shall advance to such Indemnified Party the Claim Expenses incurred by the Indemnified Party in connection with any D&O Claim prior to its final disposition, and such advancement shall be made as soon as reasonably practicable, but in any event no later than 30 days, after the receipt by the Parent or the Surviving Corporation of a written statement or statements requesting such advances from time to time (which shall include invoices received by such Indemnified Party in connection with such Claim Expenses but, in the case of invoices in connection with legal services, any references to legal work performed or to expenditure made that would cause the Indemnified Party to waive any privilege accorded by applicable Law shall not be included with the invoice); provided that any such advances shall be unsecured and interest free and made without regard to the Indemnified Party’s ability to repay such advances; provided, further, any person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to be indemnified by Parent or the Surviving Corporation; provided, further, that Parent or the Surviving Corporation shall not be obligated to make any advancement to the extent advancement is prohibited by Law, the Company Organizational Documents, the organizational documents of the Company’s Subsidiaries or any indemnification agreement in existence as of the date hereof to which such person and the Company or any of its Subsidiaries is a party.

(c) The Company shall, prior to the Effective Time, purchase a tail policy or policies under the current directors’ and officers’ liability insurance policies maintained at such time by the Company, which tail policy or policies (i) will be effective for a period from the Effective Time through and including the date six (6) years after the Effective Time with respect to claims arising from acts, errors or omissions that existed or occurred prior to or at the Effective Time and (ii) will provide coverage and amounts that are at least as protective to such directors and officers as the coverage provided by such existing policies and contain other terms and conditions and contain other terms and conditions that are no less favorable to the covered individuals as the terms and conditions in such existing policies; provided, that the total premium for such tail policy or policies shall not be in excess of 300% of the last annual premium paid by the Company prior to the Effective Time (the “Maximum Premium”). In the event the Company does not obtain such tail policy or policies prior to the Effective Time, Parent or the Surviving Corporation shall use reasonable best efforts to obtain such tail policy or policies, provided that the total premium for such tail policy or policies shall not be in excess of the Maximum Premium, and provided, further, that if such tail policy or policies cannot be obtained or can be obtained only by paying aggregate premiums in excess of the Maximum Premium, Parent and the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying a premium equal to the Maximum Premium. Parent shall cause such tail policy or policies (whether obtained by the Company, Parent or the Surviving Corporation) to be maintained in full force and effect for their full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(d) This Section 7.07 shall survive the consummation of the Merger and is intended to benefit, and is enforceable by, any Indemnified Party. The indemnification and advancement provided for in this Section 7.07 is not exclusive of any other rights to which the Indemnified Party is entitled whether pursuant to Law, Contract, or otherwise. If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity resulting from such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers all or majority of its properties and assets to any Person, then, and in each such case, Parent shall make proper provision such that the respective successors and assigns of Parent and the Surviving Corporation assume the applicable obligations set forth in this Section 7.07.

(e) Each of the Indemnified Parties or other Persons who are beneficiaries under the “tail” policy referred to in this Section 7.07 (and, after the death of any of the foregoing Persons, such Person’s heirs, successors, executors, administrators and representatives) are intended to be third-party beneficiaries of this Section 7.07, with full rights of enforcement as if a party thereto. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 7.07 is not prior to or in substitution for any such claims under such policies.

Section 7.08. Public Disclosure. The initial press release relating to this Agreement shall be a joint press release, and thereafter Parent and the Company shall consult with each other before issuing, and provide each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Merger or the Contemplated Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or court process or any listing agreement with or rule of any national securities exchange or association; provided, however, that no Party shall issue a press release or otherwise make any public statement or disclosure concerning the other Party’s business, financial condition or results of operations without the consent of such other Party. The restrictions of this Section 7.08 do not apply to communications (i) in connection with and following an Adverse Recommendation Change in compliance with Section 7.04; (ii) in connection with any dispute between the Parties regarding this Agreement, the Merger or the other Contemplated Transactions; and (iii) if the information contained therein substantially reiterates (or is consistent with) previous releases, public disclosures or public statements made by the Company and/or Parent in compliance with this Section 7.08.

Section 7.09. NASDAQ Listing. Parent shall, in accordance with the requirements of NASDAQ, file with NASDAQ a listing application covering (i) the shares of Parent Class A Common Stock, (ii) the New Tranche 1 Warrants and (iii) the New Tranche 2 Warrants, in each case, to be issued pursuant to this Agreement, as promptly as reasonably practicable after the date of this Agreement. Parent shall use its reasonable best efforts to cause (i) the shares of Parent Class A Common Stock, (ii) the New Tranche 1 Warrants and (iii) the New Tranche 2 Warrants, in each case, to be issued pursuant to this Agreement to be listed on NASDAQ, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Effective Time.

Section 7.10. Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the Contemplated Transactions, each of Parent and the Company and the members of its respective board of directors, to the extent permissible under applicable Law, shall grant such approvals and take such actions, in accordance with the terms of this Agreement, as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable, and in any event prior to the End Date, on the terms and conditions contemplated hereby and otherwise, to the extent permissible under applicable Law, act to eliminate the effect of any Takeover Law on any of the Contemplated Transactions.

Section 7.11. Section 16 Matters. Parent shall, prior to the Effective Time, cause the Parent Board to approve the issuance of the Merger Consideration with respect to any employees of the Company who, as a result of their relationship with Parent as of or following the Effective Time, are subject or will become subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such issuance to be an exempt acquisition pursuant to SEC Rule 16b-3. Prior to the Effective Time, the Company Board shall approve the disposition of Company equity securities (including derivative securities) in connection with the Merger by those directors and officers of the Company subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such disposition to be an exempt disposition pursuant to SEC Rule 16b-3.

Section 7.12. Transaction Litigation. Each of the Company and Parent shall as promptly as reasonably practicable notify the other Party (including by providing copies of all pleadings and any material correspondence with respect thereto) of any Transaction Litigation and shall keep the other Party reasonably informed with respect to the status thereof. Each of the Company and Parent shall provide the other Party with the opportunity to participate in the defense of any Transaction Litigation with respect to the first Party or the Contemplated Transactions. For purposes of this Section 7.12, “participate” means that the Company or Parent, as applicable, shall keep the other Party reasonably apprised of the proposed strategy and other significant decisions with respect to any Transaction Litigation, and the other Party may offer comments or suggestions with respect to such Transaction Litigation which the first Party shall consider in good faith. Prior to the Effective Time, neither the Company nor Parent shall compromise, settle, come to an arrangement regarding or agree to comprise, settle or come to an arrangement regarding any Transaction Litigation, without the prior written consent of the other Party, which, with respect to any such settlement that only requires payment of monetary amounts by the Company or Parent, as applicable, shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in this Section 7.12, in the event of any conflict with any other covenant or agreement contained in Section 7.05 that expressly addresses the subject matter of this Section 7.12, Section 7.05 shall govern and control.

Section 7.13. Tax Matters.

(a) For U.S. federal income tax purposes, it is intended that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and the regulations promulgated thereunder, and this Agreement is intended to constitute, and the Parties hereto hereby adopt this Agreement as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) (the “Intended Tax Treatment”). Each of Parent and the Company shall (and shall cause its Subsidiaries and Affiliates to) use reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties shall (and shall cause their Subsidiaries and Affiliates to) (i) not take any action or intentionally fail to take any action, in either case, that could reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment and (ii) report the Merger for all Tax purposes consistent with the Intended Tax Treatment and shall not take any position on any Tax Return, in connection with any Tax Proceeding or otherwise inconsistent therewith unless so required by a Taxing Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. Each of Parent and the Company will use its reasonable best efforts and will cooperate with one another to obtain any opinion(s) of counsel to be issued regarding the federal income tax treatment of the Merger, including in connection with the declaration of effectiveness of the Registration Statement by the SEC. In connection with the foregoing, the Company shall use its reasonable best efforts to deliver to Wachtell, Lipton, Rosen & Katz (“Wachtell” ), counsel to the Company, and Davis Polk & Wardwell LLP (“Davis Polk”), counsel to Parent, certificates (dated as of the necessary date and signed by an officer of the Company), substantially in the form of Exhibit A, containing representations of the Company, and Parent shall use its reasonable best efforts to deliver to Wachtell and Davis Polk certificates (dated as of the necessary date and signed by an officer of Parent), substantially in the form of Exhibit B, containing representations of Parent, in each case, in connection with any Tax opinion described in this Section 7.13(a). Parent and the Company shall also provide such other information as reasonably requested by Wachtell or Davis Polk for purposes of rendering any opinion described in this Section 7.13(a).

(b) The Parties agree that the tax year of the Company for U.S. federal income tax purposes will end at the close of the Closing Date and that the Company will join the U.S. federal consolidated tax return in which Parent is the common parent as of the opening of the next day. Parent shall post a duly completed IRS Form 8937 on its website not later than forty-five (45) days after the Closing Date.

Section 7.14. Company Convertible Notes. Prior to the Effective Time, within the time periods required by the terms of each Indenture, the Company shall, and shall cause its Representatives to, use reasonable best efforts to take all actions required by such Indenture to be performed by the Company at or prior to the Effective Time as a result of the consummation of the Merger, including the giving of any notices that may be required by the Company or Parent and the delivery to the trustee, of any documents or instruments required to be delivered at or prior to the Effective Time to such trustee, in each case by such Indenture as a result of the consummation of the Merger; provided, that the Company shall, to the extent practicable, deliver a draft of any such notice or other document to Parent at least three (3) Business Days prior to delivering or entering into such notice or other document in accordance with the terms of the Indentures. Without limiting the generality of the foregoing, prior to the Effective Time, the Company agrees to cooperate with Parent, at Parent’s written request, by using reasonable best efforts to (i) execute and deliver (or cause to be executed and delivered, as applicable) at (and subject to the consummation of) the Effective Time one or more supplemental indentures and officer’s certificates (to the extent required by the trustee pursuant to each such Indenture), in each case in form and substance reasonably acceptable to Parent and the trustee under the Indentures, pursuant to each such Indenture and (ii) use reasonable best efforts to cause the trustee under the Indentures to execute and deliver at the Effective Time any such supplemental indentures, in each case required by the terms of such Indenture as a result of the consummation of the Merger; provided that counsel for the Company shall not be required to deliver any legal opinion under any Indenture unless specifically required by the trustee thereunder after Parent’s counsel shall have offered to provide the same. The Company agrees that, unless Parent provides its prior written consent to the Company’s election of a different settlement method, the Company shall elect to settle any conversion of the Convertible Notes occurring prior to the Effective Time solely by delivering Company Common Stock (together with cash in lieu of any fractional share, as provided in the applicable Indenture).

Section 7.15. Company Warrants. The Company Warrants shall be treated in accordance with the terms of the Company Warrant Agreement. Prior to the Effective Time, Parent and the Company shall make all necessary and appropriate provisions to provide for the assumption by Parent of the performance of the Company’s covenants under the Company Warrant Agreement. At the Effective Time and by virtue of the Merger, (i) a holder of a Tranche 1 Warrant as of immediately prior to the Effective Time shall be entitled, following the Effective Time, and subject to the terms and conditions of the Company Warrant Agreement, to receive a New Tranche 1 Warrant exercisable for a number of shares of Parent Class A Common Stock equal to (1) the Warrant Shares (as defined in the Company Warrant Agreement) underlying such Tranche 1

Warrant, multiplied by (2) the Exchange Ratio, with such New Tranche 1 Warrant having an exercise price per Warrant Share equal to the Tranche 1 Exercise Price (as defined in the Company Warrant Agreement) in effect immediately prior to the Effective Time divided by the Exchange Ratio, and otherwise having terms substantially the same as the terms of the Tranche 1 Warrants, mutatis mutandis and (ii) a holder of a Tranche 2 Warrant as of immediately prior to the Effective Time shall be entitled, following the Effective Time, and subject to the terms and conditions of the Company Warrant Agreement, to receive a Converted Tranche 2 Warrant (as defined in the Company Warrant Agreement), which Converted Tranche 2 Warrant shall be exercisable for a number of Warrant Shares with an exercise price of $7.50 per Warrant Share (subject to adjustment as set forth in the Company Warrant Agreement and otherwise on the same terms as the Tranche 2 Warrants), which shall be converted into a New Tranche 2 Warrant exercisable for a number of shares of Parent Class A Common Stock equal to (a) the Warrant Shares underlying the Converted Tranche 2 Warrants, multiplied by (b) the Exchange Ratio, with such New Tranche 2 Warrant having an exercise price per Warrant Share equal to $7.50 per Warrant Share divided by the Exchange Ratio, and otherwise having terms substantially the same as the terms of the Tranche 1 Warrants, mutatis mutandis. At the Effective Time, each Tranche 1 Warrant shall be automatically redeemed in accordance with the terms of the Company Warrant Agreement and all of the terms, obligations covenants and conditions of each Tranche 1 Warrant shall thereafter be of no further force or effect and shall represent only the right to receive a New Tranche 1 Warrant in accordance with this Section 7.15, on the terms and subject to the conditions set forth in the Warrant Agreement. At the Effective Time, each Tranche 2 Warrant shall be automatically converted, and each Converted Tranche 2 Warrant shall be automatically redeemed, in each case in accordance with the terms of the Warrant Agreement, and all of the terms, obligations, covenants and conditions of each Tranche 2 Warrant and Converted Tranche 2 Warrant shall thereafter be of no further force or effect, and each Converted Tranche 2 Warrant shall represent only the right to receive a New Tranche 2 Warrant in accordance with this Section 7.15, on the terms and subject to the conditions set forth in the Company Warrant Agreement.

Section 7.16. Contingent Value Rights Agreement. The CVRs shall be treated in accordance with the terms of the Contingent Value Rights Agreement. Prior to the Effective Time, Parent and the Company shall make all necessary and appropriate provisions to provide for the assumption by Parent of the Company’s obligations, duties and covenants under the Contingent Value Rights Agreement. Additionally, following the Effective Time, for the purposes of Section 4.4 of the Contingent Value Rights Agreement, Parent Class A Common Shares shall be deemed to be the Surviving Entity Equity Securities (as defined in the Contingent Value Rights Agreement) (after giving effect to the Exchange Ratio).

Section 7.17. Merger Sub Consent. Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement and promptly deliver a copy of such consent to the Company.

Section 7.18. Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Company Common Stock, the Tranche 1 Warrants and the Tranche 2 Warrants from NASDAQ and the deregistration of the Company Common Stock, the Tranche 1 Warrants and the Tranche 2 Warrants under the Exchange Act as promptly as practicable after the Effective Time.

Section 7.19. Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to duly perform, satisfy and discharge on a timely basis each of the covenants, obligations and liabilities of Merger Sub under this Agreement.

Section 7.20. Title Insurance. The Company and its Subsidiaries shall reasonably cooperate with Parent in connection with Parent’s obtaining, at Parent’s sole cost and expense, such title insurance (including any non-imputation and other endorsements) that Parent reasonably determines to obtain in respect of the Owned Real Property, including by executing and delivering such affidavits, estoppels, certificates or other documents or information as may be as may be reasonably requested by the title company issuing the same for the delivery of a final owner’s policy of title insurance with respect to such Owned Real Property in form and substance (including endorsements) reasonably acceptable to Parent; provided that the Company shall only be required to take or commit to take any such actions if the issuance of any such policy and the effectiveness of such affidavits, estoppels, certificates or other documents are subject to the consummation of the Merger; provided, further, that the Company’s failure of compliance with this Section 7.20 shall not be taken into account for purposes of determining the satisfaction of the condition referred to in Section 8.02(b).

Section 7.21. Updated Equity Awards Schedule. Upon Parent’s written request, the Company will use reasonable best efforts to provide Parent, within three days of such written request, a revised version of Section 4.03(a) of the Company Disclosure Schedule, updated as of the most recent practicable date.

Section 7.22. Financing.

(a) Prior to the Closing (or earlier termination of this Agreement), the Company shall provide and shall use reasonable best efforts to cause its officers, directors, employees, accountants, consultants and legal counsel to provide such cooperation in connection with the arrangement of a debt financing undertaken to finance the transactions contemplated by this Agreement as may be customary and reasonably requested by Parent, including, but not limited to, (i) making available to Parent, its advisors and its sources for debt financing (“Debt Financing Sources”) such financial and other pertinent information regarding the Company and its business as may be reasonably requested by Parent, its advisors or Debt Financing Sources, including such information as is necessary to allow Parent to prepare pro forma financial statements; (ii) assisting with the preparation of customary lender and investor presentations, rating agency presentations, marketing materials and other similar documents and materials in connection with the debt financing and participating in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions with providers or potential providers of the debt financing and ratings agencies, at reasonable and mutually agreed times and places (which may be virtual), and otherwise providing customary assistance in the marketing efforts of Parent and its Debt Financing Sources; (iii) to the extent that the Company or any of its Subsidiaries is to become an obligor or a guarantor with respect to such debt financing, delivering, at least three (3) Business Days prior to Closing, all documentation and other information regarding such obligor or guarantor as is reasonably requested in writing by Parent, its advisors and its financing sources at least nine (9) days prior to Closing and is required by applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and beneficial ownership regulations (including beneficial ownership certifications as under 31 C.F.R. § 1010.230) in connection with such debt financing; (iv) assisting with Parent’s preparation, negotiation and execution of definitive financing documentation and the schedules and exhibits thereto (including loan agreements, guarantees, collateral agreements, hedging arrangements, customary officer’s certificates and corporate resolutions, as applicable) as may reasonably be requested and which are conditioned on the occurrence of the Closing; provided, however, that nothing in this Section 7.22 will require any such cooperation to the extent that it would (1) cause any representation or warranty in this Agreement to be breached by the Company or any of its Affiliates, (2) require the Company or any of its Subsidiaries or any of their respective officers, directors, employees, accountants, consultants or legal counsel to (A) pay any fees or reimburse any expenses or incur any other expense, liability or obligation in connection with such debt financing or otherwise incur any obligation under any agreement, certificate, document or instrument, (B) enter into, execute or deliver any certificate, agreement, arrangement, document or instrument or agree to any change or modification of any existing certificate, document, instrument or agreement, (C) require the Company or any of its Subsidiaries to give to any other Person any indemnities in connection with such debt financing, (D) pass resolutions or consents to approve or authorize the entry into any debt financing or any definitive agreement for such debt financing; or (E) provide access to or disclose information that the Company or any of its Subsidiaries determines would jeopardize any attorney-client privilege or other applicable privilege or protection of the Company or any of its Affiliates (provided, however, that the Company shall use its commercially reasonable efforts to provide an alternative means of disclosing or providing such information to the maximum extent that does not result in a loss of such legal privilege and in the event that the Company does not provide access or information in reliance on this clause, the Company shall provide notice to Parent that information is being withheld), (3) unreasonably interfere with the ongoing business operations of the Company or any of its Subsidiaries, (4) reasonably be expected to cause any director, officer, employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability, (5) reasonably be expected to conflict with the organizational documents of the Company or any of its Affiliates or any applicable Laws, (6) reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Contract to which the Company or any of its Subsidiaries is a party, (7) require the delivery of any opinion of counsel or (8) require the Company or any of its Subsidiaries to prepare or deliver or cause the preparation or delivery of (A) any financial statements or other financial information that are not reasonably available to it or are not prepared in the ordinary course of its financial reporting practice or (B) any Excluded Information.

(b) Company hereby consents to the use of the logos of the business of the Company in connection with the debt financing; provided, that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or its reputation or goodwill.

(c) Parent shall, promptly upon request by the Company, reimburse the Company and each of its Subsidiaries for all reasonable and documented out-of-pocket costs incurred by them or their respective officers, directors, employees, accountants, consultants and legal counsel in connection with such cooperation described in Section 7.22(a) and shall reimburse, indemnify and hold harmless the Company and its Subsidiaries and their respective officers, directors, employees, accountants, consultants and legal counsel, from and against any and all losses suffered or incurred by them in connection with the debt financing, any action taken by them pursuant to this Section 7.22 or the provision or use of any information used in connection therewith.

(d) The Parties acknowledge and agree that the provisions contained in this Section 7.22 represent the sole obligation of the Company with respect to cooperation in connection with the arrangement of any financing to be obtained by Parent with respect to or in connection with the transactions contemplated by this Agreement, and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing by Parent, any of its Affiliates or any other financing or other transactions be a condition to any of Parent’s obligations under this Agreement.

(e) All non-public or otherwise confidential information regarding the Company or any of its Affiliates obtained by Parent or its representative pursuant to this Section 7.22 shall be kept confidential in accordance with the Confidentiality Agreement; provided that, notwithstanding anything to the contrary herein or in the Confidentiality Agreement, such information may be disclosed to prospective lenders, underwriters, initial purchasers, dealer managers and agents during syndication and marketing of the applicable debt financing that enter into confidentiality arrangements customary for financing transactions of the same type as such debt financing (including customary “click-through” confidentiality undertakings).

Notwithstanding anything to the contrary in this Agreement, the Company’s breach of any of the covenants required to be performed by it under this Section 7.22 shall not be considered in determining the satisfaction of the conditions set forth in Section 8.02.

Section 7.23. Third Party Consents. Without prejudice to Section 7.02 and Section 7.05, during the Pre-Closing Period, subject to Section 7.02 and Section 7.05, upon Parent’s written request, the Company shall use commercially reasonable efforts to seek the consents, approvals and waivers that are required in connection with the consummation of the Contemplated Transactions and that are requested in writing by Parent, including from the parties to the Contracts set forth on Section 7.23 of the Company Disclosure Letter and any other Contracts reasonably requested by Parent; provided, that in no event shall the Company be required to pay, prior to the Effective Time, any fee, penalty or other consideration or otherwise provide any value or other consideration to any Person or incur any liability for any such consents, approvals and waivers (except to the extent Parent agrees to pay any such amount to the applicable Third Party or, at the Company’s election, reimburse the Company any such amount).

Section 7.24. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments, assurances or other instruments and to take and do, in the name and on behalf of the Company, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 7.25. Notices of Certain Events. Each of the Company and Parent shall use reasonable best efforts to promptly notify the other of:

(a) any notice or other communication from any Third Party alleging that the consent of such Third Party is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Body (A) in connection with the Contemplated Transactions (other than such communications contemplated in Section 7.05, which shall be governed by such section) or (B) in connection with any material violation or alleged material violation of applicable Law or any material Permit of the Company or its Subsidiaries;

(c) any Actions commenced or, to its Knowledge, threatened in writing against, the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or that challenge the consummation of Contemplated Transactions; and

(d) any exercise by the Company or any of its Subsidiaries of any right of first offer, right of first refusal or other option to purchase or sell any interest in real property;

provided that the delivery of any notice pursuant to this Section 7.25 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice; provided, further, that that (i) the Company’s failure of compliance with this Section 7.25 shall not be taken into account for purposes of determining the satisfaction of the condition referred to in Section 8.02(b) and (ii) Parent’s failure of compliance with this Section 7.25 shall not be taken into account for purposes of determining the satisfaction of the condition referred to in Section 8.03(b).

Section 7.26. Treatment of Company Indebtedness. During the Pre-Closing Period, the Company will use commercially reasonable efforts to obtain from the lenders under the applicable debt instrument or the agent or trustee on behalf thereof customary lien release documentation, or other documentation evidencing release of all encumbrances, security interests and collateral securing indebtedness for borrowed money, or file UCC-3 termination statements or any other documents required to evidence the discharge of any existing Liens on the assets of the Company and its Subsidiaries, as reasonably requested by Parent, including under the instruments listed on Section 7.26 of the Company Disclosure Letter (each of which indebtedness for borrowed money the Company or its Subsidiaries has been repaid prior to the date hereof). Notwithstanding anything to the contrary in this Agreement, (a) no such documentation shall be required from the lenders under the applicable debt instrument or the agent or trustee on behalf thereof to the extent that any such Lien (or the indebtedness related thereto) was discharged or released by a final order of a court of competent jurisdiction and (b) the Company’s breach of any of the covenants required to be performed by it under this Section 7.26 shall not be considered in determining the satisfaction of the conditions set forth in Section 8.02.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.01. Conditions to All Parties’ Obligations. The obligations of Parent, Merger Sub and the Company to consummate the Contemplated Transactions are subject to the satisfaction or waiver (to the extent permitted by applicable Law) by Parent and the Company of the following conditions:

(a) The Company Stockholder Approval shall have been obtained;

(b) The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no proceedings for such purpose shall be pending before the SEC;

(c) The waiting period (and any extension thereof, including any commitment to, or agreement with, any Governmental Body to delay the consummation of, or not to consummate before a certain date, the Contemplated Transactions) applicable to the Contemplated Transactions under the HSR Act shall have expired or been terminated;

(d) There shall be no Order (whether temporary, preliminary or permanent) enacted, promulgated, issued or entered by any Governmental Body enjoining, restraining, preventing or prohibiting the consummation of the Merger and there shall be no Law in effect or enacted or promulgated prohibiting or making illegal the consummation of the Merger; and

(e) The shares of Parent Class A Common Stock constituting Merger Consideration issuable to the Company Stockholders pursuant to this Agreement shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

Section 8.02. Conditions to Parent’s and Merger Sub’s Obligations. The obligations of Parent and Merger Sub to consummate the Contemplated Transactions are subject to the satisfaction or waiver (to the extent permitted by applicable Law) by Parent and Merger Sub of the following conditions as of the Closing Date:

(a) (1) Each of the representations and warranties of the Company contained in Article IV (other than the Company Fundamental Representations, the Company Fundamental Representations – De Minimis and the first sentence of Section 4.09 (Absence of Certain Developments)) shall be true and correct as of the Closing (without giving effect to any “material,” “materiality,” “Company Material Adverse Effect” or similar phrases, except that the word “material” in the definition of “Company Material Contract” shall not be disregarded) as if made as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except where the failure of any such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (2) (A) the Company Fundamental Representations shall be true and correct in all material respects on and as of the Closing, with the same force and effect as if made on and as of the Closing (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), and (B) the Company Fundamental Representations – De Minimis shall be true and correct in all respects (except for de minimis inaccuracies relative to the total fully diluted equity capitalization of the Company), and on and as of the Closing, with the same force and effect as if made on and as of the Closing (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)); provided, that, in the case of clauses (2)(A) and (2)(B), all “Company Material Adverse Effect,” “material” and “materiality” qualifications contained in such representations and warranties shall be disregarded and (3) the representations and warranties of the Company contained in the first sentence of Section 4.09 (Absence of Certain Developments) shall be true and correct in all respects as of the Closing;

(b) The Company shall have complied in all material respects with all of the covenants and agreements under this Agreement that are required to be performed by it at or prior to the Closing;

(c) Since the date of this Agreement, there shall not have been or occurred any Company Material Adverse Effect; and

(d) The Company shall have delivered to Parent a certificate of the Company executed by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions in Section 8.02(a), Section 8.02(b) and Section 8.02(c) have been satisfied.

Section 8.03. Conditions to the Company’s Obligations. The obligations of the Company to consummate the Contemplated Transactions are subject to the satisfaction or waiver (to the extent permitted by applicable Law) by the Company of the following conditions as of the Closing Date:

(a) (1) Each of the representations and warranties of Parent and Merger Sub contained in Article V (other than the Parent Fundamental Representations, Parent Fundamental Representations – De Minimis and Section 5.08 (Absence of Certain Developments)) shall be true and correct as of the Closing (without giving effect to any “material,” “materiality,” “Parent Material Adverse Effect” or similar phrases) as if made as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except where the failure of any such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (2) (A) the Parent Fundamental Representations shall be true and correct in all material respects on and as of the Closing, with the same force and effect as if made on and as of the Closing (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)) and (B) the Parent Fundamental Representations – De Minimis shall be true and correct in all respects (except for de minimis inaccuracies relative to the total fully diluted equity capitalization of Parent), on and as of the Closing, with the same force and effect as if made on and as of the Closing (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)); provided, that, in the case of clauses (2)(A) and (2)(B), all “Parent Material Adverse Effect,” “material” and “materiality” qualifications contained in such representations and warranties shall be disregarded and (3) the representations and warranties of Parent contained in the first sentence of Section 5.09 (Absence of Certain Developments) shall be true and correct in all respects as of the Closing;

(b) Each of Parent and Merger Sub shall have complied in all material respects with all of its respective covenants and agreements under this Agreement that are required to be performed by it at or prior to the Closing;

(c) Since the date of this Agreement, there shall not have been or occurred any Parent Material Adverse Effect; and

(d) Parent shall have delivered to the Company a certificate of Parent executed by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions in Section 8.03(a), Section 8.03(b) and Section 8.03(c) have been satisfied.

ARTICLE IX

TERMINATION

Section 9.01. Termination. This Agreement may be terminated and the Merger may be abandoned:

(a) at any time prior to the Effective Time, by the mutual written consent of Parent and the Company;

(b) by Parent:

(i) at any time prior to the Effective Time, if any of the Company’s covenants, representations or warranties contained in this Agreement shall be or have become untrue, such that the conditions set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied, and such breach (A) is incapable of being cured by the Company by or before the End Date or (B) is not cured within thirty (30) days of receipt by the Company of written notice from Parent of such breach; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(b)(i) if any of Parent or Merger Sub is then in breach of any representation, warranty, covenant or obligation hereunder that would result in the failure to be satisfied of the conditions set forth in Section 8.03(a) or Section 8.03(b); or

(ii) at any time prior to obtaining the Company Stockholder Approval, if the Company Board or any committee thereof makes an Adverse Recommendation Change.

(c) by the Company:

(i) at any time prior to the Effective Time, if any of Parent’s or Merger Sub’s covenants, representations or warranties contained in this Agreement shall be or have become untrue, such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied, and such breach (A) is incapable of being cured by Parent or Merger Sub, as the case may be, by or before the End Date, or (B) is not cured within thirty (30) days of receipt by Parent of written notice from the Company of such breach; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(c)(i) if the Company is then in breach of any representation, warranty, covenant or obligation hereunder that would result in the failure to be satisfied of the conditions set forth in Section 8.02(a) or Section 8.02(b); or

(ii) at any time prior to obtaining the Company Stockholder Approval (and subject to Section 9.03(a)), upon written notice to Parent, in order to enter into a definitive agreement with a Third Party providing for a Superior Proposal if the Company has complied in all material respects with Section 7.04 with respect to such Superior Proposal; or

(d) by either Parent or the Company at any time prior to the Effective time, if:

(i) (A) any Order has become final and non-appealable, or (B) there shall be a Law, in each case of (A) and (B), having the effect of permanently enjoining or restricting the consummation of the Merger or making the Merger illegal or otherwise prohibited; provided, however, that the right to terminate this Agreement under this Section 9.01(d)(i) shall not be available to any Party whose material failure to comply with any provision of this Agreement has been the primary cause of such Order or Law;

(ii) the Merger contemplated hereby has not been consummated by 5:00 p.m., New York time on April 7, 2026 (the “End Date”); provided, that the right to terminate this Agreement under this Section 9.01(d)(ii) shall not be available to any Party whose material failure to comply with any provision of this Agreement has been the primary cause of the failure of the Merger to occur on or before such date; or

(iii) the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting, including any adjournment or postponement thereof; provided, that the right to terminate this Agreement under this Section 9.01(d)(iii) shall not be available to the Company if its material failure to comply with any provision of this Agreement has been the primary cause of the failure to obtain the Company Stockholder Approval on or before such date.

Section 9.02. Effect of Termination. In the event of the valid termination of this Agreement by either Parent or the Company as provided in Section 9.01, written notice thereof shall forthwith be given by the terminating Party to the other Party specifying the provision hereof pursuant to which such termination is made and this Agreement shall be of no further force or effect; provided, however, that (a) Section 7.01(e), Section 7.22(c), this Section 9.02, Section 9.03 and Article X (other than Section 10.12, except to the extent that Section 10.12 relates to the specific performance of the provisions of this Agreement that survive termination) shall survive the termination of this Agreement and shall remain in full force and effect (collectively, the “Surviving Provisions”), and (b) no such termination will relieve any Person of any Liability for Fraud or a material breach of this Agreement that is a consequence of an act or omission intentionally undertaken by the breaching party with knowledge that such act or omission would result in a material breach of this Agreement (an “Intentional Breach”). No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive the termination of this Agreement in accordance with their terms. Nothing shall limit or prevent Parent or the Company from exercising any rights or remedies it may have under Section 10.12 (Specific Performance) in lieu of exercising any right it may have to terminate this Agreement pursuant to Section 9.01 (Termination), provided that if this Agreement is terminated pursuant to Section 9.01, no party shall have any rights or remedies under Section 10.12 (Specific Performance) other than in respect of the Surviving Provisions.

Section 9.03. Termination Fees.

(a) In the event that this Agreement is terminated:

(i) by Parent pursuant to Section 9.01(b)(ii) (Adverse Recommendation Change), then the Company shall pay the Termination Fee to Parent in cash by wire transfer of immediately available funds within two (2) Business Days following such termination;

(ii) by Parent pursuant to Section 9.01(b)(i) (Breach of Covenants, Representations and Warranties) based on an Intentional Breach by the Company of any provision of this Agreement, and provided, in the case of this clause (ii), that (A) after the date hereof and prior to such termination, any Third Party shall have publicly disclosed or otherwise communicated to the Company Board an Acquisition Proposal and such Acquisition Proposal, if public, shall not have been publicly withdrawn at least two (2) Business Days prior to such termination, and (B) within twelve (12) months of any termination described in this clause (ii), (x) the Company or any of its Subsidiaries enters into a definitive agreement with respect to an Acquisition Proposal (substituting fifty percent (50%) for the twenty percent (20%) threshold set forth in the definition of “Acquisition Proposal” for all purposes under this Section 9.03(a)) that is subsequently consummated or (y) the Company or its Subsidiaries consummates an Acquisition Proposal, then the Company shall pay the Termination Fee to Parent in cash by wire transfer of immediately available funds prior to or concurrently with the consummation of such Acquisition Proposal;

(iii) by the Company pursuant to Section 9.01(c)(ii) (Superior Proposal), then the Company shall pay the Termination Fee to Parent in cash by wire transfer of immediately available funds concurrently with such termination and any purported termination pursuant to Section 9.01(c)(ii) (Superior Proposal) shall be of no force or effect until such payment is made;

(iv) by Parent or the Company (as applicable) pursuant to Section 9.01(d)(ii) (End Date) without the Company Stockholder Approval having been obtained, or pursuant to Section 9.01(d)(iii) (Company Stockholder Approval), and provided, in the case of this clause (iv), that (A) after the date hereof and prior to such termination, any Third Party shall have publicly disclosed an Acquisition Proposal and such Acquisition Proposal shall not have been publicly withdrawn at least two (2) Business Days prior to (x) the date of such termination (in the case of termination pursuant to Section 9.01(d)(ii) (End Date)) or (y) the Company Stockholders’ Meeting (in the case of a termination pursuant to Section 9.01(d)(iii)), and (B) within twelve (12) months of any termination described in this clause (iv), (x) the Company or any of its Subsidiaries enters into a definitive agreement with respect to an Acquisition Proposal (substituting fifty percent (50%) for the twenty percent (20%) threshold set forth in the definition of “Acquisition Proposal” for all purposes under this Section 9.03(a)) that is subsequently consummated or (y) the Company or its Subsidiaries consummates an Acquisition Proposal, then the Company shall pay the Termination Fee to Parent in cash by wire transfer of immediately available funds prior to or concurrently with the consummation of such Acquisition Proposal.

Subject to clause (b) of Section 9.02, Parent’s right to receive the one-time payment of the Termination Fee from the Company as provided in this Section 9.03(a) shall be the sole and exclusive remedy available to Parent or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives against the Company or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives with respect to this Agreement and the Contemplated Transactions in the event that this Agreement is terminated and Parent receives the Termination Fee in accordance with Section 9.03(a), and, upon such payment of the Termination Fee, (i) in no event may Parent or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives seek to recover any other money damages or seek any other remedy based on a claim in Law or equity with respect to any loss suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, the termination of this Agreement, any Liabilities or obligations arising under this Agreement, or any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and (ii) none of the Company or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives shall have any further Liability relating to or arising out of this Agreement or the Contemplated Transactions other than in the case of clauses (i) and (ii) in respect of the Surviving Provisions and the Confidentiality Agreement. For the avoidance of doubt, Parent may seek specific performance to cause the Company to consummate the Contemplated Transactions in accordance with Section 10.12 or the payment of the Termination Fee pursuant to this Section 9.03(a) (or both concurrently), but in no event shall Parent be entitled to both (x) equitable relief ordering the Company to consummate the Contemplated Transactions in accordance with Section 10.12 (as a result of which the Contemplated Transactions are consummated) and (y) the payment of the Termination Fee pursuant to this Section 9.03(a).

(b) As used in this Agreement, (i) “Termination Fee” shall mean (a) $270,000,000.

(c) The Parties acknowledge that the agreements contained in this Section 9.03 are an integral part of the Contemplated Transactions, and that, without these agreements, neither the Company nor Parent would enter into this Agreement. The Parties agree that the Termination Fee is liquidated damages and not a penalty, and the payment of the Termination Fee in the circumstances specified herein is supported by due and sufficient consideration. Accordingly and notwithstanding anything herein to the contrary, if the Company fails promptly to pay any amount due pursuant to this Section 9.03, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the payment set forth in this Section 9.03, the Company shall pay to Parent its reasonable and documented out-of-pocket costs and expenses (including such attorneys’ fees) in connection with such suit, together with interest on the Termination Fee, to be paid or reimbursed to Parent under this Section 9.03(c) from the date payment was required to be made until the date of such payment at the prime rate published in the Wall Street Journal in effect on the date such payment was required to be made.

ARTICLE X

MISCELLANEOUS

Section 10.01. Expenses. Except as otherwise expressly provided herein, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall each pay its own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the Contemplated Transactions (whether consummated or not). Notwithstanding anything in this Agreement to the contrary, Parent shall be responsible for all filing fees to any Governmental Body in order to obtain any necessary action or non-action, waiver, Consent, clearance, decision, declaration, approval, or expiration or termination of a waiting period under the HSR Act.

Section 10.02. Amendment. At any time prior to the Effective Time, any provision of this Agreement may be amended (whether before or after any required approval by the Company Stockholders) if, and only if, such amendment or waiver is in writing and signed by Parent, the Company and Merger Sub; provided, however, that after the receipt of the Company Stockholder Approval, no amendment shall be made which by applicable Laws or the rules of NASDAQ requires further approval of the Company Stockholders without the further approval of such stockholders.

Section 10.03. Waiver.

(a) At any time prior to the Effective Time, the Parties may, to the extent permitted by applicable Law, (i) extend the time for the performance of any of the obligations or acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties of the other Parties set forth in this Agreement or any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions of the other Parties contained herein; provided, however, that after the receipt of the Company Stockholder Approval no waiver shall be made which by applicable Laws or the rules of NASDAQ requires further approval of the Company Stockholders without the further approval of such stockholders.

(b) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 10.04. No Survival of Representations and Warranties. None of the representations, warranties or agreements contained in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement shall survive the Effective Time, except for covenants and agreements which contemplate performance, in whole or in part, after the Effective Time or otherwise expressly by their terms survive the Effective Time.

Section 10.05. Entire Agreement; Counterparts. This Agreement (and the exhibits, annexes and schedules hereto, the Company Disclosure Letter and the Parent Disclosure Letter) constitutes the entire agreement among the Parties and supersede all other prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing Date and shall survive any termination of this Agreement. This Agreement may be executed in several counterparts (including counterparts delivered by electronic transmission), each of which shall be deemed an original and all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, ..jpg or similar attachment to electronic mail or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com) (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed (including by electronic signature) by all of the other Parties hereto. Until and unless each Party has received a counterpart hereof signed (including by electronic signature) by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 10.06. Applicable Law; Jurisdiction.

(a) This Agreement (and any Action arising out of or related hereto or the Contemplated Transactions or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than the State of Delaware.

(b) The Parties agree that the appropriate, exclusive and convenient forum (the “Forum”) for any Actions among any of the Parties arising out of or related to this Agreement or the Contemplated Transactions shall be in the Delaware Court of Chancery, except where such court lacks subject matter jurisdiction. In such event, the Forum shall be in the federal district court sitting in Wilmington, Delaware, or, in the event such federal district court lacks subject matter jurisdiction, then in the superior court in the City of Wilmington, New Castle County, Delaware. The Parties irrevocably submit to the jurisdiction of such courts solely in respect of any disputes between them arising out of or related to this Agreement or the Contemplated Transactions. The Parties further agree that no Party shall bring suit with respect to any disputes arising out of or related to this Agreement or the Contemplated Transactions in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of any Party to obtain execution of a judgment in any other jurisdiction. The Parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against any Party in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c) To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of each court described in Section 10.06(b).

Section 10.07. Waiver of Jury Trial. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.07.

Section 10.08. Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of all other Parties, and any attempted assignment of this Agreement or any of such rights, interests or obligations without such consent shall be void and of no effect.

Section 10.09. No Third Party Beneficiaries. Except for, following the Effective Time, the right of the Indemnified Parties to enforce the provisions of Section 7.07 and the rights of the Company’s Affiliates and the Company’s and its Affiliates’ respective officers, directors, employees, accountants, consultants and legal counsel to enforce the provisions of Section 7.22(c), each of whom is an express third-party beneficiary of such provisions, Parent, the Company and Merger Sub agree that (a) their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Notwithstanding the preceding sentence, following the Effective Time, the provisions of Article III shall be enforceable by holders of Company Common Stock solely to the extent necessary to receive the Merger Consideration to which such holders are entitled thereunder, the provisions of Section 3.02 shall be enforceable by holders of Company Equity Awards to the extent necessary to receive the amounts to which such holders are entitled thereunder.

Section 10.10. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given and received (a) when personally delivered, (b) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, or (c) when sent by electronic mail (without receipt of a delivery failure notice). Notices, demands and communications, in each case to the respective Parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Parent and Merger Sub:

CoreWeave, Inc.

290 W Mt. Pleasant Ave., Suite 4100

Livingston, NJ 07039

Attention: Kristen McVeety

Email:   [Omitted]

with copies (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

and

Davis Polk & Wardwell LLP

900 Middlefield Road, Suite 200

Redwood City, California 94063

Attention: Michael Gilson

Michael Kaplan

Tierney O’Rourke

Email:   [Omitted]

and

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention: Douglas E. Bacon, P.C.

David B. Feirstein, P.C.

Melissa D. Kalka, P.C.

Email:   [Omitted]

Notices to the Company:

Core Scientific, Inc.

83 Walker Road, Suite 21-2105

Dover, Delaware

19904

Attention: Todd DuChene

Email:   [Omitted]

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: David A. Katz

Karessa L. Cain

Email:   [Omitted]

Section 10.11. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the Parties shall amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the Parties to the maximum extent permitted by applicable Law.

Section 10.12. Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company, Parent, or Merger Sub in accordance with their specific terms or were otherwise breached by the Company, Parent or Merger Sub and that monetary damages, even if available, would not be an adequate remedy therefor. Except as set forth in Section 9.03, it is accordingly agreed that (a) the Company shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement by Parent or Merger Sub and to enforce specifically the terms and provisions hereof against Parent or Merger Sub in any court having jurisdiction, this being in addition to any other remedy to which the Company is entitled at law or in equity, including damages in the event of Parent’s or Merger Sub’s Fraud or Intentional Breach of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy or posting any bond or other undertaking and (b) Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement by the Company and to enforce specifically the terms and provisions hereof against the Company in any court having jurisdiction, this being in addition to any other remedy to which Parent or Merger Sub is entitled at law or in equity, including damages in the event of the Company’s Fraud or Intentional Breach of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy or posting any bond or other undertaking. The Parties further agree not to oppose the granting of an injunction, specific enforcement or other equitable relief on the basis that any other Party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or in equity. The Parties acknowledge that the agreements contained in this Section 10.12 are an integral part of the Contemplated Transactions and that, without these agreements, neither the Company nor Parent would enter into this

Agreement. The Parties acknowledge and agree that time is of the essence and that the Parties would suffer ongoing irreparable injury for so long as any provision of this Agreement is not performed in accordance with its specific terms, including but not limited to as a result of any dispute over the Parties’ obligations to consummate the Contemplated Transactions.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

CORE SCIENTIFIC, INC.
By:	/s/ Adam Sullivan
Name:	Adam Sullivan
Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

COREWEAVE, INC.
By:	/s/ Michael Intrator
Name:	Michael Intrator
Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

MIAMI MERGER SUB I, INC.
By:	/s/ Michael Intrator
Name:	Michael Intrator
Title:	President, Chief Executive Officer

[Signature Page to Merger Agreement]

EXHIBIT A

Form of Amended and Restated Certificate of the Surviving Corporation

[See Attached]

EXHIBIT B

Form of Company Tax Opinion Representation Letter

[See Attached]

EXHIBIT C

Form of Parent Tax Opinion Representation Letter

[See Attached]